UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Zebra Technologies Corporation
(Name of Registrant as Specified In Its Charter)

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April 15, 2015

Dear Stockholder:

Please join us for the Zebra Technologies Corporation 2015 Annual Meeting of Stockholders. We will hold the meeting at 10:30 a.m., Eastern Time, on Thursday, May 14, 2015, at the Hyatt Regency Long Island at Wind Watch Golf Club, 1717 Motor Parkway, Hauppauge, New York 11788.

At the annual meeting, stockholders will be asked to vote on each of the five proposals set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the annual meeting and follow this letter.

Your vote on the matters to be considered at the annual meeting is important, regardless of the size of your holdings. You may vote by marking, dating, signing and returning the enclosed proxy card in the envelope provided. Also, most registered and most beneficial stockholders may vote by toll-free telephone in the U.S. or Canada, or over the Internet by following the instructions on the enclosed proxy card. We urge you to vote your shares as soon as possible. In this way, you can ensure your shares will be represented and voted at the meeting, and you will spare Zebra the expense of a follow-up mailing. Even if you vote before the meeting you may still attend the meeting and vote in person.

Sincerely,

Michael A. Smith	Anders Gustafsson
Chairman	Chief Executive Officer

Zebra Technologies Corporation

Three Overlook Point
Lincolnshire, Illinois 60069
(847) 634-6700

Notice of Annual Meeting of Stockholders
To be Held on May 14, 2015

To the Stockholders of Zebra Technologies Corporation:

The Annual Meeting of Stockholders of Zebra Technologies Corporation will be held at 10:30 a.m., Eastern Time, on Thursday, May 14, 2015, at the Hyatt Regency Long Island at Wind Watch Golf Club, 1717 Motor Parkway, Hauppauge, New York 11788, for the following purposes:

(1)	To elect two Class I directors with terms to expire in 2018;

(2)	To hold an advisory vote to approve the compensation of our named executive officers;

(3)	To approve our 2015 Short-Term Incentive Plan;

(4)	To approve our 2015 Long-Term Incentive Plan;

(5)	To ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2015; and

(6)	To conduct other business if properly presented.

The proxy statement more fully describes the proposals. Only holders of record of common stock at the close of business on March 24, 2015, are entitled to vote at the meeting.

Jim Kaput Corporate Secretary

Lincolnshire, Illinois
April 15, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 14, 2015

Our proxy statement and 2014 Annual Report to Stockholders are available at: https://materials.proxyvote.com/989207

Zebra Technologies Corporation

Three Overlook Point
Lincolnshire, Illinois 60069

Proxy Statement
Annual Meeting of Stockholders
May 14, 2015

We are providing you with these proxy materials in connection with the solicitation by Zebra’s Board of Directors of proxies for our 2015 Annual Meeting of Stockholders. We will hold the annual meeting at 10:30 a.m., Eastern Time, on Thursday, May 14, 2015, at the Hyatt Regency Long Island at Wind Watch Golf Club, 1717 Motor Parkway, Hauppauge, New York 11788.

We mailed this proxy statement and proxy card to stockholders on or about April 15, 2015.

This proxy statement contains important information regarding our annual meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Zebra” or the “Company” refers to Zebra Technologies Corporation.

Questions and Answers about the Annual Meeting and These Proxy Materials

What matters will be voted on at the annual meeting?
The following matters will be voted on at the meeting:

●	Proposal 1: To elect two Class I directors with terms to expire in 2018;

●	Proposal 2: To hold an advisory vote to approve the compensation of our named executive officers;

●	Proposal 3: To approve our 2015 Short-Term Incentive Plan;

●	Proposal 4: To approve our 2015 Long-Term Incentive Plan;

●	Proposal 5: To ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2015

●	Such other business if properly presented or any adjournment or postponement of the annual meeting.

How does the Board of Directors recommend that I vote?
Zebra’s Board recommends that you vote:

●	FOR the election of the two individuals nominated by our Board and named in this proxy statement as Class I Directors for a three-year term expiring in 2018;

●	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

●	FOR approval of the 2015 Short-Term Incentive Plan;

●	FOR approval of the 2015 Long-Term Incentive Plan;

●	FOR ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2015.

Will there be any other items of business on the agenda?
If any other items of business or other matters are properly brought before the annual meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Because the deadlines for stockholder proposals and nominations have passed, we do not expect any items of business to be brought before the annual meeting other than the items described in this proxy statement.

Who is entitled to vote at the annual meeting?
Holders of our Class A common stock at the close of business on March 24, 2015, the record date, may vote at the meeting. We refer to the holders of our Class A common stock as “stockholders” throughout this proxy statement. Each stockholder is entitled to one vote for each share of Class A common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
You may own shares directly in your name as a stockholder of record, which includes shares for which you have certificates. If your shares are registered directly in your name, you are the holder of record of those shares, and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your voting proxy directly to us or to vote in person at the meeting.

You may also own shares indirectly through a broker, bank or other holder of record. If you hold your shares indirectly, you hold the shares in “street name” and are a beneficial holder, and your broker, bank or other holder of record sent these proxy materials to you. As a beneficial holder, you have the right to direct your broker, bank or other holder of record how to vote by completing a voting instruction form.

Do I have to do anything in advance if I plan to attend the annual meeting in person?
An individual who is a beneficial owner of Class A common stock must bring to the meeting a legal proxy from the organization that holds the shares or a brokerage statement showing ownership of shares as of the close of business on the record date. Representatives of institutional stockholders must bring a legal proxy or other proof that they are representatives of a firm that held shares as of the close of business on the record date and are authorized to vote on behalf of the institution.

Do I have electronic access to the proxy materials and annual report?
For holders of record, we are pleased to offer the opportunity to receive stockholder communications electronically. By signing up for electronic delivery of documents such as our annual report and the proxy statement, you can access stockholder communications as soon as they are available without waiting for them to arrive in the mail. Holders of record can also reduce the number of documents in their personal files, eliminate duplicate mailings, conserve natural resources, and help reduce our printing and mailing costs. If you are a holder of record and would like to receive stockholder communications electronically in the future, please contact Computershare at 877-870-2368 or 201-680-6578. Enrollment is effective until canceled.

Beneficial holders should refer to the information provided by the broker, bank or other institution that is the holder of record for instructions on how to elect to receive proxy statements and annual reports over the Internet. Most stockholders who hold their stock through a broker, bank or other holder of record and who have electronic access will receive an e-mail message containing the Internet address to use to access our proxy statement and annual report.

How do I vote my shares?
Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing.

If you are a holder of record, you may vote your shares in any of the following ways:

●	by telephone – You may vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through 11:59 p.m., Eastern Time, on May 13, 2015. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do not need to return your proxy card.

●	over the Internet – You may vote your shares via the website http://www.proxyvote.com. You may vote over the Internet 24 hours a day through 11:59 p.m., Eastern Time, May 13, 2015. As with telephone voting, you may confirm that the system has properly recorded your vote. If you vote over the Internet, you do not need to return your proxy card. You may incur costs such as telephone and Internet access charges if you vote over the Internet.

●	by mail – You may vote your shares by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

●	in person at the annual meeting – If you choose not to vote by telephone, over the Internet or by mail, you may still attend the meeting and vote in person. If you vote prior to the meeting, you may still attend the meeting and vote in person.

If you are a beneficial holder, the instructions that accompany your proxy materials will indicate whether you may vote by telephone, over the Internet or by mail. If you wish to attend the meeting and vote in person, you must bring a legal proxy from the organization that holds the shares or a brokerage statement showing ownership of shares as of the close of business on the record date.

Can I revoke or change my vote after I submit my proxy?
If you are the holder of record, you may revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Corporate Secretary, (2) submit a later-dated proxy to our Corporate Secretary, (3) provide subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting. If you are a beneficial owner of shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote.

What will happen if I do not vote my shares?
If you are the holder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the annual meeting, your shares will not be voted at the annual meeting.

If you are a beneficial owner of shares and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under the rules of the New York Stock Exchange (“NYSE”), your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 2, 3 and 4. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 5. In the absence of instructions, shares subject to “broker non-votes” will not be counted as voted or as present or represented on the proposal.

What if I do not specify how my shares are to be voted?
Our Board has appointed Douglas A. Fox and Jim L. Kaput to serve as the proxy committee for the meeting. Mr. Fox is Vice President, Investor Relations, of Zebra. Mr. Kaput is Senior Vice President, General Counsel and Corporate Secretary, of Zebra. By giving us your proxy, you are authorizing the proxy committee to vote your shares in the manner you indicate.

If you are a holder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

●	FOR the election of the two individuals nominated by our Board and named in this proxy statement as Class I Directors to serve for a three-year term expiring in 2018;

●	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);

●	FOR approval of the 2015 Short-Term Incentive Plan (Proposal 3);

●	FOR approval of the 2015 Long-Term Incentive Plan (Proposal 4);

●	FOR ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2015 (Proposal 5);

●	In the discretion of the named proxies regarding any other matters properly presented for a vote at the annual meeting.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under the NYSE’s rules, brokers and other nominees have the discretion to vote on routine matters such as Proposal 5, but do not have discretion to vote on non-routine matters such as Proposals 1, 2, 3 and 4. If you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 5 and any other routine matters properly presented for a vote at the meeting.

What constitutes a quorum, and why is a quorum required?
A quorum is necessary to hold a valid meeting of stockholders. If stockholders of a majority of the voting power of the stock issued and outstanding and entitled to vote at the meeting are present in person or by proxy, a quorum will exist. Shares owned by Zebra are not voted and do not count for quorum purposes. On March 24, 2015, we had 51,795,052 shares of Class A common stock outstanding, meaning that 25,897,527 shares of Class A common stock must be represented in person or by proxy to have a quorum. Your shares will be counted towards the quorum if you submit a proxy or vote at the meeting. Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the meeting may adjourn the meeting to a later date.

To assure the presence of a quorum at the meeting, please vote your shares by toll-free telephone or over the Internet or complete, sign and date our proxy card and return it promptly in the enclosed postage-paid envelope, even if you plan to attend the meeting.

What is the effect of a broker non-vote?
Brokers or other nominees who hold shares of our Class A common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the meeting. Thus, a broker non-vote will not affect our ability to obtain a quorum. Broker non-votes will not have any effect on the outcome of any proposal to be voted on at the meeting.

What is the vote required for each proposal?
Nominees for director are elected by a plurality of the votes cast; however, each nominee who is elected by a plurality vote who does not receive a majority vote will have his or her resignation from the Board considered in accordance with Zebra’s Corporate Governance Guidelines. A “majority vote” means that the number of votes cast in favor of a nominee must exceed the number of votes withheld with respect to that nominee. In 2013, the Board amended Zebra’s Amended and Restated By-Laws and Corporate Governance Guidelines to implement a resignation process with respect to uncontested elections of directors if a nominee does not receive a majority vote for election to the Board. Prior to the mailing of Zebra’s proxy statement, each nominee for director submits a binding but contingent letter of resignation. A director who is then elected by a plurality vote but who does not receive a majority vote will have his or her resignation considered by the Nominating Committee in light of the best interests of Zebra and its stockholders. The Nominating Committee will make a recommendation to the Board concerning the acceptance or rejection of the resignation(s).

In any contested election, nominees for director will continue to be elected by a plurality of the votes cast without a contingent resignation to be considered by the Board conditioned on receipt of a majority vote. A “contested election” means an election of directors (i) for which the Corporate Secretary of Zebra has received a notice that a stockholder has nominated a person for election to the Board in compliance with Zebra’s Amended and Restated By-Laws and (ii) such nomination has not been withdrawn at least five days prior to the date Zebra first mails the notice of meeting to stockholders. Neither abstentions nor broker non-votes count as votes cast.

Broker
Discretionary
Proposal	Vote Required	Voting Allowed
Proposal 1 – Election of two Class I directors with terms to expire in 2018	Plurality of votes cast with resignation process if majority vote not achieved	No
Proposal 2 – Advisory vote to approve named executive officer compensation	Majority of the votes cast affirmatively or negatively	No
Proposal 3 – Approve our 2015 Short-Term Incentive Plan	Majority of the votes cast affirmatively or negatively	No
Proposal 4 – Approve our 2015 Long-Term Incentive Plan	Majority of the votes cast affirmatively or negatively	No
Proposal 5 – Ratify the appointment of Ernst & Young LLP as our independent auditors for 2015	Majority of the votes cast affirmatively or negatively	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The two nominees receiving the most FOR votes will be elected. A properly executed proxy that is marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than two nominees for director and stockholders may not cumulate votes in the election of directors.

With respect to Proposals 2, 3, 4 and 5, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of these proposals, your abstention will not affect the vote on the proposal since the proposal requires approval of a majority of the votes cast affirmatively or negatively.

What happens if the annual meeting is adjourned or postponed?
Your proxy will still be effective and will be voted at the rescheduled annual meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?
We will bear the expense of soliciting proxies. We have retained Alliance Advisors LLC to solicit proxies for a fee of $16,500 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Zebra personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

How can I find the results of the annual meeting?
Preliminary results will be announced at the meeting. Results also will be published in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Corporate Governance

Corporate Governance Guidelines
Zebra’s primary objective is to maximize stockholder value over the long term. Our Board of Directors believes that sound governance practices and policies provide an important framework to assist the Board in fulfilling its duty to stockholders. The Board reviews Zebra’s Corporate Governance Guidelines from time to time and modifies the Guidelines to reflect sound corporate governance policies and practices. Our Corporate Governance Guidelines are available on Zebra’s website at http://www.zebra.com under “About Zebra-Investor Relations-Governance-Governance Documents.”

Director Candidates and Diversity
The Nominating Committee of our Board of Directors is responsible for identifying individuals qualified to serve as directors, recommending candidates, and assisting the Board in discharging its responsibilities relating to the governance of Zebra.

Consideration of Board candidates typically involves a series of internal discussions, review of the qualifications of candidates, and interviews with selected candidates. The Committee may use the services of a search firm to identify director candidates. Board members or management may also suggest candidates for nomination to the Board. The Committee also considers candidates suggested by stockholders and individual self-nominations. The Committee does not evaluate proposed candidates differently based on the source of the proposed candidate. A stockholder seeking to recommend a prospective nominee for the Committee’s consideration should submit the candidate’s name and qualifications to Zebra’s Corporate Secretary at: Three Overlook Point, Lincolnshire, Illinois 60069. The Committee did not receive any stockholder suggestions for director candidates to be considered for election to the Board at the 2015 annual meeting. Stockholders who wish to nominate a director for election at an annual meeting of stockholders of Zebra must comply with our Amended and Restated By-Laws regarding stockholder proposals and nominations.

The Nominating Committee considers a diverse set of criteria when evaluating Board candidates. The Committee believes that Board candidates must exhibit certain minimum characteristics: sound judgment and an even temperament, high ethical standards, and a healthy view of the relative responsibilities of a board member and management. Board members should be independent thinkers, articulate and intelligent, and have a commitment of time and attention to Zebra’s business. The Committee’s Charter also sets forth other criteria that the Committee considers important, including experience as a board member of another publicly traded company, experience in industries, global businesses or with technologies relevant to Zebra, accounting or financial reporting experience, meeting the independence standards for directors established by NASDAQ and the Securities and Exchange Commission, and race, gender, nationality and ethnicity of a candidate to support diversity. Finally, with respect to directors who may be nominated for re-election, the Committee may consider criteria such as whether the director represents stockholder interests in deliberations before the Board, demonstrates loyalty to Zebra, attends meetings regularly, keeps abreast of corporate and industry changes, prepares effectively for meetings with Board members and senior management, communicates effectively at Board and Committee meetings and with senior management, supports the deliberative process as a team member (e.g., courteous, respectful, constructive), challenges the Board and management to set and achieve goals, and/or possesses special characteristics that contribute to effectiveness as a Board member. Each year the Committee reviews the performance of current directors whose terms will expire at the upcoming annual meeting of stockholders, as well as the qualifications of any candidates for election to the Board.

Independence of Directors
Under our Corporate Governance Guidelines and NASDAQ listing rules, a majority of our directors must be independent. Under NASDAQ listing rules, a director does not qualify as independent unless the board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. NASDAQ listing rules also provide that a director is not independent if (1) the director has been employed by Zebra in the last three years; (2) the director or an immediate family member has received, during any 12-month period in the last three years, more than $120,000 in compensation from Zebra (other than director and committee fees and pensions or other forms of deferred compensation for prior service); (3) an immediate family member has been employed as an executive officer of Zebra in the last three years; (4) the director or an immediate family member is a partner, controlling stockholder, or an executive officer of an organization to which Zebra made, or from which Zebra received, payments for property or services in any of the years 2012, 2013 and 2014 that exceed the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for that year; (5) the director or an immediate family member is employed as an executive officer of another entity where at any time during the past three years any Zebra executive officer served (or serves) on the compensation committee of the other entity; or (6) the director or an immediate family member is a partner of Zebra’s independent auditor or the director or an immediate family member was a partner or employee of Zebra’s independent auditor who worked on Zebra’s audit in 2012, 2013 or 2014.

In February 2015, the Nominating Committee reviewed the independence of all directors and reported to the Board. The Board determined that each of Richard Keyser, Andrew Ludwick, Ross Manire, Frank Modruson, Dr. Robert J. Potter, Janice Roberts, and Michael Smith has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nominating Committee also determined that each director, except Anders Gustafsson, our Chief Executive Officer, and Gerhard Cless, our Executive Vice President, is independent under NASDAQ listing rules. The Board further determined that each member of the Audit Committee meets the independence requirements under NASDAQ listing rules and the rules of the Securities and Exchange Commission; each member of the Compensation Committee meets the independence requirements under NASDAQ listing rules, the non-employee director requirements of the rules of the Securities and Exchange Commission and the outside director requirements under the Internal Revenue Code; and each member of the Nominating Committee meets the independence requirements under NASDAQ listing rules.

Communications with the Board
A stockholder who would like to contact our Board may do so by writing to our Corporate Secretary at Three Overlook Point, Lincolnshire, Illinois 60069. Communications received in writing will be distributed to the appropriate members of the Board, depending on the content of the communication received.

Board Functions
One of the primary functions of a board of directors is to oversee senior management and the conduct of the business of the corporation, including holding the chief executive officer and senior management accountable for performance. Consequently, Zebra’s Board of Directors believes that a majority of the Board should be independent from management to provide an objective view and evaluation of management and business performance. A primary responsibility of Zebra’s Board is to select the Chief Executive Officer and, upon the recommendation of the CEO, to appoint other executive officers who report to the CEO. The Board also plans for succession to the position of CEO as well as certain other senior management positions. Other responsibilities of the Board include determining the compensation and benefits of the CEO, oversight of strategy and risk, approving material corporate policies and budgets, approving material investments, expenditures and transactions not in the ordinary course of business, ensuring the transparency of disclosures and financial controls, planning for and handling corporate crises, oversight of government and community relations, and setting an appropriate tone of integrity and compliance.

Board Leadership Structure
The independent members of a board may be led by an independent chairman of the board or, when the roles of the chairman and chief executive officer are combined, by an independent lead director. Michael Smith, who serves as Chairman, leads Zebra’s independent directors. Mr. Smith has served as a director since 1991 and as our Chairman since 2007. This structure allows our CEO, Mr. Gustafsson, to focus on the strategic, operational, and financial matters necessary to operate Zebra’s business. Mr. Smith provides an independent leadership that reflects his experience with Zebra and the operation and history of the Board. As Chairman, Mr. Smith presides at all meetings of stockholders and of the Board, including executive sessions of the whole Board and of the independent directors.

Committee Charters
Each of the three standing Committees of the Board periodically reviews the adequacy of its Charter, which sets forth the authority of the Committee and its duties and responsibilities. The Board reviewed and approved changes to the Charters of the Audit Committee, Compensation Committee and Nominating Committee in May 2013 to conform the charters to new NASDAQ requirements and retain consistency among the language of the Charters and administration of the Committees. In March 2015, the Board established the Information Technology Committee. The Information Technology Committee currently is not intended to be a standing committee of the Board. A copy of each Committee Charter is available on Zebra’s website at http://www.zebra.com under “About Zebra-Investor Relations-Governance-Governance Documents.”

Access to Management and Advisers
Each director has access to Zebra’s management and advisers. The Board and its Committees have the right to consult and retain independent legal, financial, accounting and other advisers, as they determine necessary or appropriate to carry out their duties, at Zebra’s expense.

Executive Sessions and Chairman
The Board and its Committees regularly meet in executive session with and without directors who are also officers of Zebra, such as the CEO. Chairman Michael Smith chairs executive sessions of the Board. Mr. Smith is a non-executive independent director whose duties include advising the CEO of matters discussed in executive sessions, where appropriate, as well as approving Board agenda items.

Limitation of Service on other Boards; Director Education; Retirement and Term Limits
Zebra’s Corporate Governance Guidelines limit to four the number of other publicly traded for-profit boards on which a non-employee director may serve. Employee directors and executive officers are limited to service on the board of one for-profit entity other than Zebra, as approved by the Chairman. Zebra assists the Board by providing orientation for new directors and reimbursing the costs of continuing education programs. The Board does not endorse a mandatory retirement age, term limits, or automatic re-nomination to serve as a director. The Board believes that Board and Committee self-evaluation processes are the most effective means of determining whether a director should continue to serve as a director.

Director Compensation
The Compensation Committee periodically reviews the compensation of our directors. In 2012, 2013 and 2014 the Committee conducted peer group comparisons of director compensation. As a result of the 2012 review, the Committee approved and recommended to the Board for its approval, which the Board approved, changes in the compensation of non-employee directors. Those changes, which became effective as of January 1, 2013, are discussed under “Director Compensation” below.

Stock Ownership Guidelines
In February 2015, the Board approved a revision of our Stock Ownership Guidelines for executive officers and non-employee directors. The Board increased the “multiple of pay” stock ownership guideline requirement for the Chief Executive Officer (from 4x to 5x), Executive Vice President (from 3x to 4x) and Senior Vice Presidents (from 2x to 3x). The revised Guidelines became effective as of February 11, 2015, the date of Board approval. Participants must satisfy the applicable minimum stock ownership levels by the later of December 31, 2017 or five years after becoming subject to the Guidelines. A cap does not exist on the maximum value or number of shares that can be held by a covered participant. Participants are required to retain a portion of the after-tax shares acquired upon exercise or vesting of an equity award until a minimum stock ownership level is satisfied. The minimum stock ownership levels for participants under the revised Guidelines are:

				Number of
Covered Participant		Multiple of Pay		Shares
Chief Executive Officer	Satisfy	5x annual base salary	or	100,000
Executive Vice President	Satisfy	4x annual base salary	or	30,000
Senior Vice President	Satisfy	3x annual base salary	or	20,000
Vice President	Satisfy	1x annual base salary	or	10,000
Non-Employee Directors	Satisfy	5x annual board cash retainer	or	10,000

In February 2015, the Compensation Committee reviewed compliance with the Guidelines in effect as of December 31, 2014, for all incumbent directors and executive officers. The Committee also reviewed compliance with the revised Guidelines, treating the Guidelines as if they were in effect as of December 31, 2014. Except for Mr. Modruson, who joined the Board in February 2014, all of our non-employee directors satisfied the applicable stock ownership level as of December 31, 2014. Mr. Modruson is on track to satisfy the applicable stock ownership level. In addition, each of Zebra’s remaining executive officers either satisfied or is on track to satisfy the applicable stock ownership level. A copy of the revised Stock Ownership Guidelines is available on Zebra’s website at http://www.zebra.com under “About Zebra-Investor Relations-Governance-Governance Documents.”

Oversight of Risk Management
The goal of risk management is to provide reasonable assurance to our senior management and Board that a controllable risk will not have a material or significant adverse effect on Zebra. As set forth in our Corporate Governance Guidelines, the Board is responsible for the oversight of risk management. This responsibility is discharged primarily through the Audit Committee. The Audit Committee receives regular reports from a risk committee comprised of management employees regarding the identification and management of risk in our businesses. In addition, the Compensation Committee is responsible for the oversight of risk related to our compensation policies and practices. Both the Audit Committee and Compensation Committee give regular reports to the Board regarding their oversight roles and the directors regularly discuss significant risks facing Zebra. Management categorizes identified risks as environmental (such as economic environment, competitive landscape, and currency/foreign exchange rates), strategic (such as product research and development, brand positioning, marketing and pricing), operational (such as distribution and logistics, and sales), financial (such as tax, accounting, information technology, and liquidity) or legal and compliance (such as governance, international trade, anti-bribery, product compliance, international laws and regulations, and litigation) risk. Risks arising out of Zebra’s compensation policies and practices may, depending on the actions or behavior encouraged by a performance or similar goal, be categorized as a strategic, operational, financial, or legal and compliance risk. Identified risks that may be controlled are then assessed by management in terms of impact on Zebra, the likelihood of occurrence, and ultimately, Zebra’s level of risk exposure. Environmental risks, such as general economic conditions, are not directly controllable by management, but are evaluated against Zebra activities to manage Zebra’s exposure to these risks.

Management conducts an annual assessment of the risks arising out of Zebra’s compensation policies and practices. Management reviewed each significant element of compensation for the purpose of determining whether that element of compensation, including any related performance goals and targets, encourages identifiable risk-taking behavior and whether any identified risks could have a material adverse effect on Zebra. As part of this review management considers whether a compensation plan is designed to mitigate or cap risk, including features such as compensation caps under our Zebra Incentive Plan and the use of return on invested capital performance targets to reduce incentive plan compensation if invested capital is not realizing minimum rates of return approved by the Compensation Committee. Management reviewed base salaries, the 2014 Zebra Incentive Plan, 2014 Enterprise Incentive Plan and equity awards granted under the 2011 Long-Term Incentive Plan. Based on this review, management then prepared a report and discussed its review and conclusions with the Compensation Committee. Management determined that our policies and practices are not reasonably likely to have a material adverse effect on Zebra.

Code of Business Conduct; Code of Ethics for Senior Financial Officers
Zebra has a Code of Business Conduct that applies to directors, officers and employees. We also have a Code of Ethics for Senior Financial Officers that applies to our CEO, Chief Financial Officer and Chief Accounting Officer. The Code of Business Conduct and Code of Ethics for Senior Financial Officers each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. During 2013, Zebra approved a revised Code of Business Conduct and reviewed the Code of Ethics for Senior Financial Officers. Copies of the Code of Business Conduct and Code of Ethics for Senior Financial Officers are available on Zebra’s website at http://www.zebra.com under “About Zebra-Investor Relations-Governance-Governance Documents.”

Related-Party Transactions
Zebra has a written related-party transaction policy that may apply to any transaction, arrangement or relationship in which Zebra and any related person are parties. A related person includes our directors and executive officers, their immediate family members, entities in which a director, executive officer or immediate family member is a partner or has a 10% or more beneficial interest, and beneficial owners of more than 5% of our common stock and their immediate family members. Our General Counsel and Audit Committee administer Zebra’s policy, with the General Counsel first assessing whether a proposed transaction is subject to the policy. If the General Counsel determines that a proposed transaction is a related-party transaction, then the Chairman of the Audit Committee or the full Audit Committee will review the proposed transaction to determine if it should be approved. Under Zebra’s policy, all relevant available facts and circumstances are to be considered, including: (i) the benefits to Zebra; (ii) the impact on a director’s independence in the event that the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the related person’s interest in the transaction; (v) the terms of the transaction;

and (vi) the terms available to unrelated third parties or to employees generally. There were no related-party transactions in 2014.

Compliance Reporting
Zebra maintains a compliance hotline and website for compliance reporting. The compliance hotline and website establish a confidential means for employees or other persons to communicate to management or the Board any concerns that they may have, including concerns regarding accounting, internal controls or audit matters or compliance with laws, regulations, policies or the Code of Business Conduct. Our Chief Compliance Officer reports regularly to the Audit Committee on our Compliance and Ethics Program, including reporting on the communications received via the compliance hotline.

Proposal 1

Election of Directors

The Board of Directors currently consists of nine directors, seven of whom are independent under NASDAQ listing requirements, and two of whom are currently executive officers of Zebra. Each of the nominees for election as director currently serves as a director of Zebra.

Our Board of Directors is divided into three separate classes, with one class being elected each year to serve a staggered three-year term. The terms of the Class I Directors expire at the annual meeting, and two directors will be elected to serve for a three-year term expiring at the 2018 meeting and until their successors are elected and qualified. Our Nominating Committee has recommended, and our Board has approved, the nomination for election of Richard L. Keyser and Ross W. Manire to serve as Class I Directors. Dr. Robert J. Potter, whose term expires on the date of the annual meeting, will retire from service on the Board and the Compensation Committee. Dr. Potter has served as director of Zebra for 12 years and serves as the Chairman of our Compensation Committee. The Board thanks Dr. Potter and is grateful for his service to Zebra.

If at the time of the annual meeting any of the nominees is unable or declines to serve, the persons named in the proxy will, at the direction of the Board of Directors, either vote for the substitute nominee or nominees that the Board of Directors recommends or vote to allow the vacancy to remain open until filled by the Board. The Board has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

The Board of Directors recommends a Vote “FOR” the election of Richard L. Keyser and Ross W. Manire to serve as Directors of Zebra.

The following table sets forth information regarding the nominees for Class I Director and the remaining directors. Included in this biographical information is information regarding certain of the experiences, qualifications, attributes, and skills that are relevant to each individual’s service as a director:

Name	Age	Position with Zebra	Director Since	Term Expires
Nominees
Class I Directors
Richard L. Keyser	72	Director	2008	2015
Ross W. Manire	63	Director	2003	2015

Retiring Class I Director
Dr. Robert J. Potter	82	Director	2003	2015

Continuing Directors
Class II Directors
Gerhard Cless	75	Director and Executive Vice President	1969	2016
Frank B. Modruson	55	Director	2014	2016
Michael A. Smith	60	Director and Chairman	1991	2016

Class III Directors
Anders Gustafsson	54	Director and Chief Executive Officer	2007	2017
Andrew K. Ludwick	69	Director	2008	2017
Janice Roberts	59	Director	2013	2017

____________________

Nominees for Class I Director
Richard L. Keyser has been a director since 2008. Mr. Keyser spent much of his career at W.W. Grainger, Inc., an international distributor of maintenance, repair and operating supplies. In 2010, Mr. Keyser was honored as the National Association of Corporate Directors (“NACD”) 2010 Public Company Director of the Year. The NACD’s award criteria include an unwavering commitment to integrity, confidence, informed judgment, and performance. Mr. Keyser served as Chairman Emeritus of Grainger from 2009 to 2010. Previously, he served as Grainger’s

Chairman from 2008 to 2009, as Chairman and Chief Executive Officer from 1995 until 2008, and President and Chief Operating Officer from 1994 to 1995. Prior to joining Grainger in 1986, he held positions at NL Industries and Cummins Engine Company. Mr. Keyser received a BS degree from the United States Naval Academy and an MBA degree from Harvard Business School. Mr. Keyser is a member of the Board of Directors and Human Resources Committee of the Principal Financial Group, Inc., a financial services firm. Mr. Keyser served as a director of the Rohm & Haas Company, a manufacturer of specialty chemicals, until 2009. Mr. Keyser serves as a trustee of the Shedd Aquarium, a director of the North Shore University Health System, a trustee of the Field Museum, and Chairman of the National Merit Scholarship Corporation. Mr. Keyser is a member of our Compensation Committee. Since Zebra primarily sells its products through distributors and resellers, Mr. Keyser’s experience with these channels provides significant strategic and operational benefits to Zebra.

Ross W. Manire has been a director since 2003. He has served since 2002 as Chairman and Chief Executive Officer of ExteNet Systems, Inc., a wireless networking company Mr. Manire founded. Mr. Manire’s professional career includes serving as a partner in the Entrepreneurial Services Group at Ernst & Young, LLP, a leading accounting firm, from 1983 to 1989. Prior to joining ExteNet, Mr. Manire was President of the Enclosure Systems Division of Flextronics International, Ltd., an electronics contract manufacturer, from 2000 to 2002. He was President and Chief Executive Officer of Chatham Technologies, Inc., an electronic packaging systems manufacturer that merged with Flextronics, in 2000. Prior to joining Chatham, he was Senior Vice President of the Carrier Systems Business Unit of 3Com Corporation, a provider of networking equipment and solutions. He served in various executive positions with U.S. Robotics from 1991 to 1995, including Chief Financial Officer, Senior Vice President of Operations and Senior Vice President of the Network Systems Division prior to its merger with 3Com in 1997. From 1989 to 1991, Mr. Manire was a partner in Ridge Capital, a private investment company. Mr. Manire holds a BA degree from Davidson College and an MBA degree from the University of Chicago. He is a member of the Board of Directors and Finance and Audit Committees of The Andersons, Inc., a diversified business with interests in agribusiness, railcars and retailing. Mr. Manire is a member of our Audit and Nominating Committees. The Board and the Audit Committee benefit from his business, operational, accounting and financial knowledge and experience. For example, Mr. Manire’s experience with electronics contract manufacturing proved important as Zebra initiated and completed its project to outsource printer manufacturing. Mr. Manire’s financial and accounting experience facilitates the Board’s oversight of Zebra’s accounting, internal control and auditing functions and activities.

Retiring Class I Director
Dr. Robert J. Potter has been a director since 2003. Dr. Potter’s extensive business experience includes serving as an officer in, and consultant to, both industrial and service businesses. Since 1990, he has been President and Chief Executive Officer of R. J. Potter Company, a Dallas-area firm providing business and technical consulting. From 1987 to 1990, Dr. Potter was President and CEO of Datapoint Corporation, a leader in network-based data processing. Prior to Datapoint, Dr. Potter was Group Vice President of Nortel Networks, Senior Vice President of International Harvester, President of the Office Systems Division of Xerox and Research Manager of International Business Machines Corporation. He graduated Phi Beta Kappa from Lafayette College with a BS degree in physics and holds a Ph.D. in optics from the University of Rochester, having written the first dissertation on fiber optics in the USA. He is a fellow of the Optical Society of America and has written more than 50 articles for various scientific, technical and business publications, including the first description of optical character recognition in an encyclopedia. Dr. Potter is on the Board of Trustees of the Illinois Institute of Technology. He is Chair of our Compensation Committee.

Continuing Directors
Gerhard Cless has devoted substantially his entire career to Zebra, a company which he co-founded in 1969. Mr. Cless is an engineer by training and has served as Executive Vice President of Zebra since 1998 and as a director since 1969. He served as Secretary of Zebra from its formation until 2005, and as Executive Vice President for Engineering and Technology of Zebra from 1995 to 1998, after having served as Senior Vice President of Engineering since 1969. Mr. Cless also served as Treasurer of Zebra from its formation until 1991. He has directed the development of numerous label printers based on various printing technologies and maintained worldwide technology/vendor relationships. Prior to founding Zebra, Mr. Cless was a research and development engineer with Teletype Corporation’s printer division. Mr. Cless received an MSME degree from Maschinenbauschule Esslingen in Germany, and did graduate work at the Illinois Institute of Technology. The Cless Technology Center, Zebra’s product development and research facility, is named in honor of Mr. Cless.

Anders Gustafsson became Zebra’s Chief Executive Officer and a director in 2007. Prior to joining Zebra, Mr. Gustafsson served as Chief Executive Officer of Spirent Communications plc, a publicly-traded telecommunications company, from 2004 until 2007. From 2000 until 2004, he was Senior Executive Vice President, Global Business Operations, of Tellabs, Inc., a communications networking company. Mr. Gustafsson also served as President, Tellabs International, as well as President, Global Sales, and Vice President and General Manager, Europe, Middle East and Africa. Earlier in his career, he held executive positions with Motorola, Inc. and Network Equipment Technologies, Inc. Mr. Gustafsson is a member of the Board of Directors of Dycom Industries Inc., company that provides construction and specialty services to the telecommunications industry. Mr. Gustafsson has an MS degree in Electrical Engineering from Chalmers University of Technology in Gothenburg, Sweden, and an MBA degree from Harvard Business School.

Andrew K. Ludwick has been a director since 2008. Mr. Ludwick has extensive experience in technology and start-up businesses, including serving as Chief Executive Officer of Bay Networks, Inc., a multi-billion dollar communications networking company, from 1994 to 1996, and Founder, President and Chief Executive Officer of SynOptics Communications, Inc., a communications networking company, from 1985 to 1994. He has been a private investor since 1997. Mr. Ludwick holds a BA from Harvard College and an MBA from Harvard Business School. He has served since 2008 as a member and chairman of the Board of Directors of Rovi Corporation (f/k/a Macrovision Corporation), a provider of technologies for the protection, enhancement and distribution of businesses’ digital goods. He is a member of our Audit Committee. The Board and the Audit Committee benefit from Mr. Ludwick’s extensive experience as an entrepreneur, manager and investor in technology businesses. Mr. Ludwick’s operational background provides the experience necessary to help the Board fulfill its oversight duties with regard to Audit Committee responsibilities and also to advise the Board and management on technology matters.

Frank B. Modruson has been a director since February 2014. From January 2003 to February 2014, Mr. Modruson served as the Chief Information Officer at Accenture, a world-wide leader in management consulting, information technology, systems integration, and business process outsourcing services. As CIO, he was responsible for the information technology strategy, applications and infrastructure supporting a global business of 281,000 employees. He also chaired Accenture’s Information Technology Steering Committee and was a member of the Accenture Operating Committee and Global Leadership Council. In 2010, Mr. Modruson was elected to CIO Magazine’s CIO Hall of Fame. In addition, InfoWorld named him to its list of Top 25 CTOs and ComputerWorld named him one of its Premier 100 CTOs. Prior to becoming CIO at Accenture, Mr. Modruson worked there as a Partner and Associate Partner for 15 years. Mr. Modruson currently serves on the board of Taleris, a private company and joint venture of GE Aviation and Accenture, which provides intelligent operations services for airlines and cargo carriers. He is also a volunteer firefighter and serves on the Board of the Directors of the Lyric Opera of Chicago. Mr. Modruson has a B.A. in Computer Science from Dickinson College and a Masters in Computer Science from Pennsylvania State University. Mr. Modruson is a member of our Audit Committee. His experience transforming IT into an asset for Accenture will assist Zebra as it looks to expand and move into new markets.

Janice Roberts has been a director since 2013. Ms. Roberts is currently a partner with Benhamou Global Ventures, an early-stage venture capital firm based in Silicon Valley. Ms. Roberts was previously a Venture Advisor at Mayfield Fund, a global venture capital fund based in Silicon Valley. For more than 10 years she was a Managing Director at Mayfield Fund, where she invested in mobile, wireless, communications and consumer technology companies. Prior to joining Mayfield Fund, Ms. Roberts held various executive positions at 3Com Corporation (acquired by the Hewlett-Packard Corporation), including leading its global marketing and business development operations, as well as a number of the company’s new business initiatives, including its Palm Computing subsidiary and 3Com Ventures. Ms. Roberts currently serves on the Boards of ARM Holdings plc, and RealNetworks, Inc., where she is a member of both of their compensation committees. Additionally, she serves on the board of the Ronald McDonald House at Stanford, which is located in Palo Alto, CA, and as an advisor for Illuminate Ventures, a group dedicated to investing in companies that are inclusive of women entrepreneurs. Ms. Roberts has a B.A. degree in Economics from the University of Birmingham in Birmingham, United Kingdom. Ms. Roberts’ experience with technology companies, venture deals and her board work will prove important as Zebra expands its business into additional technological spheres, including the Internet of Things. Additionally, her experience with compensation committee work will aid the Board in its oversight of the compensation practices of Zebra.

Michael A. Smith has substantial knowledge of Zebra and its industry, including prior service as a director of a public company in the automatic identification sector. He has served as a director of Zebra since 1991 and as Chairman since 2007. The Board and the Committees on which Mr. Smith serves also benefit from Mr. Smith’s experience and skills in financial services as well as from his 25 years of industry experience. Since 2000, he has served as Chairman and Chief Executive Officer of FireVision LLC, a private investment company that he founded. From 1998 to 1999, Mr. Smith was Senior Managing Director and head of the Chicago and Los Angeles offices of the Mergers & Acquisitions Department of NationsBanc Montgomery Securities and its successor entity, Banc of America Securities, LLC. Previously, he was Senior Managing Director and co-head of the Mergers and Acquisitions Department of BancAmerica Robertson Stephens; co-founder and head of the investment banking group, BA Partners, and its predecessor entity, Continental Partners Group; Managing Director, Corporate Finance Department, Bear, Stearns & Co.; and Vice President and Manager of the Eastern States and Chicago Group Investment Banking Division of Continental Bank. Mr. Smith graduated Phi Beta Kappa from the University of Wisconsin with a BA degree and received an MBA degree from the University of Chicago. Mr. Smith is a member of the Board of Directors of SRAM International Corp., a global designer, manufacturer and marketer of premium bicycle components. Mr. Smith is a managing member of Blue Star Lubrication Technology LLC and Blue Star Lubrication Technology Investors LLC, a provider of industrial lubricants and greases. Mr. Smith is the Chair of our Audit and Nominating Committees and a member of our Compensation Committee. Mr. Smith is also a Board Leadership Fellow of the National Association of Corporate Directors, having completed NACD’s comprehensive program of study for experienced corporate directors.

Board and Committees of the Board

Our business is managed under the direction of our Board, which is kept advised of Zebra’s business through regular and special meetings of the Board and its Committees, written reports and analyses and discussions with the CEO and other officers.

During 2014, our Board met 12 times. All directors attended 75 percent or more of the meetings of our Board and standing committees on which they served in 2014. All directors attended the 2014 annual meeting of stockholders held in May 2014. Our Board has three standing committees, each of which is composed entirely of independent directors: the Audit Committee, the Compensation Committee, and the Nominating Committee.

The following table shows each Committee on which each director served, the Chair of each Committee and the number of meetings held by each Committee.

Independent Director	Nominating	Compensation	Audit
Richard L. Keyser		Member
Andrew K. Ludwick			Member
Ross W. Manire	Member		Member
Frank B. Modruson			Member
Dr. Robert J. Potter		Chair
Janice Roberts		Member
Michael A. Smith	Chair	Member	Chair
Meetings in 2014	2	7	6

Audit Committee. The Audit Committee functions as the standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Board has determined that Mr. Manire is an “audit committee financial expert” as defined under Securities and Exchange Commission regulations. In addition to the Board’s determination that each member of the Committee meets the independence requirements under NASDAQ and rules of the Securities and Exchange Commission, (1) each member of this Committee satisfies the NASDAQ requirements that no member have participated in the preparation of financial statements of Zebra or any current subsidiary of Zebra within the past three years and (2) Mr. Manire meets the financial sophistication requirement established by NASDAQ. This Committee assists the Board in fulfilling its oversight functions with respect to matters involving the financial reporting, independent and internal audit processes, disclosure controls and procedures and internal control over financial reporting, and matters such as related-party transactions and risk management. The Committee is responsible for appointing, retaining, compensating, evaluating, and terminating, when appropriate, our independent auditor; reviewing and discussing with management and the independent auditor, Zebra’s annual and quarterly financial statements; and discussing policies with respect to risk assessment and risk management. The Committee has the authority to engage and determine funding for outside legal, accounting or other advisors.

Compensation Committee. The Compensation Committee determines the total compensation philosophy relating to our CEO and other executive officers and determines Zebra’s peer group for compensation purposes. The Committee oversees overall compensation corporate governance, the administration of Zebra’s short-term and long-term compensation plans and determines (or with respect to the CEO recommends to the Board) the total compensation and terms of employment for executive officers, including salary, short-term incentive targets, long-term incentive targets, performance goals and performance targets for both cash and equity awards, and the timing, terms and number of equity awards. The Committee also oversees Zebra’s Stock Ownership Guidelines for the non-employee directors and executive officers. The Committee has delegated to the CEO the right to grant a limited number of equity awards to non-executive officers between regular meetings of the Committee. The Committee also oversees the performance management and talent management processes used by Zebra and recommends to the Board the compensation of non-employee directors.

Towers Watson served in 2014 as the independent executive compensation consultant to the Committee to provide competitive compensation data, analysis and guidance throughout the process of determining compensation for Zebra’s executive officers. The role of Towers Watson in determining executive compensation is further described below under “Compensation Discussion and Analysis.” The Committee has the authority to engage outside legal counsel, tax and accounting, or other advisors.

Nominating Committee. The Nominating Committee identifies individuals qualified to be Board members, recommends director nominees, and assists our Board in discharging its responsibilities relating to corporate governance. For more information regarding the Nominating Committee, see “Corporate Governance.” The Committee has the authority to retain a search firm to identify director candidates and to engage outside legal counsel or other advisors.

Information Technology Committee. In March 2015, our Board established the Information Technology Committee. The Information Technology Committee assists our Board in fulfilling its oversight functions with respect to matters involving appraising our information technology (“IT”) strategy and architecture; appraising major IT-related projects and technology architecture decisions; ensuring that our IT programs effectively support our business objectives and strategies; evaluating our cybersecurity programs in light of relevant market risks; and updating our Board on IT-related matters. Our Board appoints members of the Information Technology Committee with the initial members being Frank Modruson (Chair), Richard Keyser, Andrew Ludwick and Ross Manire.

Director Compensation

The Compensation Committee recommends to the Board the compensation of non-employee directors. When reviewing compensation, the Committee considers market data and historical practices. In 2012, the Committee engaged its independent compensation consultant, The Delves Group, to conduct a non-employee director compensation analysis. The Committee reviewed market data on both non-employee director compensation and financial performance of publicly-traded companies viewed as comparable to Zebra. The 22 peer companies then used for non-employee director compensation were the same companies used when assessing executive officer compensation for 2013 compensation purposes. The compensation information also consisted of data from the 2011-2012 National Association of Corporate Directors Director Compensation Report. The compensation data indicated that Zebra’s total board compensation was then aligned with the 25th percentile of the peer group, with the cash retainer then being aligned with the median of the peer group, total cash compensation was between the 25th percentile and the median, and equity compensation then aligned with the 25th percentile. In addition, Zebra’s mix of cash and equity awards was then aligned with the median mix of the peer group. The Committee also reviewed the compensation of members of our three standing committees of the Board, with the compensation data indicating that the compensation of the Chairman of the Audit Committee was then aligned with the 25th percentile and the compensation of the Chairmen of the Compensation Committee and Nominating Committee was between the 25th percentile and the median. Audit Committee member compensation was then aligned with the median, Compensation Committee member compensation was between the median and 75th percentile, and Nominating Committee member compensation was aligned with the 25th percentile.

As a result of this 2012 review, the Committee made recommendations regarding the non-employee director compensation and the Board approved the following compensation:

Annual Cash Retainer

Effective January 1, 2013, the annual cash retainer was increased from $50,000 to $60,000 for all non-employee directors, with Chairman Smith’s annual cash retainer increasing from $100,000 to $110,000.

Annual Equity Retainer

Effective with the May 2013 annual equity grant to non-employee directors, the target grant date fair value was increased from $100,000 to $150,000 and the mix of equity grants was changed to 100% in the form of fully-vested stock to replace the prior 50/50 split in the form of fully-vested stock and fully-vested stock appreciation rights.

Additional Cash Fees

The additional cash fee of $2,000 was maintained for each in-person Board meeting in excess of five in-person Board meetings per year and $1,000 for each telephonic Board meeting in excess of two telephonic Board meetings per year.

In 2012, the Committee also made recommendations regarding the compensation for service on committees of the Board and the Board approved the following compensation:

Annual Cash Retainer for Committee Chair	●	Maintain at $15,000 for the Compensation Committee Chair.
	●	Maintain at $15,000 for the Audit Committee Chair.
	●	Maintain at $8,000 for the Nominating Committee Chair.

Annual Cash Retainer for Committee Members	●	Maintain at $10,000 for each Compensation Committee member who is not serving as Chair.
	●	Maintain at $10,000 for each Audit Committee member who is not serving as Chair.
	●	Increase from $2,000 to $5,000 for each Nominating Committee member who is not serving as Chair.

Cash Fees for Additional Committee Meetings	●

Maintain at $1,500 for the Chair and $1,000 for other committee members for each in-person committee meeting in excess of five in-person committee meetings per year with no additional fee for telephonic committee meetings.

Non-employee directors may participate in our non-qualified deferred compensation plan and our group medical and dental plans, and they are reimbursed for expenses incurred in attending Board and committee meetings. Neither Mr. Gustafsson nor Mr. Cless receives additional compensation for service as a director.

2014 Non-Employee Director Compensation
In May 2014, the Committee approved 2014 annual grants to the seven directors then serving as non-employee directors with a targeted grant value of $150,000 in common stock, each fully vested upon grant. Each of these non-employee directors was granted 2,073 fully vested shares. The following table provides information regarding the compensation of our non-employee directors for 2014. Frank Modruson joined our Board in February 2014.

	Fees Earned	Stock	All other
	or Paid	Awards ($)	Compensation
Name	in Cash ($)	(1)	($)	Total ($)
Richard L. Keyser	74,000	150,002	0	224,002
Andrew K. Ludwick	74,000	150,002	0	224,002
Ross W. Manire	80,000	150,002	0	230,002
Frank B. Modruson	64,088	150,002	0	214,090
Robert J. Potter	79,000	150,002	0	229,002
Janice Roberts	74,000	150,002	0	224,002
Michael A. Smith	148,000	150,002	0	298,002

____________________

(1)

On May 15, 2014, Ms. Roberts and Messrs. Keyser, Ludwick, Manire, Modruson, Potter and Smith were each granted an award of 2,073 shares of common stock. All of the 2014 equity awards to directors were fully vested upon grant. The amounts in the table represent the aggregate grant date fair value for these awards computed in accordance with Financial Accounting Standards Codification 718, Compensation – Stock Compensation. Please see Note 18, “Equity-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of assumptions made in calculating the grant date fair value of these awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on its review and discussion with management, the Compensation Committee has recommended to Zebra’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee

Robert J. Potter, Chair
Richard L. Keyser
Janice Roberts
Michael A. Smith

Executive Summary - Compensation Discussion and Analysis

Our Compensation Discussion and Analysis focuses on Zebra’s total rewards philosophy, the role of the Compensation Committee (for purposes of the Compensation Discussion and Analysis section, the “Committee”), our total compensation components, market and peer group data, and the approach used by the Committee when determining elements of the compensation package of our executive officers, including base pay, annual incentive targets and achievement, long-term equity incentive targets and performance, benefits and employment agreements.

Acquisition of Enterprise Business of Motorola Solutions, Inc.
In October 2014, Zebra acquired the Enterprise business of Motorola Solutions, Inc. The Enterprise business had approximately $2.5 billion in net sales in 2013 when owned by Motorola Solutions, resulting in Zebra’s pro forma net sales for 2013 being approximately $3.5 billion. As a result of the acquisition and recruiting needs and changes made to executive duties arising from the acquisition, five executive officers joined Zebra in late 2014. One of these new executive officers, Joachim Heel, is a named executive officer (as defined below). Other than Mr. Heel, this Executive Summary and the Compensation Discussion and Analysis describe or refer to the compensation of our new executive officers where specifically noted.

The following executive officers’ compensation is disclosed and discussed in this proxy statement (the “named executive officers”):

●	Anders Gustafsson, Chief Executive Officer
●	Hugh K. Gagnier, Senior Vice President, Asset Intelligence and Tracking
●	Joachim Heel, Senior Vice President, Global Sales
●	Michael C. Smiley, Chief Financial Officer
●	Michael H. Terzich, Senior Vice President, Chief Administrative Officer

Setting 2014 Compensation and Incentive Targets for Executive Officers
Zebra’s total rewards program is designed to align our business strategy with increasing stockholder value. An important aspect of our compensation philosophy and programs is to pay competitively and reward for company and individual performance. Base pay, annual incentive and long-term equity components are determined within a pay-for-performance approach, targeted generally at market median when target performance goals are achieved. Superior performance can result in above median pay when target financial or individual performance goals are exceeded.

In designing and implementing our total compensation program for 2014, we were primarily guided by market compensation data of a peer group of publicly-traded companies, and market compensation data provided by Towers Watson from three broad-based surveys. The peer group data included: revenue, net income, market capitalization, one- and three-year revenue change, one- and three-year net income change, net profit margin, return on invested capital (“ROIC”), and one-, three- and five-year total stockholder return (“TSR”) for each of the 24 peer group companies.

Zebra’s executive officers’ base salary compensation as of November 2013 ranged from 7.0% below to 30.2% above the consensus market median (i.e., average of the peer group and three broad-based surveys). Mr. Gustafsson’s base salary was 6.2% above consensus market median. The market data for target annual cash incentive compensation indicated that our executive officers’ target annual cash incentive compensation as of November 2013 ranged from 10.6% below to 26.6% above consensus market median. Mr. Gustafsson’s target annual cash incentive as a percentage of base salary was 4.1% above the consensus market median. The market data for target long-term incentive equity awards indicated that our executive officers’ equity compensation from the 2013 annual grant ranged from 24.9% below to 32.8% above consensus market median. Mr. Gustafsson’s target long-term incentive equity award from his 2013 annual grant was 5.3% above consensus market median.

Named Executive Officer Compensation
After reviewing market data, considering our total rewards philosophy, the recommendations of the CEO with respect to executive officer compensation, and additional corporate governance issues such as a pay for performance analysis, the Board or the Committee took the following actions respect to 2014 compensation and stock ownership:
●

Approved increases in base salaries for all executive officers as of April 1, 2014, including the CEO’s base salary, except for one executive officer whose base salary significantly exceeded the consensus market median.

●

Approved increases from the 2013 annual cash incentive targets as a percentage of earned base salary of 5 percentage points over the 2014 annual cash incentive targets for four of eight then executive officers. The CEO’s 2014 annual cash incentive target was not increased over 2013 and remained at 100% of earned base salary.

●

Approved 2014 annual cash incentive award targets to be paid in March 2015 to each named executive officer based on achieving certain levels of adjusted operating income. For each named executive officer, the payout is based on achieving at least 75% of the 2014 adjusted operating income performance target, with no payout if performance is below the 75% threshold performance. Actual 2014 adjusted operating income was $222,104,000, representing 118.0% of the adjusted operating income performance target of $188,200,000, resulting in a maximum (i.e., cap) payout percentage (before considering the ROIC modifier and individual performance) of 200% of the target incentive.

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Reviewed the return on invested capital (“ROIC”) modifier for the 2014 annual cash incentive, which applied to all named executive officers. Actual 2014 ROIC was 18.2%, which exceeded the 17.00% performance target but did not exceed the 23.00% maximum performance target. As a result, the ROIC modifier did not increase or decrease the potential 2014 annual cash incentive award amounts.

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In March 2014, the Committee approved performance-vested restricted stock awards that constituted 40% of the grant date fair value of the named executive officers’ target equity awards, time-vested restricted stock awards that constituted 40% of the grant date fair value of the named executive officers’ target equity awards, and time-vested stock appreciation rights that constituted 20% of the grant date fair value of the named executive officers’ target equity awards. In April 2014, Zebra entered into an agreement to acquire the Enterprise business of Motorola Solutions, Inc. Mr. Gustafsson then recommended, and the Committee agreed, that the time-vested restricted stock awards and time-vested SARs would be granted in May as in prior years. To align the interests of Zebra officers who were designated to be granted performance-vested restricted stock awards and the interests of officers of the Enterprise business, Mr. Gustafsson also recommended, and the Committee agreed, to postpone the grant of the performance-vested restricted stock awards until after the completion of the acquisition. We completed the acquisition in October 2014 and granted the performance-vested restricted stock awards in November 2014.

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The performance-vested restricted stock awards granted in November 2014 have a two-year performance period ending on December 31, 2016, and a payout based on achieving target levels of (1) net sales (weighted 60%) in 2015 and 2016 and (2) adjusted EBITDA margin (weighted 40%) in 2015 and 2016.

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Approved the vesting in May 2014 of the 2011 performance-vested restricted stock awards that had a three-year performance period ended December 31, 2013. These awards vested at 62% of the target number of shares due to the achievement over the performance period of (1) a net sales CAGR (5.1%) that exceeded the 5.0% target for minimum payout established in 2011 and (2) an ROIC (28.8%) that exceeded the 14.0% target for maximum payout established in 2011.

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Reviewed compliance with our stock ownership guidelines as of December 31, 2014, and as revised as of February 11, 2015, for non-employee directors and executive officers. This review showed that all directors and named executive officers exceeded or are on track to exceed the stock ownership goals applicable to them.

Stockholders Approve Compensation of Zebra’s Named Executive Officers (Say on Pay)
At Zebra’s 2014 annual meeting, we conducted a stockholder advisory vote regarding the 2013 compensation of executive officers as disclosed in the 2014 proxy statement. Zebra’s Board of Directors recommended stockholders approve the executive officers’ compensation. The proposal was approved by 95.2% of the votes cast for the proposal plus the votes cast against the proposal.

The Committee discussed the results and determined that no changes to compensation philosophy or strategy were required or should be considered as a result of the favorable stockholder vote. While the advisory vote was positive, our Board, Compensation Committee and executive officers regularly consider changes to our total rewards programs to align our strategy to Zebra’s business strategy and stockholder expectations. For example and as described above, in 2014, the grant of performance-vested restricted stock was postponed from the usual May grant to November in order to align the interests of Zebra’s officers who were designated to be granted performance-vested restricted stock awards with the interests of employees of the Enterprise business who joined Zebra upon completing the acquisition.

Annual Advisory Vote on Compensation of Named Executive Officers (Say on Frequency)
Zebra holds an annual stockholder advisory vote on the compensation of our named executive officers. The next stockholder advisory vote on the frequency of stockholder advisory votes on named executive officer compensation is anticipated to be held in 2017.

Independent Compensation Committee
Only independent directors served on the Compensation Committee during 2014. Dr. Potter served as the Chair of the Compensation Committee, and Ms. Roberts and Messrs. Keyser and Smith also serving as members. None of the Compensation Committee members has ever been an officer or employee of Zebra.

Compensation Discussion and Analysis

Acquisition of Enterprise Business of Motorola Solutions, Inc.
In October 2014, Zebra acquired the Enterprise business of Motorola Solutions, Inc. The Enterprise business had approximately $2.5 billion in net sales in 2013 when owned by Motorola Solutions, resulting in Zebra’s pro forma net sales for 2013 being approximately $3.5 billion. As a result of the acquisition and recruiting needs and changes made to executive duties arising from the acquisition, five executive officers joined Zebra in late 2014. One of these new executive officers, Joachim Heel, is a named executive officer. Other than Mr. Heel, the Executive Summary and this Compensation Discussion and Analysis describe or refer to the compensation of our new executive officers only where specifically noted.

Our Total Rewards Philosophy
The Committee annually reviews the total rewards philosophy. Zebra’s total rewards program is designed to align our business strategy with increasing stockholder value. Created with all employees in mind, our philosophy provides a holistic approach containing five inter-related dimensions that focus on the overall employment value proposition:

Total Rewards Component	Purpose of Component
Compensation

Base salary- to attract and retain employees by compensating them for the primary functions and responsibilities of the position.

Annual cash incentive awards- to attract, retain, motivate and reward employees for achieving or surpassing key target performance goals at the Zebra, business unit and individual level.

Long-term equity awards- to attract, retain, motivate and reward top talent for the successful creation of stockholder value.

Benefits	To attract and retain employees by providing competitive health, welfare and retirement benefits packages in order to maintain their overall health.
Work-Life and Well-Being	To attract and retain employees by providing programs that actively support and facilitate employees to achieve success at work and home through good health and wellness for body and mind.
Performance and Recognition	To attract, retain, motivate and reward employees for achievements that meet and surpass expectations.
Development and Career	To attract, retain and motivate employees by providing a learning foundation that allows employees to take charge of their career in support of business requirements.

The objectives of Zebra’s total rewards approach are to:

●	Increase stockholder value through long-term stock price growth.
●	Maximize the financial performance of Zebra.
●	Facilitate the delivery of the highest quality goods and services to our customers.
●	Encourage our employees to take actions that balance short-term achievements with long-term success without excessive risk.
●	Motivate behavior to attain Zebra’s objectives.
●	Attract, retain and reward the highest performing employees who contribute to our success.

Role of Our Compensation Committee
The Committee is comprised entirely of independent directors and assists the Board with its responsibilities regarding the total compensation of our executive officers and non-employee directors by overseeing our compensation and benefit programs. The Committee fulfills its responsibility by:

●	Reviewing our total rewards philosophy annually to ensure the components align with the objectives of our total rewards philosophy.

●	Seeking the counsel of our management team and advisors, such as that of a compensation consultant, for input and guidance.

●	Reviewing its charter annually to ensure its actions align with its responsibility delegated by the Board.

●	Fulfilling its responsibilities identified in its charter using a sound corporate governance approach that balances an appropriate level of risk tolerance with a total rewards philosophy.

Zebra’s Independent Compensation Consultants
With respect to 2014, the Compensation Committee engaged Towers Watson as its independent executive compensation consultant to provide competitive peer group and executive compensation data, analysis and guidance when (1) establishing a peer group for compensation purposes, (2) setting executive officer and non-employee director compensation, and (3) reviewing performance and determining payouts with respect to performance-based awards.

The Committee has received a report from Towers Watson in which Towers Watson reported its conclusion that Towers Watson is an independent advisor to the Committee and that no conflict of interest exists with respect to the services of Towers Watson or the services rendered in 2014. In reaching this conclusion, Towers Watson reported that (1) it exclusively provides executive and director compensation consulting services to the Committee and did not provide any other services to Zebra in 2014, (2) the total amount of fees paid by Zebra to Towers Watson for services in 2014 was less than 1% of the consolidated revenue of Towers Watson for any of its most recent three fiscal years, (3) Towers Watson maintains policies and internal review procedures to identify and prevent conflicts of interest, (4) no regular member of the Towers Watson executive compensation team serving Zebra has a business or personal relationship with a member of the Committee that would create a conflict of interest, (5) no regular member of the Towers Watson executive compensation team serving Zebra owns stock of Zebra, and (6) no regular member of the Towers Watson executive compensation team serving Zebra has a business or personal relationship with an executive officer of Zebra that would create a conflict of interest.

Our Compensation Approach
In designing and implementing our total compensation program for 2014, we were primarily guided by market compensation data of a peer group of publicly-traded companies which our Committee views as comparable to Zebra, as well as market compensation data from three broad-based surveys. As detailed further below, the peer group companies were selected by the Committee as being within a reasonable range of similar revenue and market capitalization to Zebra, having a global business, having similar alignment with a variety of financial metrics, having a similar business model and products of a similar technical nature, and with a consideration of whether a potential peer also regards Zebra as a peer. The competitive compensation data is reviewed and utilized by the Committee when developing the design of our executive officer compensation program and setting executive compensation levels and targets.

Our Total Compensation Components
Our total compensation program includes four components: base salary, annual incentive, long-term equity incentive and employee benefits. Each component serves a particular purpose and, therefore, each is considered independent of the other components, although all four components combined provide a holistic total compensation approach within our overall total rewards philosophy in order to attract, retain, motivate, develop and reward our employees. For 2014, the Committee determined each executive officer’s compensation component levels by comparing each total compensation component to market data reflective of that compensation component. The Committee did not use a targeted pay mix to allocate total compensation among these components.

The base salary, annual incentive and long-term equity incentive components are determined within a pay-for-performance approach, targeted at market median when target performance goals are achieved, and can result in superior pay when target performance goals are exceeded and/or individual performance exceeds expectations. Actual cash compensation varies based upon the attainment of financial and individual performance goals, as well as each executive officer’s position, responsibilities and overall experience. The process by which individual performance goals are established and reviewed is described below under “Performance Management Process and Talent Management Review.” Employee benefits are designed with features that align with market median program offerings. The following table describes the purpose of each component and how that component is related to our pay-for-performance approach and budget:

Compensation		Compensation Component in Relation to
Component	Purpose of Compensation Component	Performance and Budget
Base salary	To attract and retain employees by compensating them for the primary functions and responsibilities of the position.

Any base salary increase an employee receives depends upon the employee’s individual performance, and the employee’s displayed skills and competencies, all established within the overall salary budget.

Annual cash incentive awards	To attract, retain, motivate and reward employees for achieving or surpassing key target performance goals at the Zebra, business unit and individual level.	Financial and individual performance determines the actual amount of the employee’s annual cash incentive award. Award amounts are “self-funded” because they are included in Zebra’s financial performance results when determining actual financial performance.
Long-term equity awards	To attract, retain, motivate and reward top talent to increase stockholder value.	The employees’ past performance and future potential determines the amount of equity granted to them, established within an annual equity grant budget. Additionally, the collective performance of our employees to attain our financial goals is one of many factors influencing stock price growth resulting in wealth creation.
Employee benefits	To attract and retain employees by providing competitive health, welfare and retirement benefits packages in order to maintain their overall health.	Established within the overall employee benefit budget.

Performance Management Process and Talent Management Review
Our annual performance management process and the results of our annual talent management review are important aspects of the Committee’s determination of compensation component levels and targets for our executive officers. Individual performance criteria and an executive officer’s talent assessment consist of a combination of objective and subjective criteria. Individual performance goals were established for all executive officers as of January 1, 2014, and final evaluations were conducted in early 2015 under our annual performance review process.

Performance Management Process for Individual Performance Goals: At the beginning of each year, Mr. Gustafsson meets with each executive officer and discusses the executive officer’s individual performance goals for the year. In general, individual performance goals for an executive officer are those strategic initiatives led by the executive officer. Mr. Gustafsson then presents each executive officer’s individual performance goals to the Committee for approval. The Board of Directors and Chairman Smith work with Mr. Gustafsson to establish Mr. Gustafsson’s individual performance goals for the year, though Mr. Gustafsson’s performance goals for the year are not given an incentive weight within our short-term or long-term compensation programs. After the year end, Mr. Gustafsson evaluates the attainment of each individual performance goal and the executive officer’s leadership and contributions in achieving the performance goal, and presents his assessment to the Committee for their review, including Mr. Gustafsson’s recommended “multiplier” for each executive officer. The multiplier is 1.0 if the executive officer has met expectations with respect to individual performance goals, and is a below 1.0 or above 1.0 to the extent the executive officer has not met, or has exceeded, individual performance goals as recommended by Mr. Gustafsson and approved by the Committee. The Board has an annual formal evaluation process led by Chairman Smith, through which it assesses the performance of Mr. Gustafsson, including determining the extent to which Mr. Gustafsson’s individual performance objectives are met. For 2014 performance, Chairman Smith and Mr. Keyser communicated the results of the Board’s evaluation to Mr. Gustafsson. Mr. Gustafsson communicated to each executive officer the results of his evaluation and recommendations to the Committee, as well as the Committee’s discussion and decision as to the 2014 annual incentive award. The performance evaluations by Mr. Gustafsson may take into account other factors such as (1) performance of daily responsibilities; (2) particular or general contributions to the overall management of Zebra; and (3) display of behaviors against Zebra’s values.

Talent Management Review: After completing the annual performance evaluations, Mr. Gustafsson presents an overall talent management review to the Board, discussing the past performance and future potential of each executive officer and each of their direct reports, including a discussion of key skills, competencies, developmental opportunities and succession plans.

Establishing Our Peer Group
As part of the Committee’s annual review of the companies that comprise the peer group for executive compensation purposes, in July 2013, Towers Watson provided comparative financial and other information with respect to the then-current company peer group, as well as a group of ten companies that met the criteria Zebra uses to select its peer group and therefore could be considered as additions to the Zebra peer group. Towers Watson also reviewed the 16 companies that are included in the peer group used by ISS for its own analyses. Current and prospective members of Zebra’s peer group are evaluated along the following factors: annual revenues (0.5x to 2.0x Zebra), market capitalization (0.5x to 2.0x Zebra), similarity of alignment of a variety of financial metrics, global presence, similarity of business model, having products of a similar technical nature, and whether a potential peer also regards Zebra as a peer. Towers Watson recommended that the Committee remove two companies from Zebra’s peer group because one company had been acquired and another had agreed to be acquired. Towers Watson also recommended three additions to the peer group.

The Committee reviewed the peer group membership and recommended changes. The Committee then approved the removal from the peer group of Power One Inc. due to the completion of its acquisition. The Committee also approved the addition to the peer group of Netgear, Inc., FEI Company and Plantronics, Inc., resulting in a new peer group for 2014 compensation purposes of 24 companies. This new peer group is set forth in the table below.

Zebra’s Peer Group for 2014 Compensation Purposes
Arris Enterprises, Inc.	Finisar Corp.	Netgear, Inc.
Brady Corp.	FLIR Systems, Inc.	Plantronics, Inc.
Checkpoint Systems, Inc.	Intermec, Inc.	Polycom, Inc.
Ciena Corporation	Itron, Inc.	ScanSource, Inc.
Coherent, Inc.	KEMET Corp.	Teradata Corp.
Dolby Laboratories, Inc.	KLA-Tencor Corp.	Teradyne, Inc.
Electronics for Imaging, Inc.	LAM Research Corp.	Trimble Navigation, Ltd.
FEI Company	Logitech International	Waters Corp.

Peer Group Performance
In November 2013 Towers Watson provided comparative financial and stock market performance data about each peer group member, including:

●	annual revenue (15 companies larger than Zebra);
●	net income (7 companies larger than Zebra);
●	current market value (9 companies larger than Zebra)
●	one-year revenue percentage change (10 companies higher than Zebra);
●	three-year revenue percentage change (13 companies higher than Zebra);
●	one-year net income percentage change (7 companies higher than Zebra, not meaningful for 10 companies);
●	three-year net income percentage change (2 companies higher than Zebra, not meaningful for 12 companies);
●	net profit margin (9 companies higher than Zebra);
●	ROIC (4 companies higher than Zebra);

●	one-year total stockholder return as of October 24, 2013 (10 companies higher than Zebra);
●	three-year total stockholder return as of October 24, 2013 (10 companies higher than Zebra); and
●	five-year total stockholder return as of October 24, 2013 (14 companies higher than Zebra).

This information assists the Committee in assessing Zebra’s relative size and performance against all peer group companies. This information offers a perspective on the appropriateness of the peer group membership for purposes of Zebra’s executive compensation and how well Zebra, and therefore its executive officers, are performing vis-a-vis peer group members.

Peer Group and Broad-Based Survey Executive Compensation Data
For 2014 compensation purposes, in November 2013, Towers Watson presented to the Committee compensation data regarding compensation of executive officers holding similar positions in our peer group and in technology and other industries. The compensation data sources used by Towers Watson consisted of compensation data from our peer group of 24 companies, a proprietary survey from Towers Watson (reflecting data from companies with annual revenues less than $3 billion), and the Radford Executive Survey (reflecting data from high technology companies with annual revenues between $500 million and $2 billion).

From these sources, Towers Watson compiled market-based compensation data at the 25th percentile, median and 75th percentile levels for each of these four sources, as well as consensus (i.e., average) compensation data, for base salaries, annual cash incentive awards, long-term equity awards and total direct compensation (the sum of base salaries, annual cash incentive awards and long-term equity awards) for individual executive officer positions.

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Base Salary. The market compensation data indicated that our individual executive officers’ base salary compensation as of November 2013 ranged from 7.0% below to 30.2% above the consensus market median. The market data indicated that Mr. Gustafsson’s base salary was 6.2% above consensus market median.

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Target Annual Cash Incentive Compensation. The market data for target annual cash incentive compensation indicated that our individual executive officers’ target annual cash incentive compensation as a percent of base salary as of November 2013 ranged from 5 percentage points below to six percentage points above consensus market median. In addition, the target annual cash incentive compensation in absolute dollar terms ranged from 10.6% below to 26.6% above consensus market median. The market data indicated that Mr. Gustafsson’s target annual cash incentive as a percentage of base salary was three percentage points below the consensus market median and his target annual cash incentive compensation in absolute dollar terms was 4.1% above median.

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Long-Term Incentive Equity Award. The market data for target long-term incentive equity awards indicated that our executive officers’ equity compensation from the 2013 annual grant ranged from 24.9% below to 32.8% above consensus market median. Mr. Gustafsson’s target long-term incentive equity award from his 2013 annual grant was 5.3% above consensus market median.

Recommendations by CEO Regarding 2014 Compensation
In connection with establishing the compensation of executive officers (other than the CEO) for 2014, Mr. Gustafsson reviewed the competitive executive compensation data described above. Mr. Gustafsson also reviewed the historical compensation of each of the executive officers, including base salary, target and actual annual cash incentive awards, and the grant date fair value of prior equity awards granted to each executive officer. Mr. Gustafsson presented, and the Committee reviewed, Mr. Gustafsson’s compensation recommendations regarding each executive officer at the February 2014 meeting of the Committee.

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2014 Base Salaries. Each executive officer has a base salary which is established by the Committee (or, in the case of Mr. Gustafsson, the Board). For 2013, no executive officer base salaries were increased in light of the expected challenging economic and budget environment in 2013 and Mr. Gustafsson’s recommendation that more emphasis on incentive pay would help drive growth in 2013. For 2014, Mr. Gustafsson recommended that the base salaries of all executive officers as of April 1, 2014, (except one be increased from 2013. Mr. Heel joined Zebra on September 15, 2014, and his salary reflected in the table below is his salary as set forth in his employment agreement. Mr. Gustafsson also recommended, as further described below, that the Committee consider approving increases in the target annual cash incentive award of four of the eight executive officers (other than Mr. Gustafsson). The Committee discussed Mr. Gustafsson’s recommendations and approved the recommended base salaries of the executive officers for 2014. The Committee also recommended to the Board that Mr. Gustafsson’s 2014 base salary, which had remained at $800,000 since 2012, be increased to $850,000. The Board considered the Committee’s recommendation and approved the increase in Mr. Gustafsson’s base salary.

Our named executive officers’ annual base salaries are included in the following table:

Named Executive
Officer	2012 Salary	2013 Salary	2014 Salary	Percentage Increase	Effective Date
Anders Gustafsson	$800,000	$800,000	$850,000	6.25%	4/1/2014
Hugh K. Gagnier	$373,500	$373,500	$380,970	2.00%	4/1/2014
Joachim Heel	N/A	N/A	$450,000	N/A	9/15/2014
Michael C. Smiley	$381,600	$381,600	$396,864	4.00%	4/1/2014
Michael H. Terzich	$338,000	$338,000	$344,760	2.00%	4/1/2014

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2014 Target Annual Cash Incentive Awards. Each executive officer has a target annual cash incentive award, which is established by the Committee (or, in the case of Mr. Gustafsson, the Board) and set as a percentage of base salary. As noted above, Mr. Gustafsson recommended that the Committee consider approving increases (other than for Mr. Gustafsson) in the target annual cash incentive award of four of eight executive officers as of April 1, 2014. Mr. Heel joined Zebra on September 15, 2014, and his target annual cash incentive salary reflected in the table below is the incentive set forth in his employment agreement.

Except for Mr. Heel, who joined Zebra on September 15, 2014, the Committee reviewed the market data, discussed each executive officer’s performance with Mr. Gustafsson and assessed each executive officer’s target annual incentive in terms of both a percentage of base salary and in absolute dollar amounts in comparison to the market data. As a result, the 2014 target annual and maximum incentive percentages for named executive officers were established as follows:

					2014	2014
					Target	Maximum
	2012 Target	2012 Maximum	2013 Target	2013 Maximum	Annual	Annual
Named Executive	Annual Cash	Annual Cash	Annual Cash	Annual Cash	Cash	Cash
Officer	Incentive	Incentive	Incentive	Incentive	Incentive	Incentive
Anders Gustafsson	100%	200%	100%	200%	100%	200%
Hugh K. Gagnier	60%	120%	65%	130%	70%	140%
Joachim Heel	N/A	N/A	N/A	N/A	75%	150%
Michael C. Smiley	65%	130%	75%	150%	75%	150%
Michael H. Terzich	60%	120%	65%	130%	70%	140%

The target annual cash incentive awards for 2014 had the effect of moving the two officers closer to the market median. The actual annual incentive awards that would be payable to each executive officer is calculated as a percentage of the officer’s eligible compensation defined as base salary earned during the calendar year.

Performance Goals under the 2014 Annual Cash Zebra Incentive Plan
The 2014 Zebra Incentive Plan (“ZIP”) provided for an annual cash incentive award based on the achievement of financial and individual performance goals during 2014. All named executive officers participated in the ZIP. Two executive officers who joined Zebra upon completion of the acquisition of the Enterprise business participated in the 2014 Enterprise Incentive Plan (“EIP”) adopted by the Board on October 20, 2014. The EIP was established pursuant to the Employee Matters Agreement between Zebra and Motorola Solutions. The ZIP contained an initial financial performance goal for executive officers, which is intended to qualify the ZIP awards as performance-based compensation under Section 162(m) of the Internal Revenue Code. Qualified performance-based compensation is fully tax deductible by Zebra as compensation under the Internal Revenue Code. The initial financial performance goal was positive Zebra income from operations, which was applied before any additional financial or individual performance goals were applied. Under this goal, the ZIP award amount for the Chief Executive Officer could not exceed 1.5% of positive Zebra adjusted income from operations or exceed 0.5% of positive Zebra adjusted income from operations for each other executive officer.

Additional financial performance goals were established for the purpose of exercising negative discretion under the ZIP. For the 2014 ZIP, Zebra’s adjusted income from operations was established as a financial performance goal with specific performance targets established for threshold, target and maximum payouts. The threshold and maximum performance payout percentages were 50% and 200%, respectively. Achievement below the threshold would result in a 0% payout percentage. Achievement of adjusted income from operations performance levels, modified as described below by ROIC performance, was weighted 100% at each executive officer’s 2014 target annual cash incentive award. The initial amount earned, however, could be modified by the Board (for Mr. Gustafsson) or Committee (for all other executive officers) as a result of individual performance goal achievement.

Each executive officer’s 2014 annual cash incentive under the ZIP, including Mr. Gustafsson’s, was subject to an ROIC modifier. As shown below in a table, if the ROIC target range were achieved, the annual cash incentive amount would not be modified. If the ROIC target range were exceeded, the annual cash incentive amount would be increased by 10%. If the ROIC target range were not achieved, the annual cash incentive amount would be reduced by 10% or 100% depending upon the level of ROIC achievement in relation to the target range. The ROIC modifier may not increase an incentive award beyond a maximum 200% award payment.

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Individual Performance Goals under the ZIP: As described above under “Performance Management Process and Talent Management Review,” each executive officer’s 2014 annual cash incentive award could be modified by the achievement of individual performance goals. These goals varied by executive officer as recommended by Mr. Gustafsson and approved by the Committee and, with respect to Mr. Gustafsson, as established by the Board. Mr. Gustafsson presents his performance assessment relative to individual performance goals and proposed incentive award recommendations to the Committee for their review and approval regarding goal attainment and approval of annual incentive award amounts.

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2014 Financial Performance Goals and Performance Targets: The 2014 financial performance goals and performance targets, as well as the threshold, target, maximum and actual results are reflected in the following three tables:

2014 Financial Performance Goals and Targets

Performance		2014 Performance	2014 Performance	2014 Performance
Goal	Definition	Threshold[2]	Target	Maximum
Adjusted	Income from operations for the	75% of adjusted	100% of adjusted	115% of adjusted
Income from	applicable period, adjusted to remove	operating income	operating income	operating income
Operations	non-recurring charges, as applicable.[1]	target	target	target
		($141,100,000)	($188,200,000)	($216,400,000)
		Award is 50% of	Award is 100% of	Award is 200% of
		target incentive	target incentive	target incentive
Return on	Net Operating Profit After Tax	12.00-16.99%	17.00% to 22.99%	Performance: At or
Invested	(NOPAT) for 2014 divided by			above 23.00%
Capital	Invested Capital where (a) NOPAT =	Award reduced by	Award amount
	Adjusted Income from Operations x	10%	unchanged	Award increased by
	(1-budgeted tax rate) and (b)			10% but may not
	Invested Capital = total assets minus			exceed 200% of
	(cash and cash equivalents, current			target incentive
and long-term investments and
marketable securities, and non-
interest-bearing current liabilities),
and which is calculated as the
average Invested Capital reflected on
five balance sheets (end of Q4 2013
and each of Q1-Q4 2014).
____________________

[1]

Non-recurring charges specifically include such expense items as (i) one-time charges, non-operating charges or expenses incurred that are not under the control of operations management, as approved by the Committee; (ii) restructuring expenses; (iii) exit expenses; (iv) acquisition, integration and divestiture expenses; (v) Board of Directors projects (e.g., director searches); (vi) gains or losses on the sale of assets; (vii) acquired in-process technology; (viii) impairment charges; and (ix) changes in GAAP. The above list is not exhaustive and is meant to represent examples of the kind of expenses typically excluded from the calculations of Income from Operations. Acquisitions: generally, for the first quarter beginning at least six months after an acquisition closes, the financial targets will be adjusted to incorporate the acquired company’s budget or financial plan. The reported financial performance will also be adjusted to include the acquired company’s actual performance for the first quarter beginning at least six months after an acquisition closes.

[2]

Performance below 75% of adjusted operating income performance target (i.e., threshold performance) or performance below the 12.00% ROIC performance threshold results in a 0% payout. Performance between the stated performance levels is interpolated on a straight line basis.

2014 Financial Performance Goal Achievement and Payout Percentage before Considering Individual
Performance

	Actual Performance
Performance Goal	Achievement	Payout Percentage
Adjusted Income from Operations	$222,104,000, or 118.0% of adjusted operating income performance target	200% of target incentive
Return on Invested Capital	18.2%	Modifier equals 1.0, resulting in no potential increase to award amounts

2014 Annual Cash Incentive Award by Named Executive Officer

				Actual Award
				As a Percent
				of Eligible	Actual
Named executive officer	Threshold[1]	Target	Maximum	Compensation	Award
Anders Gustafsson	50.0%	100.0%	200.0%	200.0%	$1,677,808
Hugh K. Gagnier	35.0%	70.0%	140.0%	200.0%	$531,037
Joachim Heel	37.5%	75.0%	150.0%	200.0%	$199,726
Michael C. Smiley	37.5%	75.0%	150.0%	200.0%	$590,215
Michael H. Terzich	35.0%	70.0%	140.0%	200.0%	$480,564
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[1]	Performance less than threshold results in no payout.

The amount of each of the named executive officers’ actual incentive award under the 2014 ZIP depended upon the level of attainment of the adjusted operating income and ROIC financial performance goals and attainment of individual performance goals. For Messrs. Gustafsson, Gagnier, Heel, Smiley and Terzich, the incentive award amounts are calculated based on 2014 adjusted operating income performance of 118.0% of target, which resulted in a payout percentage of 200% of each named executive officer’s target incentive. Our 2014 ROIC performance of 18.2% met the performance target range and therefore did not result in any change in the incentive amount. Mr. Gustafsson then assessed the individual performance of each executive officer, which included weighting strategic priorities and applying a discretionary modifier (either up or down not exceeding 5%) to determine the recommended incentive award for each executive officer. Because the maximum payout percentage was achieved under the 2014 ZIP, and given the significantly increased workloads in 2014 arising from the acquisition of the Enterprise business, Mr. Gustafsson recommended that each executive officer’s incentive amount be paid out at 200% of target. The Compensation Committee then reviewed and approved the actual incentive award payouts.

The amount of the two executive officers’ actual incentive award under the 2014 EIP depended upon the level of attainment of the net sales financial performance goal for the fourth quarter of 2014, which included the period commencing when Zebra acquired the Enterprise business on October 27, 2014. The incentive award amounts are calculated based on 2014 fourth quarter net sales of 108.4% of target, which resulted in a payout percentage of 140% of these two executive officer’s target incentive. Because the maximum payout percentage was achieved under the 2014 EIP, Mr. Gustafsson recommended that each executive officer’s incentive amount be paid out at 140% of target. The Compensation Committee then reviewed and approved the actual incentive award payouts.

2014 Long-Term Equity Incentive Awards. Each executive officer has a target annual long-term equity award, which is established by the Committee after receiving the recommendation of Mr. Gustafsson. The Board establishes Mr. Gustafsson’s target annual long-term equity award after hearing the recommendation of the Compensation Committee. The Committee believes it is important that all of our executive officers are incented to create stockholder value over a long-term investment horizon. Zebra shifted a few years ago from granting only stock options to granting time-vested stock appreciation rights (“SARs”), time-vested restricted stock and performance-vested restricted stock. Over the past few years we have adjusted the allocation of awards among the equity vehicles to improve alignment with Zebra’s stockholders and better reflect current compensation practices in order to attract, retain, motivate, develop and reward our employees.

Utilizing the market median data information for the executive officers as a guide, Mr. Gustafsson recommended to the Committee in March 2014 long-term equity incentive awards with a specified value at grant date for each executive officer. With respect to the total value at grant date of Mr. Gustafsson’s equity awards in 2014, the Committee consulted with Towers Watson and considered factors similar to those considered when determining the values at grant date of equity awards for the other executive officers. The Committee recommended to the Board, and the Board approved, a 2014 equity award to Mr. Gustafsson having a total value at grant date equal to the value at grant date of his 2013 award of $2,500,000. The values at grant date of the 2014 awards were allocated 40% to performance-vested restricted stock, 40% to time-vested restricted stock and 20% to time-vested SARs for Mr. Gustafsson and the named executive officers. When calculating the number of performance-vested restricted shares and time-vested restricted shares, the actual number of shares is set by dividing the grant date fair value by the closing price of our common stock on the grant date, without a reduction for the restricted nature of the shares. For time-vested SARs, the actual number of SARs is set by dividing the grant date fair value by the binomial value of a SAR.

2014 Annual Equity Grants

In March 2014, the Committee approved performance-vested restricted stock awards which constituted 40% of the grant date fair value of the named executive officers’ target equity awards, time-vested restricted stock awards which constituted 40% of the grant date fair value of the named executive officers’ target equity awards, and time-vested stock appreciation rights which constituted 20% of the grant date fair value of the named executive officers’ target equity awards. In April 2014, Zebra entered into an agreement to acquire the Enterprise business of Motorola Solutions, Inc. Mr. Gustafsson then recommended, and the Committee agreed, that the time-vested restricted stock awards and time-vested SARs would be granted in May as in prior years. To align the interests of Zebra officers who were designated to be granted performance-vested restricted stock awards and the interests of officers of the Enterprise business, Mr. Gustafsson also recommended, and the Committee agreed, to postpone the grant of the performance-vested restricted stock awards until after the completion of the acquisition. We completed the acquisition in October 2014 and granted the performance-vested restricted stock awards in November 2014. Two executive officers who joined Zebra in 2014 prior to completing the acquisition were granted time-vested restricted stock and time-vested SARs upon commencing employment and were granted performance-vested restricted stock awards in November 2014. The two executive officers who joined Zebra upon the completion of the acquisition were granted time-vested restricted stock awards and performance-vested restricted stock awards in November 2014 to replace equity awards granted by Motorola Solutions that were forfeited as of the closing of the acquisition.

		Target Number of	Number of
		Performance-	Time Vested-	Number of
		Vested Restricted	Restricted	Time-Vested
Named executive	Grant Date	Shares Granted	Shares Granted	SARs
officer	Fair Value	2014	2014	Granted 2014
Anders Gustafsson	$2,414,685	13,384	13,384	19,493
Hugh K. Gagnier	$676,182	3,748	3,748	5,458
Joachim Heel	$657,336	5,987	5,987	8,572
Michael C. Smiley	$724,378	4,015	4,015	5,848
Michael H. Terzich	$694,141	4,662	3,293	4,796

●

Performance-Vested Restricted Stock. The performance-vested restricted stock awards granted in November 2014 have a two-year performance period ending on December 31, 2016, and a payout based on achieving target levels of (1) net sales (weighted 60%) in 2015 and 2016 and (2) adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin (weighted 40%) in 2015 and 2016. A separate calculation of actual achievement is made for each performance goal. Achievement of the 2015 net sales performance target would result in the “banking” of 30% of the target number of shares under an award; achievement of the 2015 adjusted EBITDA margin performance target would result in the “banking” of 20% of the target number of shares under an award. After the two-year performance period, the number of shares of restricted stock that are eligible to vest on May 15, 2017, will be the greater of either the total number of banked shares or the number of shares earned based upon the achievement of the 2016 net sales performance target and the 2016 adjusted EBITDA margin performance target as set forth in the table below:

	Performance	Performance	Performance
Performance Goals	Threshold[1]	Target	Maximum
	30% of target	60% of target	108% of target
Net Sales in 2016	shares vest	shares vest	shares vest
	20% of target	40% of target	72% of target
Adjusted EBITDA Margin in 2016	shares vest	shares vest	shares vest

[1]	Performance in 2016 in between the stated performance levels is interpolated on a straight line basis.

The net sales performance targets for 2015 and 2016 (i.e., performance targets) were set based upon management’s net sales and adjusted EBITDA margin forecasts for each year when analyzing the combination of Zebra with the Enterprise business of Motorola Solutions. The 2016 net sales performance threshold is 3% below the 2016 net sales performance target; the 2016 net sales performance maximum is 3% above the 2016 net sales performance target. The 2016 adjusted EBITDA margin performance threshold is two percentage points below the 2016 adjusted EBITDA margin performance target; the 2016 adjusted EBITDA margin performance maximum is two percentage points above the 2016 adjusted EBITDA margin performance target.

The number of shares of performance-vested restricted stock that could vest for each of the named executive officers is as follows.

2014 Performance-Vested Restricted Shares Granted

	Fail to Meet	Attain
	Threshold	Threshold		Attain Maximum
Named executive	Sales CAGR	Sales CAGR	Attain Target Sales	Sales CAGR and
officers	and ROIC	and ROIC	CAGR and ROIC	ROIC
Anders Gustafsson	0	6,692	13,384	24,091
Hugh K. Gagnier	0	1,874	3,748	6,746
Joachim Heel	0	2,994	5,987	10,777
Michael C. Smiley	0	2,008	4,015	7,227
Michael H. Terzich	0	2,331	4,662	8,392

●	Three-Year Vesting Period for Time-Vested Restricted Stock: To provide a significant long-term perspective and retention incentive, the Committee determined that the time-vested restricted stock awards for executive officers, including Mr. Gustafsson, would vest 100% on May 8, 2017 (for Mr. Heel, September 15, 2017), the third anniversary of the grant date.

●	Base Price and Vesting Period of Time-Vested SARs: The actual base (or exercise) price of the SARs was set using the closing price of our common stock on the May 8, 2014 (for Mr. Heel, September 15, 2014). Consistent with recent annual equity grant award terms, the Committee determined that the SAR awards for executive officers, including Mr. Gustafsson, would vest 25% on the first four anniversaries of the grant date, or each May 8 beginning 2015, and would expire on May 8, 2024 (for Mr. Heel, on each September 15 beginning 2015, and would expire on September 15, 2014).

Restricted Stock that Vested in 2014

Performance-Vested Restricted Stock: On May 5, 2011, Zebra granted the named executive officers performance-vested restricted stock with a three-year performance period ending December 31, 2013. The 2011 performance-vested restricted stock awards vested on May 5, 2014, at 62% of target. The grants had a performance target of 7.5% compounded annual growth rate of total net sales (“CAGR”) in 2013 over 2010 total net sales of $894,359. The total net sales CAGR threshold (i.e., minimum) for the three-year performance period was 5.0%, and the total net sales CAGR maximum was 10.0%. Total net sales for 2013 were $1,038,159, resulting in a total net sales CAGR of 5.1% for the three-year period, which exceeded the threshold performance target. As a result of exceeding the threshold total net sales CAGR but failing to meet the target total net sales CAGR, the target number of shares granted in 2011 was decreased by 48%. In addition, the maximum return on invested capital (“ROIC”) modifier (i.e., 14.0%) for the three-year performance period was exceeded (i.e., three-year average was 28.8%), resulting in a 20% increase in the number of shares vested pursuant to the total net sales CAGR performance goal (i.e., 62% of target shares vested). Although share price was not a performance goal under the grants, during the three-year period from the May 5, 2011 grant date until the vesting date on May 5, 2014, the stock price rose from $41.57 per share to $72.20 per share.

Set forth below is the number of shares of performance-vested restricted stock that vested for each named executive officer, including the value of the shares on the vesting date.

Performance-Vested Restricted Stock

	Grant Date Fair
	Value of Award at	Target Number
Named executive	Time of Grant in	of Shares	Number of Shares	Value of Shares
officer	2011	Granted in 2011	Vested in 2014	Vested in 2014
Anders Gustafsson	$833,271	20,045	12,428	$897,302
Hugh K. Gagnier	$191,430	4,605	2,856	$206,203
Joachim Heel	N/A	N/A	N/A	N/A
Michael C. Smiley	$191,430	4,605	2,856	$206,203
Michael H. Terzich	$176,839	4,254	2,638	$190,464

Time-Vested Restricted Stock: In May 2011, Zebra granted the named executive officers time-vested restricted stock with three-year cliff vesting in May 2014. In addition, in May 2010, the Board approved the grant to Mr. Gustafsson of an award of time-vested restricted stock as to which 25% of the 2010 award (i.e., 11,233 shares) vested in May 2014. During the three-year period from the May 5, 2011 grant date until the vesting date on May 5, 2014, the stock price rose from $41.57 per share to $72.20 per share. During the four-year period from the May 6, 2010 grant date to Mr. Gustafsson until the vesting date on May 6, 2014, the stock price rose from $27.82 per share to $73.98 per share. Set forth below is the number of shares of time-vested restricted stock that vested for each named executive officer, including the value of the shares on the vesting date.

Time-Vested Restricted Stock

	Grant Date Fair
Named executive	Value of Award at	Number of Shares	Value of Shares
officers	Time of Grant	Vested	Vested
Anders Gustafsson	$312,502	11,233	$831,017
	$833,271	20,045	$1,447,249
Hugh K. Gagnier	$191,430	4,605	$332,481
Joachim Heel	N/A	N/A	N/A
Michael C. Smiley	$191,430	4,605	$332,481
Michael H. Terzich	$176,839	4,254	$307,139

Employee Benefits Component: Our executive officers are also eligible to participate in various benefit programs offered generally to Zebra’s U.S. salaried employees, such as our health plans and group disability and life insurance plans. We provide a 401(k) plan to eligible employees with a company match, and also provide a non-qualified deferred compensation plan for highly compensated employees in which Zebra does not provide for company contributions. We generally do not provide other long-term compensation plans, supplemental executive retirement plans or a defined benefit pension plan. We have not historically provided any perquisites.

Zebra also provides a supplemental executive disability policy for executives to replace the difference between what the group disability policy provides and the 60% earnings replacement cap under the group policy. Zebra pays for the supplemental executive disability coverage and the covered executive is taxed on this benefit, which amount is then reimbursed to the executive.

Our Executive Officer Employment Agreements
Each executive officer has an employment agreement, addressing matters such as compensation (including base salary, annual cash incentive awards, long-term equity awards and employee benefit), termination of employment, non-competition and/or non-solicitation provisions. We believe that providing an employment agreement facilitates the attraction of high performing and high potential executive officers by providing them a minimum level of total compensation. We also believe the employment agreements provide a minimum level of assurance in the event of a termination of employment in connection with a change in control, for good reason by the executive officer, or by Zebra without cause, as defined in each executive officer’s employment agreement and summarized under Executive Compensation – Employment Agreements.

The various components of total compensation as reflected within the employment agreements are reviewed on an annual basis by the Committee as described within this Compensation Discussion and Analysis. All other provisions of the employment agreements are established at the onset of the employee being appointed as an executive officer and are reviewed and updated on an as needed basis.

Specific to the non-compete and/or non-solicitation provisions, we believe these provisions align with our desire to protect the company and the stockholders from negative actions that could be caused by an executive officer who joins a competitor and engages in activities that could result in competitive harm to Zebra or our customers.

We believe that the severance amounts as reflected under Potential Payments upon Termination of Employment are fair and reasonable in order to allow the executive officer to transition from Zebra with minimal disruption to our overall business and, in the event of a change in control, to help secure the continued employment and dedication of our executive officers, notwithstanding any concern they may have regarding their own employment.

Tax Effects
Compliance with Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation paid to named executive officers (other than our chief financial officer) in excess of $1,000,000 cannot be deducted for federal income tax purposes unless such compensation is performance-based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by our stockholders. The Committee structures compensation to take advantage of the performance-based compensation exemption under Section 162(m) to the extent practicable, while satisfying Zebra’s compensation policies and objectives. If in the judgment of our Committee the benefits to Zebra of a compensation program that does not satisfy the conditions of Section 162(m) outweigh the costs to Zebra of the failure to satisfy these conditions, the Committee may adopt such a program.

Executive Compensation

The following table summarizes the compensation earned during 2014, 2013 and 2012 by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2014. We refer to these five executive officers as the named executive officers.

SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive Plan	All Other
Name and		Salary		Stock	Option/SAR	Compensation	Compensation
Principal Position	Year	($)	Bonus ($)	Awards ($)(1)	Awards ($)(1)	($)(2)	($)(3)	Total ($)
Anders Gustafsson	2014	838,904	0	1,978,021	436,664	1,677,808	26,887	4,958,284
Chief Executive Officer	2013	800,000	0	2,000,083	499,936	691,152	33,597	4,024,768
	2012	794,231	0	1,666,651	810,380	766,956	26,321	4,064,539
Hugh K. Gagnier	2014	379,312	0	553,917	122,265	531,037	6,173	1,592,704
Senior Vice President,	2013	373,500	0	540,033	134,993	209,743	1,451	1,259,719
Operations	2012	370,565	0	416,682	202,592	225,712	5,403	1,220,954
Joachim Heel	2014	133,151	0	877,503	210,957	199,726	17,188	1,438,525
Senior Vice President,
Global Sales
Michael C. Smiley	2014	393,477	0	593,377	131,001	590,215	6,759	1,714,829
Chief Financial Officer	2013	381,600	0	580,021	144,991	247,260	6,559	1,360,431
	2012	375,785	0	416,682	202,592	248,256	6,326	1,249,641
Michael H. Terzich	2014	343,260	0	586,705	107,435	480,564	3,855	1,521,819
Senior Vice President,	2013	338,000	0	480,049	119,996	189,808	3,855	1,131,708
Chief Administrative	2012	335,308	0	383,323	186,381	204,240	2,472	1,111,724
Officer
____________________

(1)	The amounts reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation, of restricted stock and stock appreciation rights (“SAR”) granted in 2014, 2013 and 2012. The amounts included in this column include the grant date fair value of time-vested restricted stock and SARs, as well as performance-vested restricted stock, which is calculated based on the probable satisfaction of the performance conditions for such awards. If the highest level of performance is achieved for the performance-vested restricted stock granted in 2014, the grant date fair value of all stock awards would be as follows: Mr. Gustafsson – $3,197,060; Mr. Gagnier $895,275; Mr. Heel – $1,508,628; Mr. Smiley – $959,079; and Mr. Terzich – $966,663. Please see Note 18, “Equity-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of assumptions made in calculating the aggregate grant date fair value of these awards.

(2)	The amounts in this column reflect the annual incentive compensation earned under Zebra’s annual incentive plan.

(3)	All other compensation for 2014 consists of 401(k) matching contributions (Mr. Gustafsson – $5,477; Mr. Gagnier – $414; Mr. Heel – $1,813; and Mr. Smiley – $2,587); life insurance premiums (Mr. Gustafsson - $600; Mr. Gagnier - $600; Mr. Heel - $150; Mr. Smiley - $600; and Mr. Terzich - $600); a tax gross up in connection with income recognized for long-term disability premiums paid by Zebra (Mr. Gustafsson - $8,813; Mr. Gagnier - $5,159; Mr. Heel - $0; Mr. Smiley - $3,572; and Mr. Terzich - $3,255); Zebra paid executive long-term disability insurance premiums (Mr. Gustafsson – $11,997); and relocation benefits (Mr. Heel – $16,588).

GRANTS OF PLAN-BASED AWARDS IN 2014(1)

								All Other			Grant
								Stock	All Other		Date Fair
								Awards:	Options	Exercise	Value of
								Number	Awards,	or Base	Stock
		Estimated Future Payouts Under			Estimated Future Payouts Under			of Shares	Number of	Price of	and
		Non-Equity Incentive Plan Awards(2)			Equity Incentive Plan Awards(3)			of	Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(4)	Options(#)(5)	($/Sh)(6)	($)(7)
Anders		419,452	838,904	1,677,808
Gustafsson	5/8/14								19,493	74.72	436,664
	5/8/14							13,384			1,000,052
	11/6/14				6,692	13,384	24,091				977,969
Hugh K.		132,760	265,519	531,037
Gagnier	5/8/14								5,458	74.72	122,265
	5/8/14							3,748			280,051
	11/6/14				1,874	3,748	6,746				273,866
Joachim		49,932	99,863	199,726
Heel	9/15/14								8,572	73.50	210,957
	9/15/14							5,987			440,033
	11/6/14				2,994	5,987	10,777				437,470
Michael C.		147,554	295,108	590,215
Smiley	5/8/14								5,848	74.72	131,001
	5/8/14							4,015			300,001
	11/6/14				2,008	4,015	7,227				293,376
Michael H.
Terzich		120,141	240,282	480,564
	5/8/14								4,796	74.72	107,435
	5/8/14							3,293			246,053
	11/6/14				2,331	4,662	8,392				340,652
____________________

(1)	See “Compensation Discussion and Analysis” for additional discussion of Zebra’s 2014 annual incentive plan and equity awards.

(2)	The amounts in this column represent potential earnings under the 2014 annual incentive plan. The threshold, target and maximum amounts are based on a percentage of incentive eligible compensation. The amount earned was subject to attaining levels of achievement of financial performance goals and, other than for the chief executive officer, individual performance goals as described in the “Compensation Discussion and Analysis.” If the threshold performance target is not met, the annual incentive award is $0. At threshold performance, 50% of the target incentive will be earned. At target performance, 100% of the target incentive will be earned. At maximum performance, 200% of the target incentive will be earned. As described in “Compensation Discussion and Analysis,” return on invested capital (“ROIC”) acted as a modifier of the amount earned under the performance goals; however, pursuant to the terms of the plan, the ROIC modifier cannot increase the financial performance component of the incentive award beyond a maximum 200% award payment for the financial performance component. The actual amounts earned in respect of 2014 are reported in the summary compensation table.

(3)	The target column represents the number of shares of performance-vested restricted stock granted on November 6, 2014. These awards would vest on May 15, 2017, have a two-year performance period ending on December 31, 2016, and a payout based on achieving target levels of (1) net sales (weighted 60%) in 2015 and 2016 and (2) adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin (weighted 40%) in 2015 and 2016. A separate calculation of actual achievement is made for each performance goal. Achievement of the 2015 net sales performance target would result in the “banking” of 30% of the target number of shares under an award; achievement of the 2015 adjusted EBITDA margin performance target would result in the “banking” of 20% of the target number of shares under an award. After the two-year performance period, the number of shares of restricted stock that are eligible to vest on May 15, 2017, will be the greater of either the total number of banked shares or the number of shares earned based upon the achievement of the 2016 net sales performance target and the 2016 adjusted EBITDA margin performance target as set forth in the table below:

	Performance	Performance	Performance
Performance Goals	Threshold	Target	Maximum
	30% of target	60% of target	108% of target
Net Sales in 2016	shares vest	shares vest	shares vest
	20% of target	40% of target	72% of target
Adjusted EBITDA Margin in 2016	shares vest	shares vest	shares vest

Performance in 2016 in between the stated performance levels is interpolated on a straight line basis. The net sales performance targets for 2015 and 2016 (i.e., performance targets) were set based upon management’s net sales and adjusted EBITDA margin forecasts for each year when analyzing the combination of Zebra with the Enterprise business of Motorola Solutions. The 2016 net sales performance threshold is 3% below the 2016 net sales performance target; the 2016 net sales performance maximum is 3% above the 2016 net sales performance target. The 2016 adjusted EBITDA margin performance threshold is two percentage points below the 2016 adjusted EBITDA margin performance target; the 2016 adjusted EBITDA margin performance maximum is two percentage points above the 2016 adjusted EBITDA margin performance target. If the performance thresholds are not achieved, 0% of the shares vest. The threshold column represents the number of shares that would vest if both performance thresholds are attained. The maximum column represents the number of shares that would vest if both performance maxima are attained. Except for Mr. Gustafsson, if an executive officer’s employment is terminated by reason of death or disability prior to December 31, 2016, the vesting of these awards will accelerate at the target number of shares. Except for Mr. Gustafsson, if an executive officer’s employment is terminated by reason of death or disability on or after December 31, 2016, but before May 15, 2017, or by the officer by reason of retirement or by Zebra other than for cause at any time during the performance period, the vesting of these awards will be determined in accordance with the performance-based vesting goals, with pro rata vesting in the case of retirement or termination by Zebra other than for cause. If an executive officer’s employment is terminated for any reason other than death, disability, by the officer by reason of retirement or by Zebra other than for cause, the shares of restricted stock will be forfeited. Mr. Gustafsson’s employment is terminated by reason of death, disability, by Mr. Gustafsson for good reason or by Zebra other than for cause, the number of vested shares will be the target number of shares prorated based on days elapsed from November 6, 2014, to the date of termination of employment (unless otherwise determined by the Board or the Compensation Committee). If Mr. Gustafsson’s employment is terminated for any reason other than death, disability, by Mr. Gustafsson for good reason or by Zebra other than for cause, the shares of restricted stock will be forfeited. For performance-vested restricted stock awards, if a change in control involves stockholders receiving consideration consisting of publicly traded common stock, and if the restricted stock agreement is assumed or a provision is made for the continuation of the restricted stock agreement, then there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the target number of shares of restricted stock will vest. If a change in control does not involve stockholders receiving publicly traded common stock, then there will be a cash payment to the holder representing the value of the target number of shares of restricted stock. The definitions of change in control, good reason and cause are summarized under “Employment Agreements” below.

(4)	Represents shares of time-vested restricted stock granted on May 8, 2014 (for Mr. Heel, September 15, 2014). These awards vest 100% on May 8, 2017 (for Mr. Heel, September 15, 2017). Dividends are not paid on our common stock. The vesting of these awards will be accelerated in full upon a termination of employment by reason of death or disability, and accelerated pro rata upon a termination by reason of retirement, resignation for good reason, or termination by Zebra without cause, except that for Mr. Gustafsson the number of vested shares would be prorated based on days elapsed from the grant date to the date of termination of employment (unless otherwise determined by the Board or the Compensation Committee). For all executive officers, (1) if a change in control involves stockholders receiving consideration consisting of publicly traded common stock, and if the restricted stock award agreement is assumed or a provision is made for the continuation of the agreement, then there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the restricted stock award agreement will continue in accordance with its terms and (2) if a change in control does not involve stockholders receiving publicly traded common stock, then there will be a cash payment to the holder representing the value of the shares of restricted stock.

(5)	Represents the number of shares underlying SAR awards granted on May 8, 2014 (for Mr. Heel, September 15, 2014). SARs become exercisable in 25% increments on each of the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. For all awards held by executive officers other than Mr. Gustafsson, (i) upon termination of employment by reason of death or disability, the unvested portion will vest in full and the SAR will remain exercisable until the earlier of the expiration date or one year after the termination of employment; (ii) upon retirement, any unexercised vested portion will remain exercisable until the earlier of the expiration date or one year after retirement; (iii) upon termination for cause, the SAR will be forfeited; and (iv) upon termination for any other reason, any unexercised vested portion will remain exercisable until the earlier of the expiration date or (a) 90 days after termination if terminated by Zebra and (b) 30 days after termination if termination is voluntary. For Mr. Gustafsson, upon termination of employment (i) by reason of his death, disability, resignation for good reason, or termination by Zebra without cause, the SAR will vest pro rata based on the number of days from the grant date through and including the date of termination of employment, giving credit for any SARs vested prior to termination of employment, and the SAR will remain exercisable until the earlier of the expiration date or one year after his termination of employment due to death or disability or 90 days after his termination of employment by reason of resignation for good reason or termination by Zebra without cause; (ii) upon retirement, any unexercised vested portion will remain exercisable until the earlier of the expiration date or one year after retirement; (iii) upon termination for cause, the SAR will be forfeited; and (iv) upon termination for any other reason, any unexercised vested portion will remain exercisable until the earlier of the expiration date or 30 days after his termination of employment. For all executive officers, (1) if a change in control involves stockholders receiving consideration consisting of publicly traded common stock, and if the SAR agreement is assumed or a provision is made for the continuation of the SAR agreement, then there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the SAR will continue in accordance with its terms and (2) if a change in control does not involve stockholders receiving publicly traded common stock, then there will be a cash payment to the holder representing the difference between the value of a share on the date of the transaction over the base price of the SAR.

(6)	The base price equals the closing market price of our common stock on the date of grant.

(7)	The amounts included in this column were determined in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation and, in the case of performance-vested restricted stock awards, are calculated based on the probable satisfaction of the performance conditions. Please see Note 18, “Equity-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of assumptions made in calculating the aggregate grant date fair value of these awards.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END
	Option/SAR Awards					Stock Awards
									Equity
									Incentive
									Plan
									Awards:
			Equity					Equity	Market or
			Incentive					Incentive Plan	Payout
			Plan					Awards:	Value of
			Awards:					Number of	Unearned
	Number of	Number of	Number of					Unearned	Shares,
	Securities	Securities	Securities			Number of		Shares, Units	Units or
	Underlying	Underlying	Underlying			Shares or	Market Value of	or Other	Other
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	Shares or Units	Rights That	Rights That
	Options/SARs	Options/SARs	Unearned	Exercise	Option	That Have	of Stock That	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Have Not Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)	($)(2)
Anders Gustafsson (3)
4/24/2008	90,000	0		36.49	4/24/2018
5/7/2009	40,000	0		19.56	5/7/2019
5/6/2010	60,149	60,150		27.82	5/6/2020
5/6/2010						22,466	1,739,093
5/5/2011	40,863	13,621		41.57	5/5/2021
4/30/2012	31,144	31,145		38.79	4/30/2022
4/30/2012						21,483	1,662,999
4/30/2012 (4)								38,670	2,993,448
5/3/2013	9,050	27,151		46.07	5/3/2023
5/3/2013						21,707	1,680,339
5/3/2013 (5)								32,561	2,520,508
5/8/2014	0	19,493		74.72	5/8/2024
5/8/2014						13,384	1,036,055
11/6/2014(6)								13,384	1,036,055
Hugh K. Gagnier (7)
4/24/2008	6,658	0		36.49	4/24/2018
5/5/2011	1,558	3,129		41.57	5/5/2021
4/30/2012	7,786	7,786		38.79	4/30/2022
4/30/2012						5,371	415,769
4/30/2012 (4)								9,668	748,400
5/3/2013	2,443	7,332		46.07	5/3/2023
5/3/2013						5,861	453,700
5/3/2013 (5)								8,792	680,550
5/8/2014	0	5,458		74.72	5/8/2024
5/8/2014						3,748	290,133
11/6/2014(6)								3,748	290,133
Joachim Heel(8)
9/15/14	0	8,572		73.50	9/15/2024
9/15/14						5,987	463,454
11/6/2014(6)								5,987	463,454

Michael C. Smiley (9)
5/1/2008	11,700	0	37.67	5/1/2018
5/7/2009	29,122	0	19.56	5/7/2019
5/6/2010	15,100	0	27.82	5/6/2020
5/5/2011	9,387	3,129	41.57	5/5/2021
4/30/2012	7,786	7,786	38.79	4/30/2022
4/30/2012					5,371	415,769
4/30/2012 (4)							9,668	748,400
5/3/2013	2,624	7,875	46.07	5/3/2023
5/3/2013					6,295	487,296
5/3/2013 (5)							9,443	730,944
5/8/2014	0	5,848	74.72	5/8/2024
5/8/2014					4,015	310,801
11/6/2014(6)							4,015	310,801
Michael H. Terzich
(10)
2/6/2006	5,767	0	43.35	2/6/2016
4/25/2007	10,667	0	41.25	4/25/2017
5/5/2011	8,672	2,891	41.57	5/5/2021
4/30/2012	7,163	7,163	38.79	4/30/2022
4/30/2012					4,941	382,483
4/30/2012 (4)							8,894	688,485
5/3/2013	2,172	6,517	46.07	5/3/2023
5/3/2013					5,210	403,306
5/3/2013 (5)							7,815	604,959
5/8/2014	0	4,796	74.72	5/8/2024
5/8/2014					3,293	254,911
11/6/2014(6)							4,662	360,885
____________________

(1)	These restricted stock awards vest three years after the grant date, except that the May 6, 2010, grant to Mr. Gustafsson vests as to and 22,466 shares on May 6, 2015.

(2)	The market value is based on the $77.41 closing price of our common stock on The NASDAQ Stock Market on December 31, 2014.

(3)	The stock appreciation right (“SAR”) granted on May 6, 2010, will vest with respect to 60,150 rights on May 6, 2015; the SAR granted on May 5, 2011, will vest with respect to 13,621 rights on May 5, 2015; the SAR granted on April 30, 2012, will vest with respect to 15,572 rights on April 30, 2015, and 15,573 rights on April 30, 2016; the SAR granted on May 3, 2013 will vest with respect to 9,050 rights on each of May 3, 2015 and 2016, and 9,051 rights on May 3, 2017; and the SAR granted on May 8, 2014, will vest with respect to 4,865 rights on May 8, 2015, and 4,866 rights on each of May 8, 2016, 2017 and 2018.

(4)	Represents the number of restricted shares that are expected to vest on April 30, 2015, based upon achievement of a 19.5% compounded annual growth rate (“CAGR”) of 2014 total net sales over 2011 total net sales and a maximum return on invested capital (“ROIC”) over the three-year performance period ended December 31, 2014.

(5)	Represents the number of restricted shares that are expected to vest on May 3, 2016, based upon expected achievement of a CAGR of 2015 total net sales over 2012 total net sales and expected achievement of ROIC over the three-year performance period ending December 31, 2015. The maximum number of restricted shares that may vest based upon the achievement of a maximum CAGR of 2015 total net sales over 2012 total net sales and a maximum ROIC over the three-year performance period is as follows: Mr. Gustafsson –39,073 shares; Mr. Gagnier 10,550 shares; Mr. Heel – 0; Mr. Smiley – 11,331 shares; and Mr. Terzich – 9,378 shares.

(6)	Represents the number of restricted shares that would vest on May 15, 2017, based upon achievement of a threshold target level of 2016 net sales and a threshold target level of 2016 adjusted EBITDA margin. The maximum number of restricted shares that may vest based upon the achievement of a maximum target level of 2016 net sales and a maximum target level of 2016 adjusted EBITDA margin is as follows: Mr. Gustafsson – 24,091 shares; Mr. Gagnier 6,746 shares; Mr. Heel – 10,777 shares; Mr. Smiley – 7,227 shares; and Mr. Terzich – 8,392 shares. See “Grants of Plan-Based Awards in 2014” table and footnote 3 to that table for a more detailed description of these awards.

(7)	The SAR granted on May 5, 2011 will vest with respect to 3,129 rights on May 5, 2015; the SAR granted on April 30, 2012 will vest with respect to 3,893 rights on each of April 30, 2015 and 2016; the SAR granted on May 3, 2013, will vest with respect to 2,443 rights on each of May 3, 2015, 2016 and 2017; and the SAR granted on May 8, 2014, will vest with respect to 1,364 rights on each of May 8, 2015 and 2016, and 1,365 rights on each of May 8, 2017 and 2018.

(8)	The SAR granted on September 15, 2014, will vest with respect to 2,143 rights on each of September 15, 2015, 2016, 2017 and 2018.

(9)	The SAR granted on May 5, 2011 will vest with respect to 3,129 rights on May 5, 2015; the SAR granted on April 30, 2012, will vest with respect to 3,893 rights on each of April 30, 2015 and 2016; the SAR granted on May 3, 2013 will vest with respect to 2,625 rights on each of May 3, 2015, 2016 and 2017; and the SAR granted on May 8, 2014, will vest with respect to 1,462 rights on each of May 8, 2015, 2016, 2017 and 2018.

(10)	The SAR granted on May 5, 2011 will vest with respect to 2,891 rights on May 5, 2015; the SAR granted on April 30, 2012 will vest with respect to 3,581 rights on each of April 30, 2015 and 2016; the SAR granted on May 3, 2013 will vest with respect to 2,172 rights on each of May 3, 2015 and 2016, and 2,173 rights on May 3, 2017; and the SAR granted on May 8, 2014, will vest with respect to 1,199 rights on each of May 8, 2015, 2016, 2017 and 2018.

Option/Stock Appreciation Right Exercises and Stock Vested

The table below sets forth information with respect to stock options and stock appreciation rights exercised by the named executive officers during 2014 and awards of restricted stock that vested in 2014.

Options and Stock Appreciation Rights Exercised and Stock Vested in 2014

			Number of
	Number of		Shares
	Shares	Value Realized	Acquired on	Value Realized on
	Acquired on	on Exercise	Vesting	Vesting
Name	Exercise (#)	($)(1)	(#)	($)
Anders Gustafsson	27,840	1,059,312	43,706	3,175,568
Hugh K. Gagnier	45,217	1,639,624	7,461	538,684
Joachim Heel	0	0	0	0
Michael C. Smiley	0	0	7,461	538,684
Michael H. Terzich	9,686	226,310	6,892	497,602
____________________

(1)	Value calculated as the difference between the market price of the underlying securities on the date of exercise and the exercise or base price of the exercised stock options or stock appreciation rights.

Non-Qualified Deferred Compensation

Pursuant to Zebra’s non-qualified deferred compensation plan, a named executive officer may defer, on a pre-tax basis, up to 80% of his base salary and annual incentive award. Deferred compensation balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant under the plan. All credited amounts are unfunded general obligations of Zebra, and participants have no greater rights to payment than any unsecured general creditor of Zebra.

The value of a participant’s account changes based upon the performance of a participant’s selected benchmark investment funds. Account balances are paid either in a lump sum or in annual installments. The plan permits payment upon, among other things, a termination of employment or a change in control of Zebra. Zebra does not make contributions to the plan, but pays the costs of administration.

The table below shows the funds available under the plan and the 2014 rates of return.

Fund Name	2014 Rate of Return
American Funds Europac Grw R6 (RERGX)	-1.27%
T. Rowe Price International Discovery Fund (PRIDX)	0.27%
T. Rowe Price Dividend Growth Fund (PRDGX)	13.45%
T. Rowe Price Small-Cap Stock Fund (OTCFX)	8.11%
T. Rowe Price Inst. Large Cap Growth (TRLGX)	9.61%

The table below sets forth information regarding the named executive officers’ participation in the plan in 2014.

Nonqualified Deferred Compensation for 2014

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
	Year	Year	Year	Distributions	Year-End
Name	($)(1)	($)	($)(2)	($)	($)
Anders Gustafsson	0	0	0	0	0
Hugh K. Gagnier	0	0	543	0	58,067
Joachim Heel	0	0	0	0	0
Michael C. Smiley	0	0	3,721	0	397,911
Michael H. Terzich	0	0	0	0	0
____________________

(1)	The amount(s) reported in this column are included in the summary compensation table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.
(2)	The amount(s) reported in this column are not included in the summary compensation table.

Employment Agreements

Zebra has employment agreements with each of the named executive officers. Mr. Gustafsson’s employment agreement is substantially the same as the agreements of Messrs. Gagnier, Heel, Smiley and Terzich, except as described below.

Messrs. Gagnier, Heel, Smiley and Terzich. Messrs. Gagnier, Heel, Smiley and Terzich are entitled to annual base salaries and are eligible to earn targeted annual incentive awards under Zebra’s annual incentive plan. Eligibility to receive equity-based compensation is determined in the sole discretion of the Compensation Committee.

If the officer terminates his employment for good reason or Zebra terminates his employment without cause and under circumstances other than death or disability, the officer will be entitled to (i) a severance payment equal to one-year continuation of base salary; (ii) a pro rata portion of his annual incentive for the year in which his employment terminates, if the incentive otherwise would have been earned; (iii) any unpaid previously earned annual incentive; (iv) a severance payment equal to 100% of the officer’s target annual incentive for the year in which employment terminates; (v) outplacement services not to exceed $32,000; and (vi) the continuation of coverage under Zebra’s medical and dental insurance plans, with Zebra contributing to the cost of such coverage at the same rate Zebra pays for health insurance coverage for its active employees under its group health plan, until the earlier of (a) one year after the date of termination, or (b) the officer becoming eligible for coverage under another group health plan that does not impose preexisting condition limitations. “Cause” includes the commission, indictment or conviction of a felony or misdemeanor involving fraud or dishonesty; a material breach of the employment agreement; willful or intentional misconduct, gross negligence, or dishonest, fraudulent or unethical behavior; failure to materially comply with a direction of the Board; or breach of fiduciary duty to Zebra.

If the officer terminates employment for good reason or Zebra terminates the officer’s employment without cause, and the termination occurs within 120 days immediately preceding or one year following a “change in control,” then the officer will be entitled to all compensation and benefits set forth in the immediately preceding paragraph, except that the officer will receive a payment equal to two times base salary in lieu of one-year salary continuation, plus two times target annual incentive in lieu of one times, which payment would be payable within 60 days following the later of the change in control or termination of employment. A “change in control” includes (1) an acquisition by a person or group of 35% or more of Zebra’s common stock; (2) a change in a majority of the Board within a 24-month period; (3) the approval by our stockholders of a complete liquidation or dissolution of Zebra; or (4) the consummation of a reorganization, merger or consolidation of Zebra or sale or other disposition of all or substantially all of the assets of Zebra. “Good reason” includes a demotion to a lesser position or assignment of duties materially inconsistent with the officer’s position, status or responsibilities; a material breach by Zebra of the employment agreement; or a decrease in base salary (unless applied proportionally).

If payments or benefits exceed the threshold under Section 4999 of the Internal Revenue Code and an excise tax becomes due, the officer would be entitled to a gross-up payment such that, after payment by him of all applicable taxes and excise taxes, he retains an amount equal to the amount he would have retained had no excise tax been imposed; provided, that if the threshold under Section 4999 is exceeded by 10% or less, the total payments he would be entitled to would be reduced so that no excise tax would be due. Mr. Heel is not entitled to a gross-up payment if payments exceed the 3X parachute payment threshold under the Internal Revenue Code. If the parachute payments would exceed the 3X threshold, then the payments will be cut back to an amount that is one dollar less than the threshold. However, this cut back would not be made if Mr. Heel would have more “after excise tax” dollars if he paid the excise tax.

Each officer is bound by non-competition and non-solicitation provisions until two years following termination, except Mr. Gagnier is bound for one year following termination. Each officer has agreed to confidentiality covenants during and after employment.

Mr. Gustafsson. Mr. Gustafsson’s employment agreement provides for a minimum base salary of $700,000, a target annual incentive equal to 100% of salary and a maximum annual incentive equal to 200% of salary.

Mr. Gustafsson’s agreement also provides (i) that any decrease in Mr. Gustafsson’s starting date salary permits him to terminate his employment for good reason and (ii) if Mr. Gustafsson terminates employment for good reason or Zebra terminates his employment without cause and under circumstances other than death or disability, he will not receive outplacement services, the unvested portion of non-performance-based equity awards will vest immediately (unless otherwise expressly set forth in an award agreement, such as Mr. Gustafsson’s time-vested SAR and restricted stock award agreements granted in 2010, 2011, 2012, 2013 and 2014), the continuation of his salary will be for a period of two years, and, unless it is otherwise terminated, the continuation of healthcare coverage will be for a period of two years.

Potential Payments upon Termination of Employment or Change in Control

Described below are the potential payments and benefits to which the named executive officers would be entitled from Zebra under their employment agreements, their equity award agreements, and Zebra’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2014. Amounts actually received would vary based on factors such as the date on which a named executive officer’s employment terminates and the price of our common stock on such date. The tables exclude payments and benefits that are provided on a non-discriminatory basis to full-time salaried employees, such as accrued salary and vacation pay.

The named executive officers are not entitled to any payments or benefits as a result of a termination of employment for cause.

Retirement or Voluntary Resignation

				Accelerated	Accelerated
	Salary	Incentive	Earned	Options and	Restricted
Name	Severance ($)	Severance ($)	Incentive ($)(1)	SARs ($)	Stock ($)(2)	Total ($)(3)
Anders Gustafsson	0	0	0	0	0	0
Hugh K. Gagnier	0	0	0	0	0	0
Joachim Heel	0	0	0	0	0	0
Michael C. Smiley	0	0	0	0	0	0
Michael H. Terzich	0	0	0	0	0	0
____________________

(1)	Under the 2014 annual incentive plan, a participant may be paid any earned incentive award amount in the event of termination by reason of retirement, but not voluntary resignation. None of the named executive officers was eligible for retirement under the 2014 annual incentive plan.

(2)	Although none of the named executive officers was age 65 as of December 31, 2014, the time-vested restricted stock awards and performance-vested restricted stock awards granted in 2013 and 2014 provide for pro rata vesting for a termination of employment by reason of retirement on or after age 65 or prior to age 65 with the approval of the Senior Vice President, Human Resources. The performance-vested restricted stock awards would vest pro rata in accordance with the performance goals.

(3)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Death or Disability

					Accelerated
	Salary	Incentive	Earned	Accelerated	Restricted
Name	Severance ($)	Severance ($)	Incentive ($)(1)	SARs ($)(2)	Stock ($)(3)	Total ($)(4)
Anders Gustafsson	0	0	1,677,808	3,511,910	6,607,795	11,797,300
Hugh K. Gagnier	0	0	531,037	657,306	2,651,819	3,840,162
Joachim Heel	0	0	199,726	33,517	926,907	1,160,170
Michael C. Smiley	0	0	590,215	675,372	2,760,348	4,025,935
Michael H. Terzich	0	0	480,564	597,393	2,493,361	3,571,318
____________________

(1)	Under the 2014 annual incentive plan, participants are entitled to any earned incentive award amount in the event of termination of employment by reason of death or disability. The amount assumes termination of employment at year end and is based on actual performance.

(2)	Time-vested SARs accelerate vesting in full, except that Mr. Gustafsson’s 2014, 2013, 2012, 2011 and 2010 time-vested SAR awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. The amounts reflect the difference between the exercise price of each SAR and the $77.41 closing price of our common stock on The NASDAQ Stock Market on December 31, 2014, for the following number of in-the-money SARs: Mr. Gustafsson – 85,358; Mr. Gagnier – 23,705; Mr. Heel – 8,572; Mr. Smiley – 24,638; and Mr. Terzich – 21,367.

(3)	Time-vested restricted stock awards accelerate vesting in full, except that Mr. Gustafsson’s 2014, 2013, 2012, 2011 and 2010 time-vested restricted stock awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. For performance-vested restricted stock awards, the target number of shares accelerates, except that Mr. Gustafsson’s performance-vested restricted stock awards vest at target in a pro rata amount based on the number of days from the grant date through and including the date of termination of employment.

The amounts reflect the $77.41 closing price of our common stock on The NASDAQ Stock Market on December 31, 2014, for the following number of shares of restricted stock: Mr. Gustafsson – 85,358; Mr. Smiley – 24,638; Mr. Gagnier – 34,257; Mr. Heel – 11,974; Mr. Smiley – 35,659; and Mr. Terzich – 32,210.

(4)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Termination by Zebra without Cause or by Officer for Good Reason

						Medical,
	Salary	Incentive	Earned		Accelerated	Dental,
	Severance	Severance	Incentive	Accelerated	Restricted	Outplacement
Name	($)(1)	($)(1)	($)(2)	SARs ($)(3)	Stock ($)(4)	($)(5)	Total ($)(6)
Anders Gustafsson	1,700,000	850,000	1,677,808	3,511,910	6,607,582	17,921	14,365,221
Hugh K. Gagnier	380,970	266,679	531,037	0	2,176,010	45,683	3,400,379
Joachim Heel	450,000	337,500	199,726	0	94,289	45,983	1,127,498
Michael C. Smiley	396,864	297,648	590,215	0	2,250,712	45,975	3,581,414
Michael H. Terzich	344,760	241,332	480,564	0	1,975,919	46,100	3,088,675
____________________

(1)	The named executive officers are entitled to severance equal to salary for one year and one times target incentive, except Mr. Gustafsson, who is entitled to salary for two years and one times target incentive.

(2)	Under the 2014 annual incentive plan, and in accordance with the named executive officers’ employment agreements, the named executive officer may be paid an earned incentive award amount in the event of termination by Zebra without cause or termination by the named executive officer for good reason. The amount assumes termination of employment at year end and is based on actual performance.

(3)	Mr. Gustafsson’s 2014, 2013, 2012, 2011 and 2010 time-vested SAR awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. At December 31, 2014, 80,414 in-the-money SARs held by Mr. Gustafsson would have accelerated vesting. The amount reflects the difference between the $77.41 closing price of our common stock on The NASDAQ Stock Market on December 31, 2014, and the base price of each SAR.

(4)	Time-vested restricted stock awards granted in 2012 accelerate vesting in full., except for Mr. Gustafsson, whose 2012 time-vested award would vest pro rata. Time-vested restricted stock awards granted in 2014 and 2013 to all executives and Mr. Gustafsson’s 2012 and 2010 time-vested restricted stock awards, vest pro rata based on the number of days from the grant date through and including the date of termination of employment. Performance-vested restricted stock awards granted in 2013 and 2012 to executives other than Mr. Gustafsson accelerate vesting in accordance with the performance-based vesting goals. Performance-vested restricted stock awards granted in 2014 to executives other than Mr. Gustafsson accelerate vesting in accordance with the performance-based vesting goals on a pro rata basis. Because no portion of the performance period ending December 31, 2016, has been completed as of December 31, 2014, the 2014 performance-vested restricted stock awards granted to executives other than Mr. Gustafsson are reflected in the table on a pro rata basis at target performance. Mr. Gustafsson’s 2014, 2013 and 2012 performance-vested restricted stock awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. The amounts reflect the $77.41 closing price of our common stock on The NASDAQ Stock Market on December 31, 2014, for the following number of shares of restricted stock: Mr. Gustafsson – 85,358; Mr. Gagnier – 28,110; Mr. Heel – 1,218; Mr. Smiley – 29,075; and Mr. Terzich – 25,525.

(5)	The named executive officers are entitled to healthcare and dental coverage for up to one year and outplacement services with a value up to $32,000, except Mr. Gustafsson, who is entitled to healthcare and dental coverage for up to two years, but no outplacement services.

(6)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Termination by Zebra without Cause or by Officer for
Good Reason Concurrently with a Change in Control (1)

						Medical,
	Salary	Incentive	Earned		Restricted	Dental,
	Severance	Severance	Incentive	Accelerated	Stock ($)(4)	Outplacement	Excise Tax
Name	($)(2)	($)(2)	($)(3)	SARs ($)(4)(5)	(6)	($)(7)	Gross Up ($)(8)	Total ($)(9)
Anders Gustafsson	1,700,000	1,700,000	1,677,808	5,601,244	10,497,880	17,921	0	21,194,853
Hugh K. Gagnier	761,940	533,358	531,037	657,306	2,651,819	45,683	0	5,181,143
Joachim Heel	900,000	675,000	199,726	33,517	926,907	45,983	0	2,781,133
Michael C. Smiley	793,728	595,296	590,215	675,372	2,760,348	45,975	1,291,294	6,752,228
Michael H. Terzich	689,520	482,664	480,564	597,393	2,493,361	46,100	0	4,789,602
____________________

(1)	The named executive officers are entitled to the severance amounts and earned incentive award, if any, if Zebra terminates the named executive officers’ employment without cause or the named executive officers terminate employment for good reason within 120 days before or one year after a change in control, commonly referred to as a “double trigger.” The meanings of change in control, good reason and cause are set forth under “Employment Agreements” above.

(2)	The named executive officers are entitled to severance equal to two times salary and target incentive.

(3)	Under the 2014 annual incentive plan, participants are entitled to any earned incentive award amount in the event of termination by Zebra without cause or, in accordance with the named executive officers’ employment agreements, termination by the named executive officer for good reason in the event of a change in control. The amount assumes termination of employment at year end and is based on actual performance.

(4)	Under the 2011 Long-Term Incentive Plan (“2011 LTIP”), and beginning with equity awards to the named executive officers in 2012, if pursuant to a change in control of Zebra effective December 31, 2014, stockholders receive consideration consisting solely of publicly traded common stock and outstanding equity awards are assumed or provision is made for the continuation of these awards after the change in control, then such awards will continue in accordance with their terms. These awards, however, also provide that if the participant’s employment is terminated by the participant for good reason or by Zebra without cause during the one-year period after the change in control, then vesting of the awards will accelerate. Because Securities and Exchange Commission rules require that we assume a termination of employment occurs concurrently with a change in control, the amounts set forth in the table includes equity awards that under the 2011 LTIP contain “double trigger” acceleration provisions.

(5)	The following number of unvested in-the-money SARs held by the named executive officers would be accelerated as a result of a change in control and concurrent termination of employment on December 31, 2014: Mr. Gustafsson – 151,560; Mr. Gagnier – 23,705; Mr. Heel – 8,572; Mr. Smiley – 24,638; and Mr. Terzich – 21,367. The amounts reflect the difference between the $77.41 closing of our common stock on The NASDAQ Stock Market on December 31, 2014, and the base price of each SAR.

(6)	The following total number of unvested shares of restricted stock held by the named executive officers would be accelerated as a result of a change in control and concurrent termination of employment on December 31, 2014: Mr. Gustafsson – 135,614; Mr. Gagnier – 34,257; Mr. Heel – 11,974; Mr. Smiley – 35,659; and Mr. Terzich – 32,210. For performance-vested restricted stock awards granted in 2012, the vested number of shares of restricted stock has been determined in accordance with the performance-based vesting goals, except for Mr. Gustafsson, whose 2012 award vests at target. Performance-vested restricted stock awards granted in 2014 and 2013 vest at the target number of shares. The amounts reflect the $77.41 closing price of our common stock on The NASDAQ Stock Market on December 31, 2014.

(7)	The named executive officers are entitled to healthcare and dental coverage for up to one year and outplacement services with a value up to $32,000, except Mr. Gustafsson, who is entitled to healthcare and dental coverage for up to two years, but no outplacement services.

(8)	Represents estimated tax gross ups on severance, accelerated options, SARs and restricted stock, and healthcare and dental benefits.

(9)	Excludes the amount of previously earned and fully vested deferred compensation under the 2002 Deferral Plan that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Equity Compensation Plan Information

The following table provides information related to Zebra’s equity compensation plans as of December 31, 2014.

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon	Weighted-Average	Future Issuance Under
	Exercise of	Exercise Price of	Equity Compensation
	Outstanding	Outstanding Options,	Plans (Excluding
	Options, Warrants	Warrants	Securities
Plan Category	and Rights	and Rights	Reflected in Column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by
Security Holders	1,696,251 (1)	$41.55	4,598,119 (2)
Equity Compensation Plans Not Approved by
Security Holders	1,604 (3)	$2.58 (3)	0

Total	1,697,855	$41.52	4,598,119

____________________

(1)	Reflects shares of Zebra common stock issuable pursuant to outstanding options and stock appreciation rights under the 1997 Stock Option Plan, 2006 Incentive Compensation Plan, 2002 Non-Employee Director Stock Option Plan and 2011 Long-Term Incentive Plan.

(2)	Reflects the number of shares available under the 2011 Long-Term Incentive Plan (“LTIP”) (3,307,608 shares) and 2011 Employee Stock Purchase Plan (1,290,511 share). All of the shares under the LTIP are available for any award made under the LTIP, including options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units.

(3)	Reflects shares issuable pursuant to outstanding options under the WhereNet Corp. 1997 Stock Option Plan. Zebra granted these options upon conversion of WhereNet options when Zebra acquired WhereNet Corp.

Compensation Committee Interlocks and Insider Participation

Only independent directors served on the Compensation Committee during 2014. Dr. Potter is the Chair of the Compensation Committee, and Ms. Roberts and Messrs. Keyser and Smith are members. None of them (i) has ever been an officer or other employee of Zebra or (ii) has any relationship requiring disclosure under Item 404 of the Security and Exchange Commission’s Regulation S-K. No executive officer of Zebra served in 2014 on the compensation committee or similar body of any organization that determined compensation payable to any member of the Compensation Committee.

Proposal 2

Advisory Vote to Approve Compensation of Named Executive Officers

Zebra is seeking your advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission. This is known as a “say-on-pay” proposal. At Zebra’s 2014 annual meeting of stockholders, the proposal was approved by 95.2% of the votes cast for or against the proposal. At the 2011 annual meeting, our stockholders indicated a preference of holding an annual say on pay vote.

We ask our stockholders to approve the following resolution:

“Resolved, that the compensation of the named executive officers of Zebra Technologies Corporation, as disclosed pursuant to Item 402 of Regulation S-K, as described in and including the Executive Summary-Compensation Discussion and Analysis, Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement, is approved by the stockholders of Zebra.”

As described in detail under “Executive Summary - Compensation Discussion and Analysis” and “Compensation Discussion and Analysis,” our total rewards and executive compensation programs are designed to attract, retain, motivate, develop and reward our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate and individual goals, and the realization of increased stockholder value.

Our Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Our Compensation Committee also regularly reviews its own processes to ensure alignment with its charter and recent regulatory requirements. This review includes such topics as peer review analysis, total rewards philosophy, Compensation Committee charter review and a compensation risk assessment.

We are asking our stockholders to approve our named executive officer compensation as described in this proxy statement. This proposal gives you the opportunity to express your view on the compensation of our named executive officers. This stockholder vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. We ask you to vote “FOR” the approval of the resolution included above.

This vote is advisory, and therefore not binding on Zebra, our Compensation Committee, or our Board of Directors. Our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the results of the vote, as appropriate, in making future decisions regarding the compensation of our named executive officers.

The Board of Directors recommends a vote “FOR” approval of the compensation of our named executive officers.

Proposal 3

Approval of 2015 Short-Term Incentive Plan

We believe that short-term incentive compensation is an important component of our compensation program. The Board of Directors asks our stockholders to approve the 2015 Short-Term Incentive Plan (the “STIP”) at the annual meeting. Short-term compensation awards have been governed by the 2011 Short-Term Incentive Plan, which was approved by our stockholders in 2011. If approved by stockholders, the STIP would become effective on the date of stockholder approval. The STIP would apply to awards made on or after January 1, 2016. Incentive compensation awards made pursuant to the Zebra Technologies Corporation 2011 Short-Term Incentive Plan would continue to be governed by the terms of that plan. The Board believes the STIP is in the best interests of Zebra because it will enable Zebra to attract, retain, motivate and reward key personnel. The Board adopted the STIP on February 11, 2015, after receiving the recommendation of our Compensation Committee to approve the STIP. The STIP would become effective upon obtaining stockholder approval.

Reference is made to Exhibit A to this Proxy Statement for the complete text of the STIP, which is summarized below.

Description of the STIP
Administration. The STIP will be administered by the Compensation Committee, which consists of at least two members of the Board who are both non-employee directors of Zebra within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and outside directors for purposes of the $1 million deductibility cap under the Internal Revenue Code (the “Code”). The Committee may delegate the administration of the STIP to the Board or the chief executive officer other than certain matters relating to awards to persons whose compensation is or may be subject to the $1 million deductibility cap or who are subject to Section 16 of the Securities Exchange Act of 1934.

The Compensation Committee will, subject to the terms of the STIP, interpret the STIP and establish rules and regulations it deems necessary or desirable for the administration of the STIP. All determinations and decisions made by the Compensation Committee and all related orders and resolutions of the Board will be final, conclusive and binding on all persons.

Effective Date, Termination and Amendment. The STIP will become effective as of May 14, 2015, if approved by stockholders at the annual meeting and will continue until amended or terminated by the Board. The Board may amend the STIP, subject to any requirement of stockholder approval required by law, the rules of NASDAQ or as determined by the Board.

Awards. Awards will be made for a fiscal year or shorter period and, unless otherwise determined by the Compensation Committee, will be paid in cash in a lump sum payment (subject to applicable tax withholding). Awards may be in the form of an annual cash incentive plan or individual award agreements. Awards will be paid promptly following the Compensation Committee’s determination of whether and the extent to which the performance goals have been achieved with respect to the performance period, but in no event will awards be paid later than December 31 of the year following the end of the performance period, provided that, in the case of a participant whose employment terminates on or before December 31 of a calendar year that falls within a performance period, if the Compensation Committee determines that such participant is entitled to payment in respect of all or a portion of the participant’s award, then the payment will be made to the participant not later than March 15 of the calendar year following the year of termination. The Compensation Committee will also have the right to allow participants to elect to defer the payment of awards subject to such terms and conditions as the Committee may determine.

The Compensation Committee will select eligible persons to receive awards and establish the performance goals applicable to awards. Performance goals may include one or more of the following measurements: revenue; primary or fully-diluted earnings per share; EBITDA; pretax income; cash flows from operations; total cash flows; bookings; return on equity; return on invested capital; return on assets; net operating profits after taxes; economic value added; total stockholder return or return on sales; or any individual performance objective which is measured solely in terms of quantitative targets related to Zebra or Zebra’s business, or any combination thereof. Performance goals may be based on one or more business criteria, one or more business units or divisions of Zebra or the applicable sector, or Zebra as a whole, and comparison with a peer group of companies.

With respect to awards granted to persons who are, or are expected to be, employed as the chief executive officer of Zebra or one of the three most highly compensated officers of Zebra other than the chief executive officer and chief financial officer as of the last day of Zebra’s taxable year, the applicable performance goals will be established by the Compensation Committee no later than the latest date that the Committee may establish such goals without jeopardizing the ability of the award to constitute qualified performance-based compensation. For purposes of complying with the $1 million deductibility cap, the maximum aggregate cash payout with respect to awards granted in any one fiscal year that may be made to any participant will be $8,000,000.

Termination of Employment. Each award will set forth the extent to which a participant will have the right to receive payment following termination of employment. If the award does not include termination of employment provisions, then termination:

•	by reason of retirement, death or disability would result in a prorated payout as of the date of termination (except, in the case of retirement for awards intended to satisfy the $1 million deductibility cap, such awards would terminate);

•	for cause would result in the immediate forfeiture of the award; and

•	termination for any reason other than retirement, death, disability or for cause (e.g., resignation), would result in immediate forfeiture of the award.

Change in Control-Definition. For purposes of the STIP, a change in control means (i) an acquisition by a person or group of 35% or more of the shares of common stock of Zebra (other than an acquisition directly from or by Zebra, by a Zebra benefit plan or certain reorganizations, merger or consolidations), (ii) a change in a majority of the Board, (iii) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of Zebra’s assets (unless the stockholders receive 50% or more of the stock of the company resulting from such transaction and no person or group owns 35% or more of the shares after the transaction) or (iv) a liquidation or dissolution of Zebra.

Effect of Change in Control. Except as provided in an award and absent any action taken by the Board or the Compensation Committee to continue the STIP for the remainder of an outstanding performance period in which a Change in Control occurs, in the event of a Change in Control, each participant subject to an outstanding award will receive a prorated payment of the target payout under the award.

Federal Income Tax Consequences
The following is a brief summary of certain U.S. federal income tax consequences generally arising with respect to awards under the STIP.

General. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding) in the year of payment, and Zebra will be entitled to a corresponding deduction.

Golden Parachute Payments. Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” under Section 280G and Section 4999 of the Code. Under these provisions, the participant would be subject to a 20% excise tax on, and Zebra would be denied a deduction with respect to, any “excess parachute payments.”

Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held company is allowed each year to deduct for the compensation paid to each of the company's chief executive officer and the company's three most highly compensated executive officers other than the chief executive officer and the chief financial officer. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as performance-based compensation, the following requirements must be satisfied: (1) the performance goals must be determined by a committee consisting solely of two or more “outside directors”, (2) the material terms under which the compensation is to be paid, including the performance goals, must be approved by a majority of the company's stockholders, and (3) if applicable, the committee must certify that the applicable performance goals were satisfied before payment of any performance-based compensation is made. As noted above, the Compensation Committee currently consists solely of “outside directors” for purposes of Section 162(m) of the Code. The Committee would be permitted to grant awards under the STIP as qualified performance-based compensation within the meaning of Section 162(m).

Section 409A of the Code. Section 409A of the Code (“Section 409A”) establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of premature income tax and a 20% excise tax on the individual entitled to receive the deferred compensation. Certain awards granted under the STIP may constitute deferred compensation subject to Section 409A. If an award is subject to Section 409A and does not comply with the requirements of Section 409A, then the amount deferred will become subject to immediate taxation to the participant, and the participant will be required to pay (1) a penalty equal to interest at the underpayment rate plus l% on the tax that should have been paid on the amount of the original deferral and any related earnings, and (2) in addition to any regular tax, an excise tax equal to 20% of the original deferral and any earnings credited on the deferral. It is intended that the provisions of the STIP either satisfy the requirements of Section 409A or fall within an exemption from Section 409A. Zebra reserves the right to amend the STIP and awards as the company determines in good faith to be necessary to comply with the requirements of Section 409A.

The Board of Directors recommends a vote “FOR” approval of the 2015 Short-Term Incentive Plan

Proposal 4

Approval of 2015 Long-Term Incentive Plan

We believe that stock-based incentive compensation is integral to our compensation program and advances the interests of Zebra and its subsidiaries by rewarding key personnel for their long-term contributions to Zebra’s financial success and motivating them to continue to make such contributions in the future. The Board of Directors asks our stockholders to approve the 2015 Long-Term Incentive Plan (the “LTIP”) at the annual meeting. If approved by stockholders, the LTIP will become effective on the date of stockholder approval. In the event that the Plan is not approved by the stockholders, the LTIP would be null and void. The Plan would supersede and replace the Zebra Technologies Corporation 2011 Long-Term Compensation Plan (the “Prior Plan”), except that the Prior Plan would remain in effect with respect to outstanding awards under the Prior Plan until those awards have been exercised or otherwise terminated. As of March 1, 2015, 3,307,608 shares were available for new awards under the 2011 LTIP and awards with respect to 808,213 were outstanding.

If stockholders approve the LTIP, no additional grants will be made under the 2011 LTIP after the date of stockholder approval and any shares then available for new awards under the 2011 LTIP will no longer be available under the 2011 LTIP or the LTIP. The Board believes the LTIP is in the best interests of Zebra because it links long-term incentive compensation to Zebra’s financial performance and will enable Zebra to attract, retain, motivate and reward key personnel. Additionally, due to Zebra’s acquisition of the Enterprise Mobility business of Motorola Solutions, Inc. in October 2014, Zebra is seeking stockholder approval of the LTIP to ensure equity grants are available to employees of the new, much larger employee population. The Board adopted the LTIP on February 11, 2015 after receiving the recommendation of our Compensation Committee to approve the LTIP. The LTIP would become effective upon obtaining stockholder approval.

General
The purposes of the LTIP are align participants’ long-term compensation with the interests of Zebra and its stockholders and to attract, retain, motivate and reward key personnel. Under the LTIP, we may grant non-qualified options to purchase shares of Zebra’s common stock, “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”)), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards, performance shares, and performance units.

Approximately 3,200 officers, other employees, non-employee directors and consultants are eligible to participate in the LTIP. The closing price of Zebra’s common stock on March 22, 2011, was $37.10.

Reference is made to Exhibit B to this Proxy Statement for the complete text of the LTIP, which is summarized below.

Description of the LTIP
Administration. The LTIP will be administered by the Compensation Committee consisting of at least two members of the Board who are both non-employee directors of Zebra within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and outside directors for purposes of the $1 million deductibility cap under the Internal Revenue Code (the “Code”). The Board will administer the LTIP for purposes of granting awards to non-employee directors and for approving, after receiving the recommendation of the Committee, awards to the CEO.

The Compensation Committee will select eligible persons to receive awards and determine the form, amount and timing of each award and all other terms and conditions of each award, including the number of shares, SARs or units subject to an award and the vesting or performance for an award.

The Compensation Committee may delegate the administration of the LTIP other than certain matters relating to awards to persons whose compensation is or may be subject to the $1 million deductibility cap or who are subject to Section 16 of the Securities Exchange Act of 1934 or who are non-employee directors.

The Compensation Committee will, subject to the terms of the LTIP, interpret the LTIP and establish rules and regulations it deems necessary or desirable for the administration of the LTIP and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities.

All determinations and decisions made by the Compensation Committee and all related orders and resolutions of the Board will be final, conclusive and binding on all persons.

Effective Date, Termination and Amendment. The LTIP will become effective as of May 14, 2015, if approved by stockholders at the annual meeting and will terminate on the tenth anniversary of the effective date, unless terminated earlier by the Board. The Board may amend the LTIP, subject to any requirement of stockholder approval required by law, the rules of NASDAQ or as determined by the Board.

Available Shares. Subject to adjustment in the event of a stock split, stock dividend, merger, reorganization or similar event, 5,500,000 shares of common stock will be available under the LTIP. The number of available shares will be reduced by the aggregate number of shares of common stock which become subject to outstanding awards. The LTIP does not provide for the “recycling” of shares that are not issued or delivered by reason of the termination of an award or by reason of the delivery or withholding of shares to pay all or a portion of the exercise price or tax withholding obligations relating to the award. For purposes of complying with the $1 million deductibility cap, the maximum aggregate number of shares (including options, SARs, restricted stock, RSUs, performance units and performance shares to be paid out in shares) that may be granted in any one fiscal year to a participant will be 500,000 and the maximum aggregate cash payout (including performance awards, performance units and performance shares paid out in cash) with respect to awards granted in any one fiscal year that may be made to any participant will be $8,000,000.

Stock Options. The Compensation Committee will determine (i) whether an option is an incentive stock option or non-qualified stock option, (ii) the number of shares subject to the option and the purchase price per share, which may not be less than 100% of the fair market value of a share on the date of grant, (iii) the period during which the option may be exercised, which may not be later than ten years after the date of grant in the case of an incentive stock option, (iv) whether such option is exercisable in whole or in part, (v) whether the option may be exercised by paying cash or delivering previously owned shares and (vi) whether the option is subject to specified performance goals during an applicable performance period.

Incentive Stock Options. Each incentive stock option will be exercisable for no more than ten years after its date of grant, unless the option holder owns greater than ten percent of the voting power of all shares of our capital stock (a “ten percent holder”), in which case the option will be exercisable for no more than five years after its date of grant. The exercise price of an incentive stock option will not be less than the fair market value of the common stock on its date of grant, unless the option holder is a ten percent holder, in which case the option exercise price will be the price required by the Code, currently 110% of fair market value. Subject to the requirements of the Code, all of the terms relating to the exercise or cancellation of an incentive stock option (and tandem SAR) upon a termination of employment, whether by reason of disability, retirement, death or any other reason, will be determined by the Compensation Committee.

Stock Appreciation Rights. An SAR entitles the holder to receive, upon exercise, shares (which may be restricted stock or RSUs), cash or a combination thereof with an aggregate value equal to the excess of the fair market value of one share on the date of exercise over the grant price of such SAR. The Compensation Committee will determine (i) whether an SAR is issued in tandem with, or by reference to, an option (a “Tandem SAR”) or is free-standing (a “Non-Tandem SAR”), (ii) the number of SARs subject to the award and the grant price of the SAR, which may not be less than 100% of the fair market value of a share on the date of grant, (iii) the period during which the SAR may be exercised, which may not be longer than the exercise period of the related option in the case of a Tandem SAR, (iv) whether the SAR is exercisable in whole or in part, (v) whether the SAR may be exercised for shares (including restricted stock or RSUs), cash or a combination thereof and (vi) whether the SAR is subject to specified performance goals during an applicable performance period.

No Repricing of Options or Stock Appreciation Rights. Subject to adjustment in the event of a stock split, stock dividend, merger, reorganization or similar event, the terms of an outstanding option or SAR may not be amended to reduce the exercise price or grant price, and no option or SAR may be canceled in exchange for cash, other awards or options or SARs with an exercise price or grant price that is less than the exercise price or grant price of the original option or SAR without the approval of a majority of the votes cast affirmatively or negatively by stockholders at a meeting in which the reduction of such exercise price or grant price, or the cancellation and regranting of an award, is considered for approval.

Restricted Stock and Restricted Stock Unit Awards. The LTIP provides for the grant of (1) stock awards which may be subject to a restriction period (“restricted stock”) and (2) RSU awards. An RSU is a right to receive a share, or an equivalent cash value, that is subject to a restriction period. An award of restricted stock or RSUs may be subject to specified performance goals during an applicable performance period. Restricted stock and RSU awards will be subject to forfeiture if the holder does not remain continuously in the employment of or service to Zebra during the restriction period or, if the award is subject to performance goals, if those performance goals are not attained. The Compensation Committee will determine (i) whether an award will be in restricted stock or RSUs, (ii) the number of shares or RSUs subject to the award, (iii) the length of the restriction period and (iv) the performance goals, if any (e.g., stockholder return and earnings per share). Unless otherwise set forth in the award agreement, the holder of a restricted stock award (but not an RSU award) will have voting rights and will have the right to receive dividends with respect to the shares of restricted stock.

Performance Awards, Performance Units and Performance Share Awards. The LTIP also provides for the grant of performance awards, performance unit awards and performance share awards. A performance award is a right, contingent upon the attainment of performance goals within a performance period, to receive an amount in cash that has an initial value specified in the award agreement. A performance unit award is a right, contingent upon the attainment of performance goals within a performance period, to receive an amount that has an initial value equal to the fair market value of a share on the grant date, which amount may be paid in a share (which may be restricted stock or an RSU), or in lieu of all or a portion thereof, the fair market value of a share in cash. A performance share award is a right, contingent upon the attainment of performance goals within a performance period, to receive one share (which may be restricted stock or an RSU), or in lieu of all or a portion thereof, the fair market value of a share in cash.

Prior to the settlement of a performance unit award or performance share award in shares of common stock, the holder of the award will have no rights as a stockholder of Zebra with respect to the shares of common stock subject to the award. Performance awards, performance units and performance shares will be subject to forfeiture if the specified performance goals are not attained. The Compensation Committee will determine (i) the initial cash value, or number of performance units or shares subject to the award, (ii) the performance goals, (iii) the length of the performance period and (iv) whether the performance units or performance shares may be settled in shares, cash or a combination thereof.

Performance Goals. Under the LTIP, the vesting or payment of performance awards, performance units, performance shares and certain awards of restricted stock or RSUs will be subject to the satisfaction of certain performance goals. The Compensation Committee will establish performance goals applicable to awards. Performance goals may include one or more of the following measurements: revenue; primary or fully-diluted earnings per share; EBITDA; pretax income; cash flows from operations; total cash flows; bookings; return on equity; return on invested capital; return on assets; net operating profits after taxes; economic value added; total stockholder return or return on sales; or any individual performance objective which is measured solely in terms of quantitative targets related to Zebra or Zebra’s business, or any combination thereof. Performance goals may be based on one or more business criteria, one or more business units or divisions of Zebra or the applicable sector, or Zebra as a whole, and comparison with a peer group of companies.

With respect to awards granted to persons who are, or are expected to be, employed as the chief executive officer of Zebra or one of the three most highly compensated officers of Zebra other than the chief executive officer and chief financial officer as of the last day of Zebra’s taxable year, the applicable performance goals will be established by the Compensation Committee no later than the latest date that the Committee may establish such goals without jeopardizing the ability of the award to constitute qualified performance-based compensation.

Non-Transferability of Awards. Unless otherwise specified in the agreement relating to an award, no award may be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by Zebra.

Termination of Employment. Each award agreement will set forth the extent to which a participant will have the right to exercise the option or SAR or to receive or settle unvested restricted stock, RSUs, performance awards, performance units or performance shares following termination of employment, service as a non-employee director, or consulting arrangement. If the award agreement does not include termination of employment or service provisions, then termination:

●

by reason of retirement, death or disability would result (i) in the case of options and SARs, in acceleration of exercisability of any unexercisable options or SARs, which may then be exercised until the earlier of the expiration date of the option or SAR and the date which is 12 months after such termination, (ii) in the case of restricted stock and RSUs, in acceleration of vesting of any unvested shares or RSUs, and (iii) in the case of performance awards, performance units and performance shares, in a prorated payout as of the date of termination (except in the case of retirement for awards intended to satisfy the $1 million deductibility cap, which awards would terminate);

●	for cause would result in the immediate forfeiture of the award; and
●

termination for any reason other than retirement, death, disability or for cause (e.g., resignation), would result in (i) the option or SAR being exercisable only to the extent exercisable on the date of termination until the earlier the expiration date of the option or SAR and the date which is 90 days after such termination and (ii) the immediate forfeiture of any restricted stock, restricted stock units, performance awards, performance units and performance shares.

Change in Control-Definition. For purposes of the LTIP, a change in control means (i) an acquisition by a person or group of 35% or more of the shares of common stock of Zebra (other than an acquisition directly from or by Zebra, by a Zebra benefit plan or certain reorganizations, merger or consolidations), (ii) a change in a majority of the Board, (iii) the consummation of a reorganization, merger or consolidation or sale of all or substantially all of Zebra’s assets (unless the stockholders receive 50% or more of the stock of the company resulting from such transaction and no person or group owns 35% or more of the shares after the transaction) or (iv) a liquidation or dissolution of Zebra.

Effect of Change in Control-Double Trigger v. Cash-out. If pursuant to a change in control stockholders receive consideration consisting solely of publicly traded common stock and outstanding options, SARs, restricted stock awards and RSU awards are assumed or provision is made for the continuation of outstanding options, SARs, restricted stock awards and RSU awards after the change in control, then all outstanding time-vested options, SARs, restricted stock awards and RSU awards will continue in accordance with their terms; provided, that if a holder’s employment with Zebra and its subsidiaries is terminated by the holder for good reason or by Zebra or any subsidiary without cause after the change in control and prior to the one-year anniversary of the change in control, then all outstanding options and SARs held by the holder will become exercisable in full and, along with any then unexercised portions of such options and SARs, will remain exercisable through the remaining term of such options and SARs, and all outstanding restricted stock and RSU awards held by the holder will become fully vested. In addition, all outstanding performance-based awards will become fully vested upon the occurrence of a change in control, the performance goals will be deemed to be satisfied at the target level and any options and SARs as to which a performance period lapses will remain exercisable through the remaining terms of the options and SARs.

All other changes in control would result in a cash-out of awards where each outstanding award will be surrendered to Zebra by the holder, and such award will immediately be canceled, and the holder will receive, within ten days of the occurrence of the change in control, a cash payment from Zebra (or any successor) in an amount equal to (1) in the case of an option, the number of shares then subject to such option, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to Zebra stockholders in any transaction whereby the change in control takes place or (B) the fair market value of a share on the date of occurrence of the change in control, over the exercise price of the option, (ii) in the case of a non-tandem SAR, the number of shares then subject to the SAR, multiplied by the excess, if any, of the greater of (A) the highest price per share offered to Zebra stockholders in any transaction whereby the change in control takes place or (B) the fair market value of a share on the date of occurrence of the change in control, over the grant price of the SAR, (iii) in the case of a restricted stock award, RSU award, performance unit award or performance share award, the number of shares, number of units or number of performance shares, as the case may be, then subject to such award, multiplied by the greater of (A) the highest per share price offered to Zebra stockholders in any transaction whereby the change in control takes place or (B) the fair market value of a share on the date of occurrence of the change in control, and (iv) in the case of a performance award, the higher of (A) the target amount of such award that is payable upon satisfaction of the applicable performance goals at the target level and (B) the amount that would be accrued under generally accepted accounting principles as of the date of the occurrence of the change in control.

Federal Income Tax Consequences
The following is a brief summary of certain U.S. federal income tax consequences generally arising with respect to awards under the LTIP.

A participant will not recognize taxable income at the time an option is granted and Zebra will not be entitled to a tax deduction at that time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and Zebra will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by the exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and Zebra will not be entitled to any deduction. If, however, those shares are disposed of within the above-described period, then in the year of the disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (1) the amount realized upon the disposition and (2) the fair market value of those shares on the date of exercise over the exercise price, and Zebra will be entitled to a corresponding deduction.

A participant will not recognize taxable income at the time SARs are granted and Zebra will not be entitled to a tax deduction at such time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by Zebra. This amount is deductible by Zebra as compensation expense.

A participant will not recognize taxable income at the time a restricted stock award is granted and Zebra will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If that election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the time-based or performance-based restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. The amount of ordinary income recognized by making an election under Section 83(b) of the Code or upon the lapse of restrictions is deductible by Zebra as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income, in an amount equal to the dividends paid and Zebra will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) apply. A participant will not recognize taxable income at the time an RSU award is granted and Zebra will not be entitled to a tax deduction at such time. Upon the vesting and settlement of an RSU award, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the excess of the fair market value of the shares delivered over the amount, if any, paid for the shares.

A participant will not recognize taxable income at the time performance awards, performance units or performance shares are granted and Zebra will not be entitled to a tax deduction at that time. Upon the settlement of performance awards, units or shares, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by Zebra. This amount is deductible by Zebra as compensation expense, except to the extent the deduction limits of Section 162(m) apply.

Golden Parachute Payments. Awards that are granted, accelerated or enhanced upon the occurrence of a change in control may give rise, in whole or in part, to “excess parachute payments” under Section 280G and Section 4999 of the Code. Under these provisions, the participant would be subject to a 20% excise tax on, and Zebra would be denied a deduction with respect to, any “excess parachute payments.”

Section 162(m) of the Code. Section 162(m) of the Code generally limits to $1 million the amount that a publicly held company is allowed each year to deduct for the compensation paid to each of the company's chief executive officer and the company's three most highly compensated executive officers other than the chief executive officer and chief financial officer. However, “qualified performance-based compensation” is not subject to the $1 million deduction limit. To qualify as performance-based compensation, the following requirements must be satisfied: (1) the performance goals must be determined by a committee consisting solely of two or more “outside directors”, (2) the material terms under which the compensation is to be paid, including the performance goals, must be approved by a majority of the company's stockholders, and (3) if applicable, the committee must certify that the applicable performance goals were satisfied before payment of any performance-based compensation is made. As noted above, the Compensation Committee currently consists solely of “outside directors” for purposes of Section 162(m) of the Code. As a result, certain compensation under the LTIP, such as that payable with respect to options and SARs, is not expected to be subject to the $1 million deduction limit, but other compensation payable under the LTIP, such as any restricted stock award which is not subject to a performance condition to vesting, would be subject to the limit.

Section 409A of the Code. Section 409A of the Code (“Section 409A”) establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of premature income tax and a 20% excise tax on the individual entitled to receive the deferred compensation. Certain awards granted under the LTIP may constitute deferred compensation subject to Section 409A. If an award is subject to Section 409A and does not comply with the requirements of Section 409A, then amounts deferred in the current year and in previous years will become subject to immediate taxation to the participant, and the participant will be required to pay (1) a penalty equal to interest at the underpayment rate plus l% on the tax that should have been paid on the amount of the original deferral and any related earnings, and (2) in addition to any regular tax, an excise tax equal to 20% of the original deferral and any earnings credited on the deferral. It is intended that the provisions of the LTIP either satisfy the requirements of Section 409A or fall within an exemption from Section 409A. Zebra reserves the right to amend the LTIP and outstanding award agreements as the company determines in good faith to be necessary to comply with the requirements of Section 409A.

The Board of Directors recommends a vote “FOR” approval of the 2015 Long-Term Incentive Plan.

Report of the Audit Committee

The Audit Committee of Zebra’s Board of Directors is comprised of four directors, all of whom are independent under applicable listing requirements of The NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are: Mr. Smith, Chair, and Messrs. Ludwick, Modruson and Manire.

The Audit Committee received reports from and met and held discussions with management, the internal auditors and the independent accountants. It reviewed and discussed Zebra’s audited financial statements with management, and management has represented to the Audit Committee that Zebra’s financial statements were prepared in accordance with accounting principles generally accepted in the United States and that such financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. The Committee also discussed with the independent accountants the matters required to be discussed by applicable accounting standards. The Audit Committee received the written disclosures and letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountants the independent accountants’ independence.

The Audit Committee recommended that the Board of Directors include the audited financial statements of Zebra in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission. This recommendation was based on the Audit Committee’s review and discussions with management, internal auditors and Zebra’s independent accountants, as well as the Committee’s reliance on management’s representation described above.

Audit Committee

Michael A. Smith, Chair
Andrew K. Ludwick
Ross W. Manire
Frank Modruson

Fees of Independent Auditors

Ernst & Young LLP acted as the principal independent auditor for Zebra during 2014 and 2013. The firm also provided certain audit-related, tax and permitted non-audit services. The Audit Committee pre-approves all audit, audit-related, tax and permitted non-audit services performed for Zebra by its independent auditors. In 2014 and 2013, the Audit Committee approved in advance all engagements by Ernst & Young LLP on a specific project-by-project basis, including audit, audit-related, tax and permitted non-audit services. No impermissible non-audit services were rendered by Ernst & Young LLP to Zebra in 2014 or 2013.

For 2014, fees for audit, audit-related and tax compliance and tax preparation services were $9,170,719, while fees for non-audit services, including tax advice, tax planning, and tax consulting services, were $5,017,362. For 2013, fees for audit, audit-related and tax compliance and tax preparation services were $1,756,781, while fees for non-audit services, including tax advice, tax planning, and tax consulting services, were $1,136,443. Zebra paid Ernst & Young LLP the following fees and expenses for services provided for the years ended December 31, 2014 and 2013:

Fees	2014	2013
Audit Fees (1)	$7,429,297	$1,359,608
Audit-Related Fees	1,361,670	346,855
Tax Fees (2)	5,397,114	1,186,761
All Other Fees		—
Total	$14,188,081	$2,893,224

____________________

(1)	Consists of fees for the audit of Zebra’s annual financial statements and reviews of the financial statements included in the quarterly reports on Form 10-Q. Also includes fees for the 2014 and 2013 audits of internal control over financial reporting.
(2)	For 2014, tax compliance and tax preparation fees were $379,752 and tax advice, tax planning and tax consulting fees were $5,017,362, of which $4,016,775 related to Zebra’s international holding company restructuring. For 2013, tax compliance and tax preparation fees were $50,318 and tax advice, tax planning and tax consulting fees were $1,136,443.

Proposal 5

Ratification of Appointment of Independent Auditors

The Audit Committee appointed Ernst & Young LLP, independent certified public accountants, as auditors of Zebra’s financial statements for the year ending December 31, 2015.

The Board wants to give stockholders the opportunity to express their opinions on the matter of auditors for Zebra, and, accordingly, is submitting a proposal to ratify the Audit Committee’s appointment of Ernst & Young. If this proposal does not receive the affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain the appointment of Ernst & Young.

Zebra expects that representatives of Ernst & Young will be present at the meeting and available to respond to questions. These representatives will be given an opportunity to make a statement if they would like to do so.

The Board of Directors and the Audit Committee recommend a vote “FOR” the ratification of the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2015.

Executive Officers

The following information identifies and gives other information about our executive officers, other than Anders Gustafsson, our CEO, and Gerhard Cless, our Executive Vice President, about whom information is given above under “Proposal 1- Election of Directors.”

Michael Cho, age 46, Senior Vice President, Corporate Development. Mr. Cho joined Zebra in 2010 and served as Vice President, Strategy from 2010 until 2011. From 2008 to 2010 he served as Vice President, Business Development, of the Healthcare division of Amcor Limited, a global packaging company. Prior to that, Mr. Cho served from 2007 to 2008 as Vice President, Business Development of CommScope Inc., a global communications solutions company. From 2005 to 2007, Mr. Cho served as Vice President, Business Development of the Antenna & Cable Products Group at Andrew Corporation, which he joined in 2004 as Director, Corporate Development & Strategy. From 1999 to 2004 Mr. Cho was a consultant with McKinsey & Company. Mr. Cho received an MBA from Harvard Business School and a BS in Finance from the University of Illinois at Urbana-Champaign.

Thomas Collins, age 53, joined Zebra in October 2014 upon the completion of the acquisition of the Enterprise business from Motorola Solutions as Senior Vice President, Supply Chain Operations. Mr. Collins previously spent seven years with Motorola Solutions, where he was responsible for ensuring consistent, on-time and cost-effective delivery of high-quality products, services and solutions. From 2000 to 2007 he was the senior vice president of supply chain at Symbol Technologies. Prior to that, he served as the director of manufacturing for Bose. Mr. Collins earned a bachelor’s degree in business and management information systems from Rensselaer Polytechnic Institute.

Hugh K. Gagnier, age 59, Senior Vice President, Operations. Mr. Gagnier served as Senior Vice President, Operations of our Specialty Printer Group from 2006 to 2011. Mr. Gagnier joined Zebra as Vice President and General Manager upon Zebra’s merger with Eltron International, Inc. in 1998. At Eltron, he was President and Chief Operating Officer. Mr. Gagnier received a BS degree in Mechanical Engineering from the University of Southern California.

Philip Gerskovich, age 58, Senior Vice President, New Growth Platforms. Mr. Gerskovich joined Zebra in 2005 and served as Senior Vice President, Corporate Development, from 2005 until 2011. Previously, Mr. Gerskovich was Corporate Vice President and General Manager of New Business, Commercial Printing Division for Eastman Kodak Company, a provider of photographic and imaging products and services, from 2004 until he joined Zebra. From 1999 to 2003, he was Corporate Vice President and Chief Operating Officer, Digital and Applied Imaging, at Kodak. He previously held positions with Dell, IBM and Sun Microsystems. Mr. Gerskovich received a BS degree in Computer Engineering from the University of Illinois.

Joe Heel, age 49, became Senior Vice President, Global Sales in September 2014. Previously, Mr. Heel served as vice president of enterprise sales at IBM, where he oversaw the sales of the company’s product and services portfolio in Germany, Austria and Switzerland and, later, for the U.S. Midwest region. He is the former senior vice president of global services for Avaya, a provider of business collaboration and communications solutions, as well as for Sun Microsystems, which was later acquired by Oracle Corporation. Earlier in his career, Mr. Heel was a partner at McKinsey & Company, where he worked for 13 years. Mr. Heel received MBA and M.S. degrees from the University of Karlsruhe in Germany and a Ph.D. in electrical engineering from the Massachusetts Institute of Technology.

Jim Kaput, age 54, became Senior Vice President, General Counsel and Corporate Secretary in 2009. From 2008-2009, he served as Counsel to the Chairman of the Securities and Exchange Commission. Mr. Kaput was Senior Vice President and General Counsel of The ServiceMaster Company, a consumer services company, from 2000 to 2007. Mr. Kaput received his JD from Cornell University School of Law and his BS from The University of Pennsylvania.

Juliann Larimer, age 48, joined Zebra in August 2014 from Motorola Solutions as Vice President, Strategic Project Development and became Senior Vice President, Global Marketing, in December 2014. Most recently at Motorola, she held the position of Vice President, Americas Marketing. Responsibilities in this role included: industry, product and field marketing; marketing operations, and marketing automation for Motorola’s largest region. At Motorola, Ms. Larimer also held positions as Vice President, Global Sales Operations & Channels, and Vice President,

Worldwide Channel Sales. In her prior tenure at Zebra, Ms. Larimer held various positions of increasing responsibility in sales and marketing. Ms. Larimer’s career also includes positions in NCR Corporation, IBM, Accenture, and Bridgestone Corporation. She is a graduate of Vanderbilt University and The Kellogg School of Management of Northwestern University.

Girish Rishi, age 45, joined Zebra in October 2014 upon the completion of the acquisition of the Enterprise business from Motorola Solutions as Senior Vice President, Enterprise Visibility and Mobility. Mr. Rishi previously oversaw product development, product management and engineering for Motorola’s enterprise solutions portfolio. He is the former senior vice president for strategy and marketing of Matrics, a venture-backed start-up that was acquired by Symbol. Earlier on, he held positions of increasing responsibility at Symbol, starting in product management and eventually leading the Europe, Middle East and Africa region. Mr. Rishi earned a bachelor’s degree from the University of Bombay, a master’s degree in business administration from the University of Hartford, and a master’s degree in international public policy from the School of Advanced International Studies at Johns Hopkins University in Washington, D.C.

Michael C. Smiley, age 55, became Chief Financial Officer in 2008. From 2004 until joining Zebra, he served Tellabs, Inc., a provider of telecommunications networking products, as general manager of the Tellabs Denmark A/S unit. From 2002 to 2004, he held various finance and operations executive positions at Tellabs including interim chief financial officer, vice president, international finance, and treasurer. Prior to 2002, Mr. Smiley held a number of finance positions including Vice President, Asia Pacific Finance located in Taipei, Taiwan, for General Semiconductor and Assistant Treasurer for General Instrument. Mr. Smiley also serves as a member of the Board of Directors of Twin Disc, Incorporated, a publicly traded international manufacturer and worldwide distributor of heavy-duty off-highway and marine power transmission equipment and related products. Mr. Smiley holds a BS in accounting from Brigham Young University and an MBA degree from the University of Chicago.

Michael H. Terzich, age 53, Senior Vice President, Chief Administrative Officer. Mr. Terzich served as Senior Vice President, Global Sales and Marketing from 2011 until becoming Chief Administrative Officer in December 2014. Mr. Terzich served as Senior Vice President, Global Sales and Marketing of our Specialty Printer Group from 2006 to 2011. From 2003 until 2006 he served as Zebra’s Senior Vice President, Office of the CEO, and from 2001 until 2003, as Vice President and General Manager, Tabletop and Specialty Printers. Since joining Zebra in 1992, Mr. Terzich has held a variety of positions of increasing responsibility including Vice President and General Manager, Vice President of Sales for North America, Latin America, and Asia Pacific, Vice President of Strategic Project Management, Director, Integration Project Management, Director of Printer Products, and Director of Customer and Technical Services. Mr. Terzich earned his BS degree in Marketing from the University of Illinois - Chicago and an MBA from Loyola University of Chicago.

Gina Vascsinec, 48, joined Zebra in November 2014 as our Chief Accounting Officer. From 2010 until 2014, she served as Vice President, Controller & Chief Accounting Officer, of Hawker Beechcraft, an aerospace manufacturing company. Previously, from 1997 to 2010, Ms. Vascsinec held various finance positions at Illinois Tool Works, Inc., a manufacturing company producing specialized industrial equipment and consumables, including Vice President, Corporate Controller, Assistant Corporate Controller, Director-External Reporting, Manager-External Reporting, and Manager-Financial Consolidations. Earlier in her career, she held senior auditor positions at Philip Morris and Andersen LLP. Ms. Vascsinec holds a B.S.B.A. in accounting from Duquesne University and an MBA from the University of Chicago. She is a certified public accountant.

The Board of Directors approves the appointment of Zebra’s executive officers. There are no family relationships among any of our directors or executive officers.

Ownership of Our Common Stock

This table shows how many shares of our common stock certain individuals and entities beneficially owned on March 24, 2015, unless otherwise noted. These individuals and entities include: (1) owners of more than 5% of our outstanding common stock, (2) our directors, (3) the named executive officers and (4) all directors and executive officers as a group. A person has beneficial ownership over shares if the person has sole or shared voting or investment power over the shares or the right to acquire that power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each individual or entity included in the table below has sole voting and investment power over the shares, except as described below.

Name and Address	Number		% of Shares (1)
More than 5% Stockholders
Jackson Square Partners, LLC	4,574,073	(2)	8.8%
Blackrock, Inc.	3,548,589	(3)	6.9%
The Vanguard Group, Inc.	3,205,069	(4)	6.2%
Neuberger Berman Group LLC	3,083,260	(5)	6.0%
Capital Research Global Investors	2,967,630	(6)	5.7%
Directors and Executive Officers
Gerhard Cless	1,291,745	(7)	2.5%
Anders Gustafsson	662,421	(8)	1.3%
Richard L. Keyser	53,134	(8)	*
Andrew K. Ludwick	55,313	(8)	*
Ross W. Manire	35,894	(8)	*
Frank Modruson	2,588	(8)	*
Robert J. Potter	13,719	(8)	*
Janice Roberts	3,923		*
Michael A. Smith	67,984	(8)	*
Hugh K. Gagnier	74,297	(8)	*
Joachim Heel	11,974	(8)	*
Michael C. Smiley	132,134	(8)	*
Michael H. Terzich	76,692	(8)	*
All Executive Officers and Directors as a group (19 persons)	2,596,005	(8)	5.0%
____________________

* Less than one percent.

(1)	Based on 51,795,052 shares of common stock outstanding on March 24, 2015.
(2)	Jackson Square Partners, LLC is an investment advisor located at 101 California Street, Suite 3750, San Francisco, California 94111. According to its Schedule 13G filed on February 11, 2015, as of December 31, 2014, Jackson Square had sole voting with respect to 2,614,251 shares, shared voting power with respect to 1,959,822 shares, and sole dispositive power with respect to 4,574,073 shares.
(3)	Blackrock, Inc. is a holding company located at 40 East 52nd Street, New York, New York 10022. According to Amendment No. 3 to its Schedule 13G filed on January 29, 2015, as of December 31, 2014, Blackrock had sole voting power with respect to 3,323,872 shares and dispositive power as to all shares listed in the table.
(4)	The Vanguard Group, Inc. is an investment advisor located at 100 Vanguard Blvd., Malvern, Pennsylvania, 19355. According to Amendment No. 3 to its Schedule 13G filed on February 10, 2015, as of December 31, 2014, Vanguard had sole voting power with respect to 33,951 shares, sole dispositive power with respect to 3,175,318 shares, and shared dispositive power with respect to 29,751 shares.

(5)	Neuberger Berman Group LLC is a holding company located at 605 Third Avenue, New York, New York 10158. According to Amendment 6 to its Schedule 13G filed on February 12, 2015, the shares are beneficially owned by Neuberger Berman Group LLC., Neuberger Berman LLC, Neuberger Berman Management LLC, and Neuberger Berman Equity Funds LLC. Neuberger Berman LLC and Neuberger Berman Management LLC serve as sub-advisor and investment manager, respectively, of Neuberger Berman Group LLC’s various registered mutual funds. Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power with respect to 3,076,760 shares, and shared dispositive power with respect to 3,083,260 shares; Neuberger Berman Management LLC has shared voting and dispositive power with respect to 2,778,480 shares; and Neuberger Berman Equity Funds has shared voting and dispositive power with respect to 2,342,601 shares.
(6)	Capital Research Global Investors is an investment advisor located at 333 South Hope Street, Los Angeles, California 90071. According to is Schedule 13G filed on February 13, 2015, as of December 31, 2014, Capital Research had sole voting and investment power as to all shares listed in the table.
(7)	Includes 265,123 shares held directly by Mr. Cless; 85,533 shares held by Grantor Retained Annuity Trusts of which Mr. Cless is the beneficiary; 209,000 shares held by a foundation of which each of Mr. and Mrs. Cless are directors; 669,376 shares held by irrevocable trusts of which Mr. Cless is the beneficiary and Mr. Cless or Mrs. Cless is the trustee; and 62,713 shares held directly by Mrs. Cless.
(8)	Includes shares of common stock that may be acquired by May 23, 2015 upon exercise of stock options and stock appreciation rights as follows: Mr. Gustafsson – 374,472 shares; Mr. Keyser – 37,240 shares; Mr. Ludwick – 43,240 shares; Mr. Manire – 22,000 shares; Dr. Potter – 0 shares; Mr. Smith – 33,240 shares; Mr. Gagnier – 29,275 shares; Mr. Heel – 0 shares; Mr. Smiley – 75,128 shares; Mr. Terzich – 27,849 shares; and directors and executive officers as a group – 667,677.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than ten percent stockholders to file reports of holdings and transactions in our common stock with the Securities and Exchange Commission. To our knowledge, all required reports were filed in a timely manner.

Stockholder Proposals and Other Business

We expect the 2016 Annual Meeting of Stockholders to be held on or about May 19, 2016. To be considered for inclusion in our proxy materials for the 2016 annual meeting, a stockholder proposal must be received at our principal executive offices at Three Overlook Point, Lincolnshire, Illinois 60069 by December 16, 2015. In addition, our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. A stockholder proposal or nomination intended to be brought before the 2016 annual meeting must be delivered to the Corporate Secretary no earlier than January 15, 2016, and no later than February 14, 2016. All proposals and nominations should be directed to our Corporate Secretary, Zebra Technologies Corporation, Three Overlook Point, Lincolnshire, Illinois 60069.

The Board and our management have not received notice of and are not aware of any business to come before the 2015 annual meeting other than the proposals we refer to in this proxy statement. If any other matter comes before the annual meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

We have mailed our 2014 Annual Report to Stockholders in connection with this proxy solicitation, which includes our Annual Report on Form 10-K. If you would like another copy of our 10-K, excluding certain exhibits, please contact the Chief Financial Officer at the following address: Zebra Technologies Corporation, Three Overlook Point, Lincolnshire, Illinois 60069.

Exhibit A

Zebra Technologies Corporation
2015 Short-Term Incentive Plan

Section 1
Establishment and Purpose

1.1. Establishment. This Plan shall be submitted to the stockholders of Zebra Technologies Corporation, a Delaware corporation (“Zebra”) for approval at the 2015 annual meeting of stockholders and, if approved by majority of the votes cast affirmatively or negatively by the holders of the shares of Class A Common Stock, par value $0.01 per share, of Zebra present in person or represented by proxy at such meeting, shall become effective on the date of such approval. The Plan shall apply to awards made on or after January 1, 2016. Incentive compensation awards made pursuant to the Zebra Technologies Corporation 2011 Short-Term Incentive Plan shall be governed by the terms of that plan.

1.2. Purpose. The purpose of the Plan is provide incentive to attract, retain, motivate and reward key employees of Zebra and its Subsidiaries to enhance and grow the business by rewarding performance for attaining a specific set of company-wide, departmental, individual and other Performance Targets that satisfy the requirements of Section 162(m) of the Internal Revenue Code to the extent so determined by the Compensation Committee of the Board of Directors of Zebra.

Section 2
Definitions

2.1 “Board” means the Board of Directors of Zebra.

2.2 “Cause” means unless otherwise provided for in an Incentive Award, as determined by Zebra, in its sole discretion, termination of the Participant’s employment with Zebra and its Subsidiaries because of the Participant’s: (a) material breach of any agreement to which the Participant and Zebra or a Subsidiary are parties, as determined by Zebra in good faith; (b) material violation of Zebra policy, regardless of whether within or outside of his or her authority; (c) willful or intentional misconduct, gross negligence, or dishonest, fraudulent, or unethical behavior, or other conduct involving serious moral turpitude, in the performance of Participant’s duties; (d) dishonesty, theft or conviction of any crime or offense involving money or property of Zebra or any Subsidiary; (e) breach of any fiduciary duty owing to Zebra or any Subsidiary; (f) unauthorized disclosure or dissemination of confidential information; or (g) conduct that is, or could reasonably be expected to be, materially harmful to Zebra or any of its Subsidiaries , as determined by Zebra in good faith.

2.3 “Change in Control” means, unless the Committee provides otherwise in the Incentive Award, the occurrence of any of the following events:

(a) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of Zebra entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from Zebra (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Zebra), (B) any acquisition by Zebra, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Zebra or any corporation controlled by Zebra or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.5; provided, further, that for purposes of clause (B), if any Person (other than Zebra or any employee benefit plan (or related trust) sponsored or maintained by Zebra or any corporation controlled by Zebra) shall become the beneficial owner of 35% or more of the Outstanding Common Stock or 35% or more of the Outstanding Voting Securities by reason of an acquisition by Zebra, and such Person shall, after such acquisition by Zebra, become the beneficial owner of any additional shares of the

Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of Zebra subsequent to the date hereof whose election, or nomination for election by Zebra’s stockholders, was approved by the vote of at least two-thirds of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of Zebra as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board or who was initially elected as a director of Zebra and whose election was opposed by the Incumbent Board;

(c) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Zebra (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns Zebra or all or substantially all of Zebra’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: Zebra; any employee benefit plan (or related trust) sponsored or maintained by Zebra or any entity controlled by Zebra; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 35% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 35% or more of, respectively, the outstanding shares of common stock of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or similar body) of the entity resulting from such Corporate Transaction; or

(d) the consummation of a plan of complete liquidation or dissolution of Zebra.

2.4 “Code” means the Internal Revenue Code of 1986, as amended.

2.5 “Committee” means the Compensation Committee of the Board.

2.6 “Disability” means, unless otherwise provided by the Committee, the Employee qualifying for long-term disability benefits under any long-term disability program sponsored by Zebra or a Subsidiary in which the Employee participates.

2.7 “Employee” means any employee of Zebra or any Subsidiary.

2.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.9 “Good Reason” means, unless otherwise provided for in an Incentive Award, termination of the Participant’s employment with Zebra and its Subsidiaries because of resignation by the Participant for any of the following reasons: (a) a demotion of the Participant to a lesser position (including a material diminution in the status of the Participant’s responsibilities, authorities, powers or duties taken as a whole) or assignment to the Participant of any duties materially inconsistent with the status and responsibilities of the Participant’s position; (b) a material breach of any provision of the Participant’s employment agreement, if any, by Zebra or its Subsidiaries and Zebra’s failure to cure such breach within fifteen (15) business days after receipt of written notice from the Participant to the Chief Administrative Officer or other person responsible for Human Resources specifying in reasonable detail the nature of the breach; or (c) a decrease in base salary at the rate in effect on the date of grant of the Incentive Award, but only if the Participant terminates his or her employment within ten (10) business days after the effective date of the decrease. If the Participant fails to terminate his or her employment within ten (10) business days after the effective date of a decrease, a termination shall not constitute termination of employment by the Participant for Good Reason.

2.10 “Incentive Award” means, individually or collectively, the incentive awards made for a fiscal year or shorter period pursuant to the Plan, which may be in the form of a cash bonus payable to a Participant pursuant to the Plan. For avoidance of doubt, an Incentive Award may take the form of an individual agreement or an incentive plan or program established by the Committee from time to time pursuant to this Plan.

2.11 “Participant” means an Employee selected by the Committee for participation in the Plan, and includes former Employees who have certain post-termination rights pursuant to an Incentive Award.

2.12 “Performance-Based Exception” means the exception for performance-based compensation from the tax deductibility limitations of Section 162(m) of the Code.

2.13 “Performance Goal” means one or more goals or measures established by the Committee with a related Performance Target for a Performance Period; provided that for an executive officer, the goals or measures shall be established pursuant to Section 7.1 of the Plan.

2.14 “Performance Target” means, with respect to a Performance Goal, the target(s) established by the Committee for a Performance Period; provided that for an executive officer, the target(s) shall be established pursuant to Section 7.1 of the Plan.

2.15 “Performance Period” means the time period during which Performance Targets must be achieved with respect to an Incentive Award.

2.16 “Plan” means the 2015 Zebra Technologies Corporation Short-Term Incentive Plan.

2.17 “Retirement” has the meaning, if any, set forth in an Incentive Award.

2.18 “Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which Zebra is at least a majority-owner of all issued and outstanding equity interests or has a controlling interest.

2.19 “Zebra” has the meaning set forth in Section 1.1.

Section 3
Administration

3.1 Plan Administration and Committee Membership. The Committee shall administer the Plan. The Committee shall consist of not less than two members of the Board who are both non-employee directors of Zebra within the meaning of Rule 16b-3 of the Exchange Act, and outside directors, as defined in Treasury Regulations §1.162-27; provided, however, that if at any time any member of the Committee is not an outside director, the Committee may establish a subcommittee consisting of all members who are outside directors for all purposes of any Incentive Award to an executive officer, unless the Committee determines that such an Award is not intended to qualify for the Performance-Based Exception.

3.2 Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or By-laws of Zebra, the Committee shall have full power to select Employees to participate in the Plan, and to determine the terms and conditions of Incentive Awards, including the form, amount and timing of each Incentive Award consistent with the Plan. The Committee shall, subject to the terms of the Plan, construe and interpret the Plan and any agreement or instrument entered into under the Plan and the application thereof, establish, amend or waive rules and regulations it deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an Incentive Award, conditions with respect to the Incentive Award, such as limiting competitive employment or other activities. All determinations and decisions made by the Committee and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including Zebra, its stockholders, Employees, Participants, and their estates and beneficiaries.

To the extent permitted by applicable law, the Committee may delegate some or all of its authority hereunder to the Board or the Chief Executive Officer as the Committee deems appropriate; provided, however, that the Committee may not (i) delegate its power and authority to the Board or the Chief Executive Officer with regard to the grant of an Incentive Award to an executive officer or who, in the Committee’s judgment, is likely to be an executive officer at any time during the period an Incentive Award to such officer would be outstanding or (ii) delegate its power and authority to the Chief Executive Officer with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Incentive Award to such an officer or other person.

Section 4
Maximum Awards

4.1 Individual Participant Limitations. The maximum aggregate cash payout with respect to Incentive Awards granted in any one fiscal year that may be made to any Participant shall be $8,000,000.

Section 5
Eligibility and Participation

5.1 Eligibility. Persons eligible to participate in the Plan are Employees (including officers) of Zebra and its Subsidiaries, as determined by the Committee.

5.2 Participation. Subject to the provisions of the Plan, the Committee shall determine and designate, from time to time, the Employees of Zebra and any Subsidiary to whom Incentive Awards shall be granted.

Section 6
Terms of Incentive Awards

6.1 Grant of Incentive Awards. Incentive Awards may be granted to one or more Participants upon such terms and conditions and at any time and from time to time determined by the Committee, in its sole discretion.

6.2 Performance Measures and Performance Targets. The Committee shall establish the Performance Goals and Performance Targets for the Company and the Participants, as applicable, under each Incentive Award. The Committee may also determine the extent to which each applicable Performance Goal shall be weighted with respect a Participant and/or an Incentive Award.

6.3 Award Levels; Eligibility for Payment. The Committee shall establish for each Participant the amount payable with respect to each Incentive Award at specified levels of performance, based on the Performance Targets for each Performance Period and the weighting established for such criterion, if applicable. All such determinations regarding the achievement of any Performance Targets shall be made by the Committee. Except as otherwise determined by the Committee in its discretion, in order to be eligible for payment in respect of an Incentive Award, a Participant must be an Employee on the last day of the Performance Period or such other date as determined by the Committee for which such Incentive Award is earned.

6.4 Form of Payment. Unless otherwise determined by the Committee and set forth in the Incentive Award, all Incentive Awards shall be payable in cash in a lump sum payment.

6.5 Timing of Payment. Incentive Awards shall be paid promptly following the Committee’s determination of whether and the extent to which Performance Targets have been achieved with respect to the Performance Period, but in no event will such Incentive Awards be paid later than December 31 of the year following the Performance Period in which such Incentive Awards are earned; provided, however, that in the case of a Participant whose employment terminates on or before December 31 of a calendar year that falls within a Performance Period, if the Committee determines that such Participant shall be entitled to payment in respect of all or a portion of the Participant’s Incentive Award with respect to such Performance Period, then such payment shall be made to such Participant not later than March 15 of the calendar year following the year of termination. Notwithstanding the foregoing provisions of this Section 6.5, the Committee shall have the right to allow Participants to elect to defer the payment of Incentive Awards subject to such terms and conditions as the Committee may determine; provided, however, that each Participant’s election to defer the payment of an Incentive Award complies with the terms of the applicable plan or program of Zebra or its Subsidiaries.

6.6 Termination of Employment. The Incentive Award shall set forth the extent to which the Participant shall have the right to receive payment for Incentive Awards following termination of the Participant’s employment; provided, however, that with respect to Incentive Awards to executive officers that are intended to qualify for the Performance-Based Exception, such exceptions shall be limited to death, Disability or a Change in Control. Such provisions need not be uniform and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 8.5, in the event that an Incentive Award or an employment agreement between Zebra or a Subsidiary and the Participant does not set forth such provisions, the following provisions shall apply:

(a) Retirement, Death or Disability. In the event that a Participant’s employment with Zebra and/or its Subsidiaries is terminated during a Performance Period, or prior to the date of the payment of the Incentive Award if so provided in the Incentive Award, due to Retirement (except with respect to Incentive Awards to executive officers that are intended to qualify for the Performance-Based Exception), death or Disability, the Participant shall receive a prorated payout of the Incentive Award.

(b) Other Termination. In the event that a Participant’s employment with Zebra and/or its Subsidiaries is terminated during a Performance Period for any reason other than the reasons set forth in 6.6(a), or prior to the date of the payment of the Incentive Award if so provided in the Incentive Award, the Incentive Award shall be forfeited.

6.7 Tax Withholding. Zebra shall have the power and the right to deduct or withhold, or require a Participant to remit to Zebra, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

Section 7
Performance Goals

7.1 Performance Goals. Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general Performance Goals set forth in this Section 7.1, the attainment of which may determine the degree of payout and/or vesting with respect to Incentive Awards to executive officers that are intended to qualify for the Performance-Based Exception, the Performance Goals and Performance Targets to be used for purposes of such grants shall be established by the Committee in writing, shall be objectively measurable and shall be stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: revenue; primary or fully-diluted earnings per share; earnings before interest, taxes, depreciation, and/or amortization; adjusted earnings before interest, taxes, depreciation, and/or amortization; pretax income; adjusted pretax income; cash flows from operations; total cash flows; bookings; return on equity; return on invested capital; return on assets; net operating profits after taxes; economic value added; total stockholder return or return on sales; or any individual Performance Goal which is measured solely in terms of quantitative targets related to Zebra or Zebra’s business; or any combination thereof. In addition, Performance Goals and Performance Targets may be based on one or more business criteria, one or more business units or divisions of Zebra or the applicable sector, or Zebra as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Target need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Performance Targets for any Performance Period may be measured on an absolute basis or in relation to a peer group or an index.

In the event that applicable tax and/or securities laws change to permit Committee sole discretion to alter the governing Performance Goals and Performance Targets without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. Nothing contained herein shall be construed to preclude the Committee from granting Incentive Awards to executive officers that are not intended to qualify for the Performance-Based Exception.

7.2 Timing of Establishment. For each Incentive Award intended to qualify for the Performance-Based Exception, the Committee shall establish the applicable Performance Goal(s) and Performance Target(s) for that Incentive Award no later than the latest date that the Committee may establish such goals and targets without jeopardizing the ability of the Incentive Award to qualify for the Performance-Based Exception.

7.3 Determination of Payout. The degree of payout and/or vesting of such Incentive Awards intended to qualify for the Performance-Based Exception shall be determined based upon the written certification of the Committee as to the extent to which the Performance Targets and any other material terms and conditions precedent to such payment and/or vesting have been satisfied. The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the Performance Targets; provided, however, that the Performance Targets applicable to Incentive Awards which are intended to qualify for the Performance-Based Exception, and which are held by executive officers, may not be adjusted so as to increase the payment under the Incentive Award (the Committee shall retain the sole discretion to adjust such Performance Targets upward, or to otherwise reduce the amount of the payment and/or vesting of the Incentive Award relative to the Performance Targets).

Section 8
General

8.1 Beneficiary Designation. If permitted by Zebra, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by Zebra, and will be effective only when filed by the Participant in writing with Zebra’s Human Resources Department during the Participant’s lifetime. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then the Incentive Award, if any, shall be paid to the Participant’s estate. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

8.2 Deferrals; Compliance with Section 409A. A Participant may elect by written notice delivered to the Zebra at the time and in the form required by the Zebra or the Committee to defer payment of all or any portion of an Incentive Award the Participant might earn with respect to a year, all in accordance with the Section 409A of the Code and applicable regulations and on such terms and conditions as the Committee may establish from time to time or as may be provided in any employment agreement between Zebra and the Participant or in any deferred compensation plan maintained by Zebra.

8.3 No Guarantee of Employment or Right to Participate. Nothing in the Plan shall interfere with or limit in any way the right of Zebra to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of Zebra or any Subsidiary. Temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among Zebra and its Subsidiaries, shall not be considered to terminate employment or to interrupt continuous employment. No Employee shall have the right to be selected to receive an Incentive Award under the Plan, or, having been so selected, to be selected to receive a future Incentive Award.

8.4 Right of Setoff; Recoupment. Zebra or any Subsidiary may, to the extent permitted by applicable law and which would not trigger tax under Section 409A of the Code, deduct from and set off against any amounts Zebra or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Incentive Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to Zebra, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Incentive Award granted hereunder, the Participant agrees to any deduction or setoff under this Section. Any Incentive Awards granted under the Plan (including any amounts or benefits arising from such Incentive Awards) shall be subject to any applicable “clawback” or other recoupment policies that Zebra has in place from time to time.

8.5 Change in Control. Except as provided in an Incentive Award and absent any action taken by the Board or the Committee to continue the Plan for the remainder of an outstanding Performance Period in which a Change in Control occurs, in the event of a Change in Control, each Participant subject to an outstanding Incentive Award shall receive a prorated payment of the target payout under the Incentive Award.

8.6 Amendment, Modification, and Termination. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Incentive Awards without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to Zebra’s stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the shares of Class A Common Stock of Zebra may then be listed or quoted and the Board may otherwise, in its sole discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no Board or Committee action may materially and adversely affect the rights of such Participant under any outstanding Incentive Award, unless such action is determined by the Board or Committee in good faith to be necessary to comply with any applicable law, regulation or rule (including Section 409A of the Code). Subject to the preceding sentence, the Committee may waive or modify any term of an Award to the extent that the terms of the Award Agreement, taking the waiver or modification into account, would have been permissible if included in the original Award Agreement, but shall have no authority to waive or modify any other

Incentive Award term after the Incentive Award has been granted to the extent that the waived or modified term was mandatory under the Plan.

8.7 Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Incentive Award, nothing contained in the Plan or any Incentive Award shall give any such Participant any rights that are greater than those of a general creditor of Zebra; provided, however, that the Committee may authorize the creation of trusts and deposit therein cash or other property, or make other arrangements to meet Zebra’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

8.8 Compliance with Code Section 162(m). Zebra intends that Incentive Awards granted to executive officers who constitute covered employees under Section 162(m) of the Code shall satisfy the requirements of the Performance-Based Exception, unless otherwise determined by the Committee when the Incentive Award is granted. Accordingly, the Plan and such Incentive Awards shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder with respect to an executive officer. If any provision of the Plan or any Incentive Award designated as intended to satisfy the Performance-Based Exception does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person sole discretion to increase the amount of compensation otherwise payable in connection with any such Incentive Award upon attainment of the applicable Performance Targets. Payment of any amount that Zebra reasonably determines would not be deductible by reason of Section 162(m) of the Code shall be deferred until the earlier of the earliest date on which Zebra reasonably determines that the deductibility of the payment will not be so limited, or the year following the termination of employment.

8.9 Awards to Participants Outside the United States. The Committee may modify the terms of any Incentive Award made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Incentive Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Incentive Award to the Participant, as affected by foreign tax laws and other restrictions, applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Incentive Award to a Participant who is resident or primarily employed in the United States. An Incentive Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Incentive Award is modified.

8.10 Successors. All obligations of Zebra under the Plan with respect to Incentive Awards shall be binding on any successor to Zebra, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of Zebra or otherwise.

8.11 Governing Law; Venue. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. Any dispute, controversy or claim arising out of or relating to the Plan or any award under the Plan shall be brought only in a court of competent jurisdiction in the United States District Court for the Northern District of Illinois, and no other court, agency or tribunal shall have jurisdiction to resolve any such dispute, controversy or claim.

8.12 Incapacity of Recipient. If the Committee is served with a court order holding that a person entitled to a distribution under the Plan is incapable of personally receiving and giving a valid receipt for such distribution, the Committee shall postpone payment until such time as a claim therefore shall have been made by a duly appointed guardian or other legal representative of such person. The Committee is under no obligation to inquire or investigate as to the competency of any person entitled to a distribution. Any payment to an appointed guardian or other legal representative under this Section shall be a payment for the account of the incapacitated person and a complete discharge of any liability of Zebra and the Plan therefor.

8.13 Other Plans. Nothing contained in the Plan shall prevent the Committee or Zebra from adopting other non-stockholder approved plans, policies and arrangements for granting incentives and other compensation to employees of the Company and its Subsidiaries or adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

Exhibit B

Zebra Technologies Corporation
2015 Long-Term Incentive Plan

Section 1
Establishment and Purpose

1.1. Establishment. This Plan shall be submitted to the stockholders of Zebra Technologies Corporation, a Delaware corporation (“Zebra”) for approval at the 2015 annual meeting of stockholders and, if approved by majority of the votes cast affirmatively or negatively by the holders of the shares of Class A Common Stock, par value $0.01 per share, of Zebra (“Common Stock”) present in person or represented by proxy at such meeting, shall become effective on the date of such approval. The Plan shall terminate on the tenth anniversary of the effective date of the Plan, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any Award granted prior to termination. In the event that the Plan is not approved by the stockholders of Zebra, the Plan shall be null and void. The Plan supersedes and replaces the Zebra Technologies Corporation 2011 Long-Term Compensation Plan (the “Prior Plan”), except that the Prior Plan shall remain in effect with respect to outstanding awards under the Prior Plan until such awards have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with their terms.

1.2. Purposes. The purposes of the Plan are to align participants’ long-term compensation with the interests of Zebra and its stockholders and to attract, retain, motivate and reward key personnel. To accomplish the foregoing, the Plan provides that Zebra may grant Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Performance Shares or Performance Units.

Section 2
Definitions

2.1. “Award” means, individually or collectively, a grant under the Plan of Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Performance Shares or Performance Units.

2.2. “Award Agreement” means either: (a) a written or electronic agreement between Zebra and a Participant that sets forth the terms and conditions of an Award, and is a condition to the grant of an Award or (b) a written or electronic statement issued by Zebra describing the terms and conditions of an Award.

2.3. “Board” means the Board of Directors of Zebra.

2.4. “Cause” means, unless otherwise provided for in the Award Agreement, as determined by Zebra, in its sole discretion, termination of the Participant’s employment with Zebra and its Subsidiaries because of the Participant’s: (a) material breach of an Award Agreement or of any other agreement to which the Participant and Zebra or a Subsidiary are parties, as determined by Zebra in good faith; (b) material violation of Zebra policy, regardless of whether within or outside of his or her authority; (c) willful or intentional misconduct, gross negligence, or dishonest, fraudulent, or unethical behavior, or other conduct involving serious moral turpitude, in the performance of Participant’s duties; (d) dishonesty, theft or conviction of any crime or offense involving money or property of Zebra or any Subsidiary; (e) breach of any fiduciary duty owing to Zebra or any Subsidiary; (f) unauthorized disclosure or dissemination of confidential information; or (g) conduct that is, or could reasonably be expected to be, materially harmful to Zebra or any of its Subsidiaries, as determined by Zebra in good faith.

2.5. “Change in Control” means, unless the Committee provides otherwise in the Award Agreement, the occurrence of any of the following events:

(a) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 35% or more of either (i) the then outstanding shares of Common Stock (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of Zebra entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from Zebra (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from Zebra), (B) any acquisition by Zebra, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Zebra or any corporation controlled by Zebra or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2.5; provided, further, that for purposes of clause (B), if any Person (other than Zebra or any employee benefit plan (or related trust) sponsored or maintained by Zebra or any corporation controlled by Zebra) shall become the beneficial owner of 35% or more of the Outstanding Common Stock or 35% or more of the Outstanding Voting Securities by reason of an acquisition by Zebra, and such Person shall, after such acquisition by Zebra, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of Zebra subsequent to the date hereof whose election, or nomination for election by Zebra’s stockholders, was approved by the vote of at least two-thirds of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided, further, that any individual who was initially elected as a director of Zebra as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board or who was initially elected as a director of Zebra and whose election was opposed by the Incumbent Board;

(c) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Zebra (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns Zebra or all or substantially all of Zebra’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: Zebra; any employee benefit plan (or related trust) sponsored or maintained by Zebra or any entity controlled by Zebra; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 35% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 35% or more of, respectively, the outstanding shares of common stock of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or similar body) of the entity resulting from such Corporate Transaction; or

(d) the consummation of a plan of complete liquidation or dissolution of Zebra.

2.6. “Code” means the Internal Revenue Code of 1986, as amended.

2.7. “Common Stock” has the meaning set forth in Section 1.1.

2.8. “Committee” means the Compensation Committee of the Board.

2.9. “Director” means any individual who is a member of the Board.

2.10. “Disability” means, unless otherwise provided for in the Award Agreement, (i) in the case of an Employee, the Employee qualifying for long-term disability benefits under any long-term disability program sponsored by Zebra or a Subsidiary in which the Employee participates and (ii) in the case of a Director or consultant, the inability of the Director or consultant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by Zebra, based upon medical evidence.

2.11. “Employee” means any employee of Zebra or any Subsidiary.

2.12. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13. “Fair Market Value” means the closing price of the Shares on a national securities exchange on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported; provided, however, that Fair Market Value may be determined by Zebra by whatever means or method as Zebra, in the good faith exercise of its discretion, shall at such time deem appropriate; provided, further, that no method of determining Fair Market Value will be used with respect to an Option or SAR if such method would cause the Option or SAR to constitute a form of nonqualified deferred compensation subject to Section 409A of the Code.

2.14. “Good Reason” means, unless otherwise provided for in the Award Agreement, termination of the Participant’s employment with Zebra and its Subsidiaries because of resignation by the Participant for any of the following reasons: (a) a demotion of the Participant to a lesser position (including a material diminution in the status of the Participant’s responsibilities, authorities, powers or duties taken as a whole) or assignment to the Participant of any duties materially inconsistent with the status and responsibilities of the Participant’s position; (b) a material breach of any provision of the Participant’s employment agreement, if any, by Zebra or its Subsidiaries and Zebra’s failure to cure such breach within fifteen (15) business days after receipt of written notice from the Participant to the Chief Administrative Officer or other person responsible for Human Resources specifying in reasonable detail the nature of the breach; or (c) a decrease in base salary at the rate in effect on the date of grant of the Award, but only if the Participant terminates his or her employment within ten (10) business days after the effective date of the decrease. If the Participant fails to terminate his or her employment within ten (10) business days after the effective date of a decrease, a termination shall not constitute termination of employment by the Participant for Good Reason.

2.15. “Incentive Stock Option” or “ISO” means a right to purchase Shares pursuant to terms and conditions that provide that such right will be treated as an incentive stock option within the meaning of Section 422 of the Code.

2.16. “Incumbent Board” has the meaning set forth in Section 2.5(b).

2.17. “Non-Tandem SAR” means an SAR which is not granted in tandem with, or by reference to, an Option, which entitles the holder thereof to receive, upon exercise, Shares (which may be Restricted Stock or RSUs), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one Share on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

2.18. “Nonqualified Stock Option” or “NQSO” means a right to purchase Shares which is not an Incentive Stock Option.

2.19. “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.20. “Option Price” means the per share purchase price of a Share pursuant to an Option.

2.21. “Outstanding Common Stock” has the meaning set forth in Section 2.5(a).

2.22. “Outstanding Voting Securities” has the meaning set forth in Section 2.5(a).

2.23. “Participant” means an Employee, Director or consultant who holds an outstanding Award under the Plan, and includes former Employees, Directors or consultants who have certain post-termination rights pursuant to an Award.

2.24. “Performance Award” means a right, contingent upon the attainment of Performance Target(s) with respect to one or more Performance Goals within a Performance Period, to receive an amount in cash that has an initial value specified in the Award Agreement.

2.25. “Performance Goal” means one or more goals or measures established by the Committee with a related Performance Target for a Performance Period; provided, that for an executive officer, the goals or measures shall be established pursuant to Section 9.1 of the Plan.

2.26. “Performance Period” means the time period during which Performance Targets must be achieved with respect to an Award.

2.27. “Performance Target” means, with respect to a Performance Goal, the target(s) established by the Committee for a Performance Period; provided, that for an executive officer, the target(s) shall be established pursuant to Section 9.1 of the Plan.

2.28. “Performance-Based Exception” means the exception for performance-based compensation from the tax deductibility limitations of Section 162(m) of the Code.

2.29. “Performance Share” means a right, contingent upon the attainment of Performance Target(s) with respect to one or more Performance Goals within a Performance Period, to receive one Share (which may be Restricted Stock or RSUs), or in lieu of all or a portion thereof, the Fair Market Value of a Share in cash.

2.30. “Performance Unit” means a right, contingent upon the attainment of Performance Target(s) with respect to one or more Performance Goals within a Performance Period, to receive an amount that has an initial value equal to the Fair Market Value of a Share on the grant date, which amount may be paid in a Share (which may be Restricted Stock or RSUs), or in lieu of all or a portion thereof, the Fair Market Value of a Share in cash.

2.31. “Period of Restriction” means the period during which the Shares of Restricted Stock or RSUs subject to an Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, as specified in the applicable Award Agreement.

2.32. “Person” has the meaning set forth in Section 2.5(a).

2.33. “Plan” means the 2015 Zebra Technologies Corporation Long-Term Incentive Plan.

2.34. “Prior Plan” has the meaning set forth in Section 1.1.

2.35. “Retirement” has the meaning, if any, set forth in an Award Agreement.

2.36. “Restricted Stock” means issued and outstanding Shares that are subject to a Period of Restriction.

2.37. “Restricted Stock Unit” or “RSU” means a right to receive one Share, or in lieu of all or a portion thereof, the Fair Market Value of a Share in cash, that is subject to a Period of Restriction.

2.38. “Share” or “Shares” means shares of Class A common stock of Zebra, par value $.01.

2.39. “Stock Appreciation Right” or “SAR” means a Tandem SAR or a Non-Tandem SAR.

2.40. “Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which Zebra is at least a majority-owner of all issued and outstanding equity interests or has a controlling interest.

2.41. “Tandem SAR” means an SAR that is granted in tandem with, or by reference to, an Option, which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Option, Shares (which may be Restricted Stock or RSUs), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one Share on the date of exercise over the base price of such SAR, multiplied by the number of Shares subject to such option, or portion thereof, which is surrendered.

2.42. “Zebra” has the meaning set forth in Section 1.1.

Section 3
Administration

3.1. Plan Administration and Committee Membership. The Committee shall administer the Plan. The Committee shall consist of not less than two Directors who are both non-employee directors of Zebra within the meaning of Rule 16b-3 of the Exchange Act, and outside directors, as defined in Treasury Regulations §1.162-27; provided, however, that if at any time any member of the Committee is not an outside director, the Committee may establish a subcommittee, consisting of all members who are outside directors, for all purposes of any Award to an executive officer, unless the Committee determines that such an Award is not intended to qualify for the Performance-Based Exception. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards to non-employee directors and for approving, after receiving the recommendation of the Committee, awards to the Chief Executive Officer.

3.2. Authority of the Committee. Except as limited by law or by the Certificate of Incorporation or By-laws of Zebra, the Committee shall have full power to select Employees, Directors, and consultants to participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards, including the form, amount and timing of each Award and, if applicable, the number of Shares, Options, SARs, Restricted Stock, RSUs, Performance Units and Performance Shares subject to an Award, the exercise price or base price associated with the Award, the time and conditions of vesting, exercise or settlement of the Award and all other terms and conditions of the Award, including, without limitation, the form of the Award Agreement; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of any outstanding Award. The Committee shall, subject to the terms of the Plan, interpret the Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an Award, conditions with respect to the Award, such as limiting competitive employment or other activities. All determinations and decisions made by the Committee and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including Zebra, its stockholders, Employees, Participants, and their estates and beneficiaries.

To the extent permitted by applicable law, including, without limitation, Section 157(c) of the General Corporation Law of the State of Delaware, the Committee may delegate some or all of its authority hereunder to the Board or the Chief Executive Officer as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to the Board or the Chief Executive Officer with regard to an executive officer or who, in the Committee’s judgment, is likely to be an executive officer at any time during the period an Award to such officer would be outstanding or (ii) delegate its power and authority to the Chief Executive Officer with regard to the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or other person.

Section 4
Shares Subject to the Plan and Maximum Awards

4.1. Shares Available for Awards.

(a) The Shares available for Awards may be either authorized and unissued Shares or Shares issued and re-acquired by Zebra. The aggregate number of Shares that may be issued or used for reference purposes under the Plan or with respect to which Awards may be granted shall not exceed 4,000,000 Shares, subject to adjustment as provided in Section 4.3.

(b) In the case of any Award granted in substitution for an award of a company or business acquired by Zebra or a Subsidiary, Shares issued or issuable in connection with such substitute Award shall not be counted against the number of Shares reserved under the Plan, but shall be available under the Plan by virtue of Zebra’s assumption of the plan or arrangement of the acquired company or business.

4.2. Individual Participant Limitations. Unless and until the Committee determines that an Award to an executive officer is not intended to qualify for the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

(a) Subject to adjustment as provided in Section 4.3, the maximum aggregate number of Shares (including Options, SARs, Restricted Stock, RSUs, Performance Units and Performance Shares to be paid out in Shares) that may be granted in any one fiscal year to a Participant shall be 500,000.

(b) The maximum aggregate cash payout (including Performance Awards, Performance Units and Performance Shares paid out in cash) with respect to Awards granted in any one fiscal year that may be made to any Participant shall be $8,000,000.

4.3. Adjustments in Authorized Shares. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Shares other than a regular cash dividend, the number and class of securities available under the Plan, the maximum number of securities available for Awards, the number and class of securities subject to each outstanding Award and, if applicable, the purchase price per security, the maximum number of securities with respect to which Awards may be granted during any calendar year to any person, the terms of each outstanding Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Options and SARs without an increase in the aggregate purchase price or base price. The decision of the Committee regarding any such adjustment shall be final, conclusive and binding. If any such adjustment would result in a fractional security being (a) available under the Plan, such fractional security shall be disregarded, or (b) subject to an award under the Plan, Zebra shall pay the holder of such Award, in connection with the first vesting, exercise or settlement of such Award in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such Award.

Section 5
Eligibility and Participation

5.1. Eligibility. Persons eligible to participate in the Plan include current and future Employees (including officers), Directors and consultants of Zebra and its Subsidiaries, as determined by the Committee.

5.2. Participation. Subject to the provisions of the Plan, the Committee shall determine and designate, from time to time, the Employees, Directors and consultants of Zebra and any Subsidiary to whom Awards shall be granted.

Section 6
Stock Options and Stock Appreciation Rights

6.1. Grants of Options and SARs. Options and SARs may be granted to one or more Participants in such number, upon such terms and conditions, and at any time and from time to time, as determined by the Committee, in its sole discretion. Each Option, or portion thereof, that is not an ISO shall be an NQSO. An ISO may not be granted to any person who is not an employee of Zebra or any parent or subsidiary (as defined in Section 424 of the Code). Each ISO shall be granted within ten years of the date the Plan is adopted by the Board. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which Options designated as ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or any other plan of Zebra, or any parent or subsidiary as defined in Section 424 of the Code) exceeds the amount established by the Code, such Options shall constitute NQSOs. Non-Tandem SARs, Tandem SARs, or any combination of these forms of SARs may be granted.

6.2. Option Price and Base Price. The Award Agreement shall set forth the Option Price or base price for each Option or SAR; provided, that the Option Price shall not be less than 100% of the Fair Market Value on the grant date, and which Option Price may not be subsequently changed by the Committee except pursuant to Section 4.3. With respect to a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the stock of Zebra or any Subsidiary, the Option Price of Shares subject to an ISO shall be at least 110% of the Fair Market Value of such Shares on the ISO’s grant date.

6.3. Term. Each Option or SAR granted to a Participant shall expire at such time as set forth in the Award Agreement, but in no event shall be exercisable later than the 10th anniversary of the grant date. Notwithstanding the foregoing, with respect to ISOs, in the case of a Participant who owns, directly or indirectly, more than 10% of the total combined voting power of all classes of the stock of Zebra or any Subsidiary, no such ISO shall be exercisable later than the fifth anniversary of the grant date.

6.4. Exercise of Options and SARs. Options and SARs shall be exercisable, in whole or in part, at such times and be subject to such restrictions and conditions as set forth in the Award Agreement, which need not be the same for each Award or for each Participant. Options and SARs shall be exercised by the delivery of a written, electronic or other notice of exercise to Zebra, setting forth the number of Shares with respect to which the Option or SAR is to be exercised, accompanied in the case of Options by full payment for the Shares as set forth in Section 6.7. The payment by Zebra to the Participant upon an SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement. If an Award Agreement does not specify the time or times at which the Option or SAR shall become exercisable, the Option or SAR shall become exercisable by the Participant (i) to a maximum cumulative extent of one-third of the Shares or SARs (rounded down to the nearest whole) covered by the Option or SAR on the first anniversary of the grant date, and (ii) to a maximum cumulative extent of two-thirds of the Shares or SARs (rounded down to the nearest whole) covered by the Option or SAR on the second anniversary of the grant date, and (iii) to a maximum cumulative extent of 100% of the Shares or SARs covered by the Option or SAR on the third anniversary of the grant date.

6.5. Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercise; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

6.6. Exercise of Non-Tandem SARs. SARs may be exercised upon the terms and conditions set forth in the Award Agreement. Upon exercise, a Participant shall be entitled to receive payment from Zebra in an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise over the base price by (b) the number of Shares with respect to which the SAR is exercised.

6.7. Option Price Payment. The Option Price upon exercise of any Option shall be payable to Zebra in full either: (a) in cash, (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, (c) a combination (i) and (ii), or (d) in cash by a broker-dealer acceptable to Zebra to whom the holder of the Option has submitted an irrevocable notice of exercise.

Any fraction of a Share which would be required to pay the Option Price shall be disregarded and the remaining amount due shall be paid in cash. No book-entry record or certificate representing Shares shall be made or delivered until the full Option Price and any withholding taxes have been paid (or arrangement made for such payment to Zebra’s satisfaction).

6.8. Termination of Employment, Service as a Director, or Consulting Arrangement. The Award Agreement shall set forth the extent to which a Participant shall have the right to exercise the Option or SAR following termination of employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries. Such provisions need not be uniform among Options or SARs, and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 9.8, in the event that an Award Agreement does not set forth such provisions, the following provisions shall apply:

(a) Retirement, Death or Disability. In the event that a Participant’s employment, service as a Director or consulting arrangement with Zebra and/or any Subsidiary terminates by reason of Retirement, death or Disability, to the extent that the Option or SAR is not exercisable, all Shares covered by the Option or SAR shall immediately become fully exercisable and shall remain exercisable until the earlier of (i) the remainder of the term of the Option or SAR, or (ii) 12 months after the date of termination.

(b) Termination for Cause. In the event that a Participant’s employment, service as a Director or consulting arrangement with Zebra and/or any Subsidiary terminates for Cause, all Options or SARs shall expire immediately and all rights thereunder shall cease upon termination.

(c) Other Termination. In the event that a Participant’s employment, service as a Director or consulting arrangement with Zebra terminates for any reason other than Retirement, death, Disability, or for Cause, all then exercisable Options or SARs shall remain exercisable from the date of termination until the earlier of (i) the remainder of the term of the Option or SAR, or (ii) 90 days after the date of termination. Such Options or SARs shall only be exercisable to the extent that they were exercisable as of such termination date and all unexercisable Options or SARs shall be forfeited.

Section 7
Restricted Stock and Restricted Stock Units

7.1. Grant of Restricted Stock and Restricted Stock Units. Restricted Stock Awards and RSU Awards may be granted to one or more Participants in such number, upon such terms and conditions, and at any time and from time to time, as determined by the Committee, in its sole discretion. If no Period of Restriction is set forth in the Award Agreement, the transfer and any other restrictions shall lapse (i) to a maximum cumulative extent of one-third of the Shares or RSUs (rounded to the nearest whole) covered by the Award on the first anniversary of the grant date, (ii) to a maximum cumulative extent of two-thirds of the Shares or RSUs (rounded to the nearest whole) covered by the Award on the second anniversary of the grant date, and (iii) to a maximum cumulative extent of 100% of the Shares or RSUs covered by the Award on the third anniversary of the grant date.

7.2. Restrictions. Subject to Section 9.1, such other conditions and/or restrictions on any Shares of Restricted Stock or RSUs may be imposed as set forth in the Award Agreement, including without limitation, a requirement that Participants pay a purchase price for each Share of Restricted Stock or RSU, restrictions based upon the achievement of Performance Targets with respect to one or more Performance Goals (company-wide, subsidiary-wide, divisional, and/or individual), time-based restrictions on vesting, which may or may not be following the attainment of the Performance Targets, sales restrictions under applicable stockholder agreements or similar agreements, and/or restrictions under applicable federal or state securities laws.

7.3. Voting Rights, Dividends and Other Distributions. Unless otherwise set forth in the Award Agreement, Participants to whom Shares of Restricted Stock have been granted may exercise full voting rights with respect to those Shares during the Period of Restriction and shall be credited with regular cash dividends paid with respect to the underlying Shares while they are so held during the Period of Restriction. The Award Agreement may contain restrictions on the dividends and other distributions.

7.4. Termination of Employment, Service as a Director, or Consulting Arrangement. The Award Agreement shall set forth the extent to which a Participant shall have the right to receive or settle unvested Shares of Restricted Stock or RSUs following termination of employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries. Such provisions need not be uniform among Restricted Stock Awards and RSU Awards, and may reflect distinctions based on the reasons for termination of employment including, but not limited to, termination of employment for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 9.8, in the event that an Award Agreement does not set forth such provisions, the following provisions shall apply:

(a) Retirement, Death or Disability. In the event that a Participant’s employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries is terminated due to Retirement, death or Disability, all Shares of Restricted Stock and RSUs shall immediately become fully vested on the date of termination and any restrictions shall lapse.

(b) Other Termination. In the event that a Participant’s employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries is terminated for any reason other than Retirement, death or Disability, all Shares of Restricted Stock and RSUs that are unvested at the date of termination shall be forfeited.

Section 8
Performance Awards, Performance Units and Performance Shares

8.1. Grant of Performance Awards, Performance Units and Performance Shares. Performance Awards, Performance Units and Performance Shares may be granted to one or more Participants in such number, upon such terms and conditions, and at any time and from time to time, as determined by the Committee, in its sole discretion.

8.2. Termination of Employment, Service as a Director or Consulting Arrangement. The Award Agreement shall set forth the extent to which the Participant shall have the right to receive payment for Performance Awards, Performance Units and/or Performance Shares following termination of the Participant’s employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries. Such provisions need not be uniform among Performance Awards, Performance Unit Awards and Performance Share Awards, and may reflect distinctions based on the reasons for such termination, including, but not limited to, termination for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Section 9.8, in the event that an Award Agreement does not set forth such provisions, the following provisions shall apply:

(a) Retirement, Death or Disability. In the event that a Participant’s employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries is terminated during a Performance Period, or prior to the date of the payment of the Performance Award, Performance Unit and/or Performance Share Award, due to Retirement (except with respect to Awards to executive officers that are intended to qualify for the Performance-Based Exception), death or Disability, the Participant shall receive a prorated payout of the Performance Awards, Performance Units and/or Performance Shares.

(b) Other Termination. In the event that a Participant’s employment, service as a Director, or consulting arrangement with Zebra and/or its Subsidiaries is terminated during a Performance Period, or prior to the date of the payment of the Performance Award, Performance Unit and/or Performance Share Award, for any reason other than a reason set forth in Section 8.2(a), all Performance Awards, Performance Unit Awards and Performance Share Awards shall be forfeited.

Section 9
General

9.1 Performance Goals. Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general Performance Goals set forth in this Section 9.1, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to executive officers that are intended to qualify for the Performance-Based Exception, the Performance Goals and Performance Targets to be used for purposes of such grants shall be established by the Committee in writing, shall be objectively measurable and shall be stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: revenue; primary or fully-diluted earnings per Share; earnings before interest, taxes, depreciation, and/or amortization; adjusted earnings before interest, taxes, depreciation, and/or amortization; pretax income; adjusted pretax income; cash flows from operations; total cash flows; bookings; return on equity; return on invested capital; return on assets; net operating profits after taxes; economic value added; total stockholder return or return on sales; or any individual Performance Goal which is measured solely in terms of quantitative targets related to Zebra or Zebra’s business, or any combination thereof. In addition, Performance Goals and Performance Targets may be based on one or more business criteria, one or more business units or divisions of Zebra or the applicable sector, or Zebra as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Target need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). The Performance Targets for any Performance Period may be measured on an absolute basis or in relation to a peer group or an index.

For each Award intended to qualify for the Performance-Based Exception, the Committee shall establish the applicable Performance Goal(s) and Performance Target(s) for that Award no later than the latest date that the Committee may establish such goals and targets without jeopardizing the ability of the Award to qualify for the Performance-Based Exception.

The degree of payout and/or vesting of such Awards intended to qualify for the Performance-Based Exception shall be determined based upon the written certification of the Committee as to the extent to which the Performance Targets and any other material terms and conditions precedent to such payment and/or vesting have been satisfied. The Committee shall have the sole discretion to adjust the determinations of the degree of attainment of the Performance Targets; provided, however, that the Performance Targets applicable to Awards which are intended to qualify for the Performance-Based Exception, and which are held by executive officers, may not be adjusted so as to increase the payment under the Award (the Committee shall retain the sole discretion to adjust such Performance Targets upward, or to otherwise reduce the amount of the payment and/or vesting of the Award relative to the Performance Targets).

In the event that applicable tax and/or securities laws change to permit Committee sole discretion to alter the governing Performance Goals and Performance Targets without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. Nothing contained herein shall be construed to preclude the Committee from granting awards to executive officers that are not intended to qualify for the Performance-Based Exception.

9.2. Non-Transferability of Awards. All ISOs granted to a Participant shall be exercisable during his or her lifetime only by the Participant. Unless otherwise specified in the Agreement relating to an Award, no Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by Zebra. Except to the extent permitted by the foregoing sentence or the Agreement relating to an Award, each Award may be exercised or settled during the Participant’s lifetime only by the Participant or the Participant’s legal representative or similar person. Except to the extent permitted by the second preceding sentence or the Agreement relating to an Award, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.

9.3 Beneficiary Designation. If permitted by Zebra, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by Zebra, and will be effective only when filed by the Participant in writing with Zebra’s Human Resources Department during the Participant’s lifetime. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding Option and SAR hereunder held by such Participant, to the extent exercisable, may be exercised by such Participant’s executor, administrator, legal representative or similar person. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

9.4 Deferrals; Compliance with Section 409A. The Committee, in its sole discretion, may include in an Award Agreement provisions that permit a Participant to defer receipt of payment of cash or delivery of Shares that would otherwise be due to such Participant upon the exercise, lapse or waiver of restrictions, or satisfaction of any requirements, goal or target with respect to such Award. Such deferral provisions shall be consistent with Section 409A of the Code and applicable regulations and shall be made in accordance with such terms and conditions as the Committee may establish from time to time or as may be provided in any employment agreement between Zebra and the Participant or in any deferred compensation plan maintained by Zebra.

9.5. No Guarantee of Employment or Service or Right to Participate. Nothing in the Plan shall interfere with or limit in any way the right of Zebra to terminate any Participant’s employment or consulting arrangement at any time, nor confer upon any Participant any right to continue in the employ of or consulting arrangement with Zebra or any Subsidiary. Temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among Zebra and its Subsidiaries, shall not be considered to terminate employment or to interrupt continuous employment. Temporary cessation of the provision of consulting services because of illness, vacation or any other reason approved in advance by Zebra shall not be considered a termination of the consulting arrangement or an interruption of the continuity thereof.

Except as otherwise provided in an Award Agreement, conversion of a Participant’s employment relationship to a consulting arrangement, or vice versa, shall not result in termination of previously granted Awards. No Employee, Director or consultant shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

9.6. Right of Setoff; Recoupment. Zebra or any Subsidiary may, to the extent permitted by applicable law and which would not trigger tax under Section 409A of the Code, deduct from and set off against any amounts Zebra or Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to Zebra, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section. Any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any applicable “clawback” or other recoupment policies that Zebra has in place from time to time.

9.7 Section 83(b) Election. No election under Section 83(b) of the Code to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code or under a similar provision of the laws of a jurisdiction outside the United States may be made, unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing before the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify Zebra of such election within ten days after filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

9.8. Change in Control.

(a) Notwithstanding any provision in the Plan or any Award Agreement, in the event of a Change in Control pursuant to Section 2.5(c) or (d) in connection with which (i) holders of Shares receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act (disregarding the payment of cash in lieu of fractional shares) and (ii) outstanding Options, SARs, Restricted Stock Awards and RSU Awards are assumed or provision is made for the continuation of outstanding Options, SARs, Restricted Stock Awards and RSU Awards after the Change in Control, then, subject to Section 4.3, all outstanding Options, SARs, Restricted Stock Awards and RSU Awards shall continue in accordance with their terms and there shall be substituted for each Share available under the Plan, whether or not then subject to an outstanding Award, the number and class of shares into which each outstanding Share shall be converted pursuant to such Change in Control; provided, however, in the event of any such substitution, the purchase price per share in the case of an Option and the base price in the case of an SAR shall be appropriately adjusted by the Committee (whose determination shall be final, binding and conclusive), such adjustments to be made in the case of outstanding Options and SARs without an increase in the aggregate purchase price or base price; provided, further, that in the event a Participant’s employment with Zebra and its Subsidiaries is terminated by the Participant for Good Reason or by Zebra or any Subsidiary without Cause on or after the date of such Change in Control and on or prior to the one-year anniversary date of such Change in Control, then all outstanding Options and SARs held by the Participant under the Plan shall become exercisable in full as of the effective date of the termination of employment and, along with any then unexercised portions of such Options and SARs, shall remain exercisable through the remaining term of such Options and SARs, as applicable, and all outstanding Restricted Stock Awards and RSU Awards held by the Participant under the Plan shall become fully vested as of the effective date of the termination of employment and the remainder of any Period of Restriction relating to such Restricted Stock Awards and RSU Awards shall lapse; provided, further, that upon the occurrence of such Change in Control the Performance Periods applicable to all outstanding Awards shall lapse and the Performance Goals applicable to such Awards shall be deemed to be satisfied at the higher of (A) the amount of such Award that is payable or earned upon satisfaction of the applicable Performance Goals at the target level and (B) the amount that would be accrued under generally accepted accounting principles as of the date of the occurrence of such Change in Control and, along with any then unexercised portion(s) of any such

Options and SARs as to which a Performance Period lapses, shall remain exercisable through the remaining terms of such Options and SARs, as applicable.

(b) Notwithstanding any provision in the Plan or any Award Agreement and unless otherwise provided in a Participant’s employment or other agreement, in the event of a Change in Control pursuant to Section 2.5(a) or (b), or in the event of a Change in Control pursuant to Section 2.5(c) or (d) in connection with which (i) holders of Shares do not receive consideration consisting solely of shares of common stock that are registered under Section 12 of the Exchange Act or (ii) outstanding Options and SARs are not assumed or provision is not made for the continuation of outstanding Options and SARs after the Change in Control, each outstanding Award shall be surrendered to Zebra by the holder thereof, and each such Award shall immediately be canceled by Zebra, and the holder shall receive, within ten days of the occurrence of such Change in Control, a cash payment from Zebra (or any successor) in an amount equal to (i) in the case of an Option, the number of Shares then subject to such Option, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to Zebra stockholders in any transaction whereby such Change in Control takes place or (B) the Fair Market Value of a Share on the date of occurrence of such Change in Control, over the Option Price per Share subject to the Option, (ii) in the case of a Non-Tandem SAR, the number of Shares then subject to such SAR, multiplied by the excess, if any, of the greater of (A) the highest price per Share offered to Zebra stockholders in any transaction whereby such Change in Control takes place or (B) the Fair Market Value of a Share on the date of occurrence of such Change in Control, over the base price of the SAR, (iii) in the case of a Restricted Stock Award, RSU Award, Performance Unit Award or Performance Share Award, the number of Shares, number of units or number of Performance Shares, as the case may be, then subject to such Award, multiplied by the greater of (A) the highest per Share price offered to Zebra stockholders in any transaction whereby such Change in Control takes place or (B) the Fair Market Value of a Share on the date of occurrence of such Change in Control, and (iv) in the case of a Performance Award, the higher of (A) the target amount of such Award that is payable upon satisfaction of the applicable Performance Goals at the target level and (B) the amount that would be accrued under generally accepted accounting principles as of the date of the occurrence of such Change in Control. In the event of such Change in Control, each Tandem SAR shall be surrendered by the holder thereof and shall be canceled simultaneously with the cancellation of the related Option. Zebra may, but is not required to, cooperate with any person who is subject to Section 16 of the Exchange Act to assure that any cash payment in accordance with the foregoing to such person is made in compliance with Section 16 and the rules and regulations thereunder.

9.9. Amendment, Modification, and Termination. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to Zebra’s stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Shares may then be listed or quoted and the Board may otherwise, in its sole discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided, further, that, without the consent of an affected Participant, no Board or Committee action may materially and adversely affect the rights of such Participant under any outstanding Award, unless such action is determined by the Board or Committee in good faith to be necessary to comply with any applicable law, regulation or rule (including Section 409A of the Code). Subject to the preceding sentence, the Committee may waive or modify any term of an Award to the extent that the terms of the Award Agreement, taking the waiver or modification into account, would have been permissible if included in the original Award Agreement, but shall have no authority to waive or modify any other Award term after the Award has been granted to the extent that the waived or modified term was mandatory under the Plan.

9.10. Tax Withholding. Zebra shall have the power and the right to deduct or withhold, or require a Participant to remit to Zebra, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or RSUs, upon the satisfaction of Performance Targets, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of Zebra, to satisfy the withholding requirement, in whole or in part, by having Zebra withhold Shares having a Fair Market Value on the date the tax is to be determined in an amount that does not exceed the minimum statutory total tax which would be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that Zebra deems appropriate.

9.11. Unfunded Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of Zebra; provided, however, that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet Zebra’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

9.12 Forfeitures; Fractional Shares. Unless otherwise determined by Zebra, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. Zebra shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

9.13. No Repricing of Options or Stock Appreciation Rights. Notwithstanding anything in this Plan to the contrary and subject to Section 4.3, the terms of outstanding Options or SARs may not be amended to reduce the exercise price or base price, as the case may be, and no Option or SAR shall be canceled in exchange for cash, other Awards or Options or SARs with an exercise price or base price that is less than the exercise price or base price of the original Option or SAR without the approval of a majority of the votes cast affirmatively or negatively by the holders of the Shares present in person or represented by proxy at a meeting in which the reduction of such exercise price or base price, or the cancellation and regranting of an Award, as the case may be, is considered for approval.

9.14. Compliance with Section 162(m) of the Code. Zebra intends that Options, SARs and other Awards granted to executive officers who constitute covered employees under Section 162(m) of the Code shall satisfy the requirements of the Performance-Based Exception, unless otherwise determined by the Committee when the Award is granted. Accordingly, the Plan and Award Agreements shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. If any provision of the Plan or any Award Agreement designated as intended to satisfy the Performance-Based Exception does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person sole discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable Performance Goals. With respect to any Option, SAR, or other Award designed to be exempt from the requirements of Section 409A of the Code, Zebra reserves the right to delay a Participant’s exercise or the lapse or satisfaction of restrictions of such Award if Zebra reasonably determines that issuance or payment under the Award would not be deductible by reason of Section 162(m) of the Code. With respect to any other Award, payment of any amount that Zebra reasonably determines would not be deductible by reason of Section 162(m) of the Code shall be deferred until the earlier of the earliest date on which Zebra reasonably determines that the deductibility of the payment will not be so limited, or the year following the termination of employment.

9.15. Awards to Participants Outside the United States. The Committee may modify the terms of any Award made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions, applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

9.16. Successors. All obligations of Zebra under the Plan with respect to Awards shall be binding on any successor to Zebra, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of Zebra or otherwise.

9.17. Governing Law; Venue. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. Any dispute, controversy or claim arising out of or relating to the Plan or any award under the Plan shall be brought only in a court of competent jurisdiction in the United States District Court for the Northern District of Illinois, and no other court, agency or tribunal shall have jurisdiction to resolve any such dispute, controversy or claim.

9.18. Incapacity of Recipient. If the Committee is served with a court order holding that a person entitled to a distribution under the Plan is incapable of personally receiving and giving a valid receipt for such distribution, the Committee shall postpone payment until such time as a claim therefore shall have been made by a duly appointed guardian or other legal representative of such person. The Committee is under no obligation to inquire or investigate as to the competency of any person entitled to a distribution. Any payment to an appointed guardian or other legal representative under this Section shall be a payment for the account of the incapacitated person and a complete discharge of any liability of Zebra and the Plan therefor.

9.19. Other Plans. Nothing contained in the Plan shall prevent the Committee or Zebra from adopting other non-stockholder approved plans, policies and arrangements for granting incentives and other compensation to employees of the Company and its Subsidiaries or adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

ZEBRA TECHNOLOGIES CORPORATION 3 OVERLOOK POINT LINCOLNSHIRE, IL 60069
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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ZEBRA TECHNOLOGIES CORPORATION

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors

Nominees:

Class I (term to expire 2018)

	01)	Richard L. Keyser
	02)	Ross W. Manire

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Proposal to approve, by non-binding vote, compensation of named executive officers.	☐	☐	☐

3.	Proposal to approve the 2015 Short-Term Incentive Plan.	☐	☐	☐

4.	Proposal to approve the 2015 Long-Term Incentive Plan.	☐	☐	☐

5.	Proposal to ratify Ernst & Young as Independent Auditors.	☐	☐	☐

For address changes and/or comments, mark here. (see reverse for instructions)	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in the full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please do not vote by more than one method. Your vote last received will be your official vote. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 14, 2015:
Zebra's Proxy Statement for the 2015 Annual Meeting of Stockholders and the Annual Report to Stockholders for the
year ended December 31, 2014, are available at: https://materials.proxyvote.com/989207.

M89085-P59868
ZEBRA TECHNOLOGIES CORPORATION

Revocable Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MAY 14, 2015, AND AT ANY ADJOURNMENT THEREOF.

The undersigned stockholder of Zebra Technologies Corporation, a Delaware corporation, hereby appoints Douglas A. Fox and Jim L. Kaput as proxies for the undersigned, and each of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders to be held at the Hyatt Regency Long Island at Wind Watch Golf Club, 1717 Motor Parkway, Hauppauge, New York 11788, on Thursday, May 14, 2015, at 10:30 a.m., Eastern Time, or any adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned.

NOTE: The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If this Proxy is executed but no direction is given, the votes entitled to be cast by the undersigned will be cast "FOR" the nominees for director, and "FOR" proposals 2, 3, 4 and 5 in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment thereof. This Proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of Zebra prior to the meeting or by filing with the Secretary of Zebra prior to the meeting, a later-dated Proxy. If the undersigned is present and wants to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this Proxy by giving written notice of such revocation to the Secretary of Zebra on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Zebra called for May 14, 2015, and of the Proxy Statement for the Annual Meeting prior to the signing of this Proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on May 14, 2015.

Zebra's Proxy Statement for the 2015 Annual Meeting of Stockholders and the Annual Report to
Stockholders for the year ended December 31, 2014, are available at: https://materials.proxyvote.com/989207.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued on reverse side)